Exhibit 2.1

Execution Version

CROWN PINE PURCHASE AGREEMENT

by and among

CROWN PINE PARENT, L.P.,

CROWN PINE REIT, INC.,

GPT1 LLC,

CROWN PINE TIMBER 1, L.P.,

and

CREEK PINE HOLDINGS, LLC

Dated as of May 14, 2018

i

CROWN PINE PURCHASE AGREEMENT

This CROWN PINE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2018 (the “Effective Date”), by and among Crown Pine Parent, L.P., a Delaware limited partnership (“CP Parent LP”), Crown Pine REIT, Inc., a Delaware corporation (“CP REIT”), and GPT1 LLC, a Delaware limited liability company (“GPT1” and together with CP Parent LP and CP REIT, collectively, the “Sellers” and each a “Seller”), Crown Pine Timber 1, L.P., a Delaware limited partnership (“Crown Pine Timber 1” or the “Company”), and Creek Pine Holdings, LLC, a Delaware limited liability company (the “Buyer”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article XIII below.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding Partnership Interests; and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Partnership Interests, pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE PARTNERSHIP INTERESTS

Section 1.1 Purchase and Sale

. Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall purchase, acquire and accept from the Sellers, and the Sellers shall sell, convey, assign and transfer to the Buyer, the Partnership Interests, free and clear of all Liens and Permitted Liens (other than those Permitted Liens described in clauses (xii) of the definition thereof), in exchange for cash consideration in the amount of the Purchase Price.

Section 1.2 Closing

. The closing of the purchase and sale of the Partnership Interests (the “Closing”) shall take place as described in Article IX; provided, that the closing conditions set forth in Article VIII shall have been satisfied or waived in writing as provided therein at or prior to the Closing. The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date.”

Section 1.3 Earnest Money

. On or before the date that is seven (7) days after the Effective Date, and in consideration of the covenants and agreements of the Sellers hereunder, the Buyer shall deposit an amount equal to $30,000,000 (together with any interest accrued thereon, the “Earnest Money Deposit”) with First American Title Insurance Company, Six Concourse Parkway, Suite 2000, Atlanta, GA 30328, Attention Vicky Griffin (the “Escrow Agent”). The Earnest Money Deposit shall be held by the Escrow Agent in a separate interest bearing account, in accordance with the terms of an escrow agreement, substantially in the form of Exhibit A hereto, to be executed by the Buyer, the Sellers and the Escrow Agent (the “Earnest Money Escrow Agreement”). If the Closing is consummated pursuant to the terms of this Agreement, then, at Closing, the Earnest Money Deposit shall be delivered to the Sellers and applied to the payment of the Purchase Price. If the transactions contemplated hereby are not consummated for any reason, the Earnest Money Deposit shall be paid as set forth in Section 12.2 hereof.

Section 1.4 Purchase Price Allocation

. Within thirty (30) days prior to the Closing Date, the Sellers shall prepare a draft preliminary allocation of the Purchase Price and applicable liabilities among the Company and its Subsidiaries and their assets (the “Preliminary Purchase Price Allocation”) for the review and approval of the Buyer in a manner consistent with the treatment of Buyer as purchasing all of the assets of the Company pursuant to Revenue Ruling 99-6. The Sellers and the Buyer shall negotiate in good faith to agree upon a final Preliminary Purchase Price Allocation prior to the Closing. After the Closing, the Buyer and the Sellers agree to cooperate in good faith to determine the final “Purchase Price Allocation” which shall not deviate substantially from the Preliminary Purchase Price Allocation. The Purchase Price Allocation shall be prepared in accordance with the applicable provisions of the Code. The Buyer and the Company shall file all Tax Returns and information reports in a manner consistent with the Purchase Price Allocation.

ARTICLE II

CONSIDERATION AND MANNER OF PAYMENT

Section 2.1 Payments at Closing

.

(a) Closing Date Cash Payment. On the Closing Date, the Buyer shall pay to the Sellers an aggregate amount equal to the Closing Date Cash Payment by wire transfer of immediately available funds to the bank account specified by the Sellers. The Sellers shall specify such account in writing at least two (2) Business Days prior to the Closing Date.

(b) Payment of Sellers Indebtedness. On the Closing Date, the Sellers shall pay, through the Escrow Agent, from the Closing Date Cash Payment, the Sellers Indebtedness, by wire transfer of immediately available funds, to the Persons or bank accounts and in the amounts specified, in the Collateral Release Letter, a form of which is attached hereto as Exhibit Q, as the amounts set forth therein are updated pursuant to the Make-Whole Two-Day Notices identified in the form Collateral Release Letter, which shall be completed and provided to the Buyer at least two (2) Business Days prior to the Closing Date.

(c) Payment of Sellers Transaction Expenses. On the Closing Date, the Buyer shall pay, or cause to be paid on behalf of the Sellers, the Company and its Subsidiaries, the Estimated Sellers Transaction Expenses, by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified by the Sellers on Schedule 2.1(c) to be provided to the Buyer at least two (2) Business Days prior to the Closing Date.

(d) Purchase Price Escrow Amount. On the Closing Date, the Buyer shall deposit an amount in cash equal to $4,000,000 (the “Purchase Price Escrow Amount”) into an escrow account (the “Purchase Price Escrow Account”) with the Escrow Agent, to be held and disbursed pursuant to that certain escrow agreement, dated as of the Closing Date, by and among the Buyer, the Sellers and the Escrow Agent, substantially in the form and on terms and conditions as set forth in Exhibit C attached hereto (the “Purchase Price Escrow Agreement”). The Purchase Price Escrow Amount shall be used solely to satisfy any payment obligations of the Sellers under the Purchase Price adjustments set forth in Section 2.2 and Section 2.3 of this Agreement.

(e) Payment of Company Indebtedness. On the Closing Date, the Buyer shall pay, or cause to be paid on behalf of the Sellers, the Company Indebtedness, if any, by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified by the Sellers on Schedule 2.1(e) to be provided to the Buyer at least two (2) Business Days prior to the Closing Date.

Section 2.2 Adjustments to Purchase Price

.

(a) Adjustments to Purchase Price at the Closing.

(i) Net Working Capital. Within five (5) to ten (10) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a certificate of GPT1 that contains a reasonable good faith estimate of the Net Working Capital of the Company and its Subsidiaries as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Estimated Net Working Capital”). If the Estimated Net Working Capital is less than the Target Net Working Capital (such deficiency, the “Estimated Net Working Capital Deficit”), then the Closing Date Cash Payment shall be reduced dollar-for-dollar by the amount of such Estimated Net Working Capital Deficit. If the Estimated Net Working Capital is greater than the Target Net Working Capital (such excess, the “Estimated Net Working Capital Surplus”), then the Closing Date Cash Payment shall be increased dollar-for-dollar by the amount of such Estimated Net Working Capital Surplus. The Parties agree that the Net Working Capital will reflect any liability for deferred revenue that the Buyer will earn and recognize for U.S. federal income Tax purposes post-Closing.

(ii) Estimated Cash on Hand, Company Indebtedness and Sellers Transaction Expenses. Within five (5) to ten (10) Business Days prior to the Closing

Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a certificate of GPT1 that contains a reasonable good faith estimate of (A) the amount of Cash on Hand of the Company and its Subsidiaries as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Estimated Cash on Hand”), (B) the amount of Company Indebtedness as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Estimated Company Indebtedness”) and (C) the amount of unpaid Sellers Transaction Expenses as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Estimated Sellers Transaction Expenses”), which estimates shall be, in all cases, reasonably acceptable to the Buyer.

(iii) Estimated Capital Expenditures. Within five (5) to ten (10) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a certificate of GPT1 that contains a reasonable good faith estimate of the difference between (A) the amount of capital expenditures (the “Estimated Capital Expenditures Amount”) made by the Company and its Subsidiaries for the period beginning on June 30, 2017 and the last day of the most recently ended full calendar month prior to the Closing Date (the “Capital Expenditures Adjustment Period”) and (B) the applicable Capital Expenditure Target (“Capital Expenditure Target”) for such period as defined and as set forth on Schedule 2.2(a)(iii). If the Estimated Capital Expenditures Amount is less than 95% of the applicable Capital Expenditure Target, then the Closing Date Cash Payment shall be reduced dollar-for-dollar by the difference between (x) 95% of the applicable Capital Expenditure Target and (y) the Estimated Capital Expenditures Amount (the “Estimated Capital Expenditures Deficit”). If the Estimated Capital Expenditures Amount is greater than 105% of the applicable Capital Expenditure Target, then the Closing Date Cash Payment shall be increased dollar-for-dollar by the difference between (x) the Estimated Capital Expenditures Amount and (y) 105% of the applicable Capital Expenditure Target (the “Estimated Capital Expenditures Surplus”). Notwithstanding the foregoing, no adjustment to the Closing Date Cash Payment shall be made if the Estimated Capital Expenditures Amount is between (x) 95% of the applicable Capital Expenditure Target and (y) 105% of the applicable Capital Expenditure Target.

(b) Closing Date Schedule. As soon as practicable after the Closing Date, but no later than the ninetieth (90th) day following the Closing Date, the Sellers shall prepare and cause the Company’s outside accountant, KPMG LLP (the “Outside Accountant”), to review, and deliver to the Buyer: (A) a combined balance sheet of the Company, its Subsidiaries and the LogCo Components, as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Closing Date Balance Sheet”), prepared in accordance with GAAP and applied on a basis consistent with that employed in the preparation of the Latest Balance Sheet, and (B) a schedule (the “Closing Schedule”) setting forth a calculation of (i) the Net Working Capital of the Company and its Subsidiaries as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Closing Date Net Working Capital”), (ii) the Cash on Hand of the Company and its Subsidiaries as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Closing Date Cash on Hand”), (iii) the Company Indebtedness as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Closing Date Company Indebtedness”), (iv) the unpaid Sellers Transaction Expenses as of 11:59 PM Pacific Time on the day prior to the Closing Date (the “Closing Date Sellers Transaction Expenses”), (v) the capital expenditures of the Company and its Subsidiaries for the Capital Expenditures Adjustment Period (the “Closing Date Capital Expenditures Amount”), and (vi) the amount, if any, by which the

Closing Date Net Working Capital, Closing Date Cash on Hand, Closing Date Company Indebtedness, Closing Date Sellers Transaction Expenses, Closing Date Capital Expenditures Amount is less than or greater than the Estimated Net Working Capital, Estimated Cash on Hand, Estimated Company Indebtedness, Estimated Sellers Transaction Expenses or Estimated Capital Expenditures Amount as the case may be. The Sellers shall cause the Outside Accountant to make available to the Buyer and its auditors all records and work papers used in preparing the Closing Date Balance Sheet and the Closing Schedule. Fifty percent (50%) of all of the expenses of the Outside Accountant shall be borne by the Buyer, and fifty percent (50%) of all of the expenses of the Outside Accountant shall be borne by the Sellers.

(i) Protest Notice. Within thirty (30) days after the Outside Accountant’s delivery of the Closing Date Balance Sheet and the Closing Schedule to the Buyer and the Sellers, either Party’s Representative may deliver written notice (the “Protest Notice”), to the other Party, of any objections, and the basis therefor, which such Party may have to the Closing Date Balance Sheet and/or the Closing Schedule. The failure of either the Buyer and/or the Sellers to deliver such Protest Notice within the prescribed time period will constitute the Buyer and/or the Sellers’, as the case may be, irrevocable acceptance of the Closing Date Balance Sheet and the Closing Schedule prepared and delivered by the Outside Accountant. If either Party delivers a Protest Notice within the prescribed time period, then the Sellers and the Buyer will use Reasonable Efforts to resolve any disagreements as to the items set forth on the Closing Date Balance Sheet and/or the Closing Schedule, within thirty (30) days after delivery of the Protest Notice. Any undisputed amount due from the Sellers to the Buyer or the Buyer to the Sellers, as the case may be (an “Interim Payment”), shall be paid within five (5) Business Days after delivery of the Protest Notice.

(ii) Resolution of Protest. If the Buyer and the Sellers are unable to resolve any disagreement with respect to the Closing Date Balance Sheet and/or the Closing Schedule within thirty (30) days following the delivery of any Protest Notice, then either the Sellers or the Buyer may refer the items in dispute to PricewaterhouseCoopers LLP (the “Independent Accountant”). In such case, the Sellers and the Buyer will jointly retain the Independent Accountant and direct it to render a written report setting forth its determination of the Closing Date Balance Sheet and/or the Closing Schedule, resolving any and all items in dispute (as set forth in the Protest Notice), not later than thirty (30) days after the Independent Accountant’s acceptance of its retention. The Sellers and the Buyer shall each submit to the Independent Accountant and to each other a binder setting forth their respective computations of any disputed items set forth on the Closing Date Balance Sheet and/or the Closing Schedule and specific information, evidence and support for their respective positions as to all items in dispute. Neither the Sellers nor the Buyer shall have or conduct any communication, either written or oral, with the Independent Accountant regarding the items referred for determination without the other Party either being present or receiving a concurrent copy of any written communication. The Independent Accountant may conduct a conference concerning the objections and disagreements between the Sellers and the Buyer, at which conference each of the Sellers and the Buyer shall have the right to (A) present its documents, materials and other evidence included in its previously provided binder and (B) have present its or their Representatives. The Sellers and the Buyer shall cause their respective Representatives to cooperate reasonably with the Independent Accountant during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Date Balance Sheet, the Closing Schedule or the Purchase Price as promptly as reasonably practicable. The Independent Accountant shall conduct its review, resolve all disputes and, to the extent necessary, compute any disputed items set forth on the Closing Date Balance Sheet and/or the Closing Schedule based solely on the binders submitted by the Sellers and the Buyer (not by independent review). The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties. In resolving any disputed item, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by either the Sellers or the Buyer, or less than the lowest value for such item claimed by either the Sellers or the Buyer, in each case as presented to the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid (x) by the Sellers if the final calculation of the Purchase Price determined by the Independent Accountant is closer to the Purchase Price proposed by the Buyer than the Purchase Price proposed by the Sellers, (y) by the Buyer if the final calculation of the Purchase Price determined by the Independent Accountant is closer to the Purchase Price proposed by the Sellers than the Purchase Price proposed by the Buyer, and (z) otherwise, the Buyer and the Sellers shall each pay fifty percent (50%) of such fees and expenses.

(iii) Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Balance Sheet or the Closing Schedule shall be resolved solely and exclusively as set forth in this Section 2.2(b). The scope of the disputed items to be resolved by the Independent Accountant shall be limited to whether the Closing Date Balance Sheet and the Closing Schedule were prepared in accordance with the terms of this Agreement. The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties and shall not be subject to collateral attack for any reason. The Parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction.

(c) Final Net Working Capital Adjustment. Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the Closing Schedule, or the failure of the Sellers or the Buyer to submit a timely Protest Notice: (A) if the Closing Date Net Working Capital is less than the Estimated Net Working Capital, then the Sellers shall cause to be paid to the Buyer the amount of such difference (taking into account any Interim Payments already made) (such deficiency, the “Closing Date Net Working Capital Deficit”) by wire transfer of immediately available funds to the bank account specified by the Buyer, or (B) if the Closing Date Net Working Capital is greater than the Estimated Net Working Capital, then the Buyer shall pay to the Sellers the amount of such Closing Date Net Working Capital Surplus (taking into account any Interim Payments already made) (such excess, the “Closing Date Net Working Capital Surplus”) by wire transfer of immediately available funds to the bank account specified by the Sellers. Such payments shall include interest from and including the Closing Date, up to, but excluding, the date of payment at the rate of nine percent (9%) per annum, compounded annually. All payments made pursuant to this Section 2.2(c) shall be treated by all Parties as an adjustment to the Purchase Price.

(d) Final Capital Expenditures Adjustment. Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the Closing Schedule,

or the failure of the Sellers or the Buyer to submit a timely Protest Notice: if substituting the Closing Date Capital Expenditures Amount for the Estimated Capital Expenditures Amount in Section 2.2(a)(iii) would have resulted in an Estimated Capital Expenditures Surplus, Estimated Capital Expenditures Deficit or no adjustment (zero) (the “Final Capital Expenditures Adjustment Amount”), the Buyer or Seller shall pay, as applicable, by wire transfer of immediately available funds to the bank account specified by the Buyer or the Seller, as applicable, an amount (taking into account any Interim Payments already made) such that the total actual Purchase Price adjustment contemplated in Section 2.2(a)(iii) with respect to the Estimated Capital Expenditures Amount and this Section 2.2(d) shall be equal to the adjustment applicable to the Final Capital Expenditures Adjustment Amount. Such payments shall include interest from and including the Closing Date, up to, but excluding, the date of payment at the rate of nine percent (9%) per annum, compounded annually.

(e) Final Cash on Hand, Company Indebtedness and Sellers Transaction Expenses Adjustments.

(i) Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the Closing Schedule, or the failure of the Sellers or the Buyer to submit a timely Protest Notice (A) if the Closing Date Cash on Hand is less than the Estimated Cash on Hand, then, subject to Section 2.2(e)(iv) below, the Sellers shall cause to be paid to the Buyer the amount of such difference (taking into account any Interim Payments already made) by wire transfer of immediately available funds to the bank account specified by the Buyer, or (B) if the Closing Date Cash on Hand is greater than the Estimated Cash on Hand, then, subject to Section 2.2(e)(iv) below, the Buyer shall pay to the Sellers the amount of such difference (taking into account any Interim Payments already made) by wire transfer of immediately available funds to the bank account specified by the Sellers.

(ii) Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the Closing Schedule, or the failure of the Sellers or the Buyer to submit a timely Protest Notice (A) if the Closing Date Company Indebtedness is greater than the Estimated Company Indebtedness, then, subject to Section 2.2(e)(iv) below, the Sellers shall cause to be paid to the Buyer the amount of such difference (taking into account any Interim Payments already made) by wire transfer of immediately available funds to the bank account specified by the Buyer, or (B) if the Closing Date Company Indebtedness is less than the Estimated Company Indebtedness, then, subject to Section 2.2(e)(iv) below, the Buyer shall pay to the Sellers the amount of such difference (taking into account any Interim Payments already made) by wire transfer of immediately available funds to the bank account specified by the Sellers.

(iii) Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the Closing Schedule, or the failure of the Sellers or the Buyer to submit a timely Protest Notice (A) if the Closing Date Sellers Transaction Expenses are greater than the Estimated Sellers Transaction Expenses, then, subject to Section 2.2(e)(iv) below, the Sellers shall cause to be paid to the Buyer, the amount of such difference (taking into account any Interim Payments already made) by wire transfer of immediately available funds to the bank account specified by the Buyer, or (B) if the Closing Date Sellers Transaction Expenses are less than the Estimated Sellers Transaction Expenses, then, subject to Section 2.2(e)(iv)

below, the Buyer shall pay to the Sellers the amount of such difference (taking into account any Interim Payments already made) by wire transfer of immediately available funds to the bank account specified by the Sellers.

(iv) The payments under Section 2.2(e)(i) through (iii), if any, shall be aggregated and netted such that there is only one actual payment made to the Sellers or the Buyer. Any payment shall include interest from and including the Closing Date, up to, but excluding, the date of payment at the rate of 9% per annum, compounded annually.

(v) All payments made pursuant to this Section 2.2(e) shall be treated by all Parties as an adjustment to the Purchase Price.

Section 2.3 Further Adjustments to Purchase Price

. Notwithstanding the terms of Section 2.2 to the contrary, the following items shall not be adjusted as part of Net Working Capital calculation and adjustment set forth above, and instead the terms of this Section 2.3 shall control:

(a) Pre-Closing Adjustments.

(i) Pre-Closing Estimated Timber Harvest Adjustment. Not later than fifteen (15) days, but in no case more than thirty (30) days prior to the Closing Date, Sellers shall provide to Buyer (A) an updated harvest report (the “Estimated Harvest Report”) in the same form as the 2017-2018 Harvest Plan set forth on Schedule 2.3(a)(i) (the “2017-2018 Harvest Plan”) setting forth the harvest volumes (both actual and, as applicable, reasonably estimated by the Sellers) with respect to the Timberlands by each merchantable timber category set forth on Schedule 2.3(a)(i) during the period from March 31, 2017 through the last day of the most recently ended full calendar month prior to the Closing Date (the “Timber Adjustment Period”), and (B) Sellers’ calculation, prepared in accordance with Schedule 2.3(a)(i) to this Agreement, of the difference between the Timber Adjustment Value for the harvest volumes included in the 2017-2018 Harvest Plan during the Timber Adjustment Period less the Timber Adjustment Value for the harvest volumes included in the Estimated Harvest Report during the Timber Adjustment Period (the “Estimated Timber Adjustment Value”), together with such supporting data as Buyer may reasonably request. The Closing Date Cash Payment shall be adjusted upward or downward, as the case may be, by an amount equal to the Estimated Timber Adjustment Value, as follows: (1) the Closing Date Cash Payment shall be reduced by the amount by which the Estimated Timber Adjustment Value is less than zero, or (2) the Closing Date Cash Payment shall be increased by the amount by which the Estimated Timber Adjustment Value is greater than zero.

(ii) Pre-Closing Land Sales Adjustment. Subject to the provisions of Section 2.3(a)(iv) below, the Purchase Price shall be reduced by the net proceeds received by the Company and its Subsidiaries in connection with any Land Sales during the Timber Adjustment Period (the “Land Sales Amount”). Not later than fifteen (15) days, but in no case more than thirty (30) days prior to the Closing Date, Sellers shall provide to Buyer (A) a report of the Land Sales during the Timber Adjustment Period and the estimated aggregate dollar amount of net proceeds from all Land Sales actually received by the Company and its

Subsidiaries during the Timber Adjustment Period, together with such supporting data as Buyer may reasonably request and (B) the estimated calculation of the Land Sales Amount (“Estimated Land Sales Amount”). At Closing, the Closing Date Cash Payment shall be reduced by the Estimated Land Sales Amount.

(iii) Pre-Closing Condemnation Adjustment. Subject to the provisions of Section 2.3(a)(iv) below, the Parties acknowledge and agree that the Purchase Price shall be reduced by the amount of any condemnation proceeds or awards received by the Company and its Subsidiaries in connection with any Condemnations during the Timber Adjustment Period, net of all reasonable third party costs incurred by the Sellers and/or Company to recover such proceeds (the “Condemnations Amount”). Not later than fifteen (15) days, but in no case more than thirty (30) days prior to the Closing Date, the Sellers shall provide to the Buyer (A) a report setting forth the aggregate dollar amount of net proceeds received with respect to Condemnations during the Timber Adjustment Period, together with such supporting data as Buyer may reasonably request and (B) the estimated calculation of the Condemnations Amount (the “Estimated Condemnations Amount”). At Closing, the Closing Date Cash Payment shall be reduced by the Estimated Condemnations Amount.

(iv) Texas Department of Transportation Land Sales. Notwithstanding anything to the contrary contained in this Section 2.3, the Parties acknowledge and agree that, with respect to the Land Sales listed on Schedule 2.3(a)(iv) (“Texas DOT Land Sales”) that have been closed (i.e., funds and deeds have been exchanged) on or before the Closing Date, the Purchase Price shall be reduced by the amount equal to the aggregate acreage of such closed Texas DOT Land Sales multiplied by the Agreed Land Acre Value (“Texas DOT Land Sales Amount”). At Closing, the Closing Date Cash Payment shall be reduced by the Texas DOT Land Sales Amount. Other than as set forth in the immediately preceding sentence, there shall be no further adjustments made to the Purchase Price for any proceeds or awards received by the Sellers or the Company in connection with the Texas DOT Land Sales. For the avoidance of doubt, any Texas DOT Land Sales that have not been closed on or before the Closing Date shall have no effect on the Purchase Price and are being disclosed by the Sellers for informational purposes only.

(b) Post-Closing Adjustments.

(i) As soon as practicable after the Closing Date, but in no event later than the ninetieth (90th) day after the Closing Date, Sellers shall prepare or cause to be prepared, and shall deliver to Buyer, a harvest report (the “Actual Harvest Report”) in the same form as the Estimated Harvest Report setting forth the actual harvest volumes with respect to the Timberlands during the Timber Adjustment Period by each merchantable timber category described on Schedule 2.3(a)(i) attached hereto (the “Actual Harvest Amount”), together with such supporting data as Buyer may reasonably request. Buyer shall have thirty (30) days from the receipt of the Actual Harvest Report to deliver to Sellers written notice (a “Harvest Objection Notice”) of any objection to the calculation of any portion of such Actual Harvest Amount.

(1) If Sellers do not receive a Harvest Objection Notice from Buyer prior to the expiration of such thirty (30) day period, Buyer shall be deemed to have waived its right to object to Sellers’ calculation of any portion of the Actual Harvest Amount.

(2) If Buyer delivers a Harvest Objection Notice to Sellers as provided in subparagraph (a) above, then during the thirty (30) day period following receipt of such Harvest Objection Notice, Sellers and Buyer shall negotiate in good faith to reach agreement on the Actual Harvest Amount. If Sellers and Buyer agree on the calculation of such amount, then such amount shall become final and binding on the Parties. If Sellers and Buyer are unable to agree on any of the disputed calculations within thirty (30) days after receipt of the Harvest Objection Notice, the Parties shall submit outstanding matters relating to the calculation of the Actual Harvest Amount to arbitration pursuant to Section 2.3(f) of this Agreement.

(3) If the Timber Adjustment Value, as finally determined based on the Actual Harvest Amount (the “Final Timber Adjustment Value”), is less than the Estimated Timber Adjustment Value, Sellers shall cause the amount of such adjustment to be paid to Buyer in wire transfer of immediately available funds to the bank account specified by Buyer. If the Final Timber Adjustment Value is greater than Estimated Timber Adjustment Value, Buyer shall pay the amount of such adjustment to Sellers in accordance with the provisions of Section 2.3(e) below. The amount to be paid as provided in this Section 2.3(b)(i)(3) is referred to as the “Final Timber Harvest Adjustment.”

(ii) As soon as practicable after the Closing Date, but in no event later than the ninetieth (90th) day after the Closing Date, Sellers shall prepare or cause to be prepared, and shall deliver to Buyer, (i) an updated report of the Land Sales during the Timber Adjustment Period and the aggregate dollar amount of actual net proceeds from all Land Sales received by the Company and its Subsidiaries during the Timber Adjustment Period (net of all reasonable third party costs incurred by the Sellers and/or Company to recover such proceeds), together with such supporting data as Buyer may reasonably request and (ii) the final calculation of the Land Sales Amount (the “Final Land Sales Amount”). If the Final Land Sales Amount is greater than the Estimated Land Sales Amount, Sellers shall cause the amount of such adjustment to be paid to Buyer in wire transfer of immediately available funds to the bank account specified by Buyer. If the Final Land Sales Amount is less than Estimated Land Sales Amount, Buyer shall pay the amount of such adjustment to Sellers in accordance with the provisions of Section 2.3(e) below. If the Sellers and Buyer are unable to agree on the amount of the Final Land Sales Amount within thirty (30) days following Sellers’ delivery of the Final Land Sales Amount, the Parties shall submit outstanding matters relating to the calculation of the Final Land Sales Amount to arbitration pursuant to Section 2.3(f) of this Agreement.

(iii) As soon as practicable after the Closing Date, but in no event later than the ninetieth (90th) day after the Closing Date, Sellers shall prepare or cause to be prepared, and shall deliver to Buyer, (i) a report setting forth the aggregate dollar amount of all proceeds actually received with respect to Condemnations during the Timber Adjustment Period (net of all reasonable third party costs incurred by the Sellers and/or Company to recover such proceeds), together with such supporting data as Buyer may reasonably request and (ii) the final calculation of the Condemnations Amount (the “Final Condemnations Amount”). If the Final

Condemnations Amount is greater than the Estimated Condemnations Amount, Sellers shall cause the amount of such adjustment to be paid to Buyer in wire transfer of immediately available funds to the bank account specified by Buyer. If the Final Condemnations Amount is less than Estimated Condemnations Amount, Buyer shall pay the amount of such adjustment to Sellers in accordance with the provisions of Section 2.3(e) below. If the Sellers and Buyer are unable to agree on the amount of the Final Condemnations Amount within thirty (30) days following Sellers’ delivery of the Final Condemnations Amount, the Parties shall submit outstanding matters relating to the calculation of the Final Condemnations Amount to arbitration pursuant to Section 2.3(f) of this Agreement.

(c) Casualty Loss.

(i) From the date of this Agreement until the Closing Date, Sellers shall promptly give notice to Buyer upon obtaining knowledge of any Casualty Loss occurring during the Timber Adjustment Period, together with (a) a written estimate of the volumes of Timberlands affected by such Casualty Loss (both actual and, as applicable, reasonably estimated by Seller) by each merchantable timber category set forth on Schedule 2.3(a)(i) and (b) Sellers’ calculation, prepared in accordance with Schedule 2.3(a)(i) to this Agreement, of the Timber Adjustment Value associated with such Casualty Loss, together with such supporting data as Buyer may reasonably request. Additionally, Buyer shall have until the forty-fifth (45th) day after the Closing Date to deliver to Sellers written notice of any Casualty Loss that occurred during the Timber Adjustment Period but was not identified by Sellers in accordance with the previous sentence of this Section 2.3(c)(i), together with (a) a written estimate of the volumes of Timberlands affected by such Casualty Loss (both actual and, as applicable, reasonably estimated by Buyer) by each merchantable timber category set forth on Schedule 2.3(a)(i) and (b) Buyer’s calculation, prepared in accordance with Schedule 2.3(a)(i) to this Agreement, of the Timber Adjustment Value associated with such Casualty Loss. If Sellers do not receive notice of such Casualty Loss from Buyer prior to the expiration of such forty-five (45) day period, Buyer shall be deemed to have waived its rights to receive an adjustment to the Closing Date Cash Payment in respect of any such Casualty Loss pursuant to this Section 2.3(c), apart from any adjustment to the Closing Date Cash Payment for any portion of such Casualty Loss that was identified by Sellers prior to the Closing pursuant to the first sentence of this Section 2.3(c)(i). For the purpose of determining the Timber Adjustment Value of the damaged or lost timber resulting from a Casualty Loss, the Timber Adjustment Value for such damaged or lost timber shall be net of the salvage value of such timber to the Buyer after deducting the cost of harvesting and delivering such timber.

(ii) If prior to or after Closing, the Sellers or Buyer provides notice of any Casualty Loss occurring during the Timber Adjustment Period, and either Buyer or the Sellers estimate the aggregate Timber Adjustment Value resulting from Casualty Losses exceeds $5,000,000 (the “Casualty Loss Threshold”), then the Sellers and Buyer shall meet to agree on Timber Adjustment Value.

(iii) If it is determined in accordance with this Section 2.3(c), that the aggregate Timber Adjustment Value resulting from Casualty Losses identified in accordance with subsection (i) above exceeds the Casualty Loss Threshold, then (x) if prior to the Closing Date, the Closing Date Cash Payment shall be reduced by the aggregate Timber

Adjustment Value arising from all such Casualty Losses, without regard to the Casualty Loss Threshold and (y) if after Closing Date, the Sellers shall cause to be paid to the Buyer the aggregate Timber Adjustment Value arising from all such Casualty Losses, without regard to the Casualty Loss Threshold amount (in each case, the “Final Casualty Losses Amount”).

(iv) If it is determined in accordance with this Section 2.3(c), that the aggregate Timber Adjustment Value in connection with Casualty Losses identified in accordance with Section 2.3(c)(i) is less than the Casualty Loss Threshold, no reduction in the Closing Date Cash Payment will be made on account of such Casualty Loss and if applicable, no adjustment or payment shall be made by Sellers to Buyer after the Closing Date.

(v) If the Sellers and Buyer are unable to agree on the Timber Adjustment Value resulting from Casualty Losses prior to Closing and Buyer’s position is that Timber Adjustment Value is greater than the Casualty Loss Threshold, the Closing Date Cash Payment shall be reduced by the amount on which the Parties agree and, following the Closing, the Parties shall submit outstanding matters relating to the calculation of the Timber Adjustment Value arising from Casualty Losses for resolution pursuant to Section 2.3(f) of this Agreement. If Sellers and Buyer are unable to agree on the Timber Adjustment Value with respect to any Casualty Losses first disclosed after Closing within forty-five (45) days of delivery of such notice of Casualty Loss, Sellers and Buyer will refer the matter for resolution as provided in Section 2.3(f).

(d) Pursuant to Section 6.8, if applicable, the Closing Date Cash Payment shall be reduced by the Final Harvey Damages Amount.

(e) Payment of any amounts due to a Party following the Closing Date in accordance with this Section 2.3, shall be made by Buyer or Sellers, as the case may be, to the other Party in United States dollars within thirty (30) days following the date of final determination of the applicable adjustment, by wire transfer of immediately available funds to an account designated by Buyer or Sellers, as the case may be, by notice to the other Party. Any payment shall include interest from and including the Closing Date, up to, but excluding, the date of payment at the rate of 9% per annum, compounded annually.

(f) All disputes between the Parties and/or their respective Representatives involving or relating to any adjustments to the Purchase Price contemplated by this Section 2.3 shall (i) not delay the Closing and (ii) after the Closing, the Sellers and Buyer will refer the matter to a Forestry Consultant, and each will, within three (3) Business Days after such referral, submit to the Forestry Consultant their respective calculations of the Actual Harvest Amount, the Final Land Sales Amount, the Timber Adjustment Value, the Final Casualty Losses Amount, or the Final Harvey Damages Amount, as applicable. Within thirty (30) days of such submissions, the Forestry Consultant shall determine the fair market value of the harvested, damaged, lost or sold timber and Timberlands, in accordance with this Section 2.3 and shall select the amount submitted by the Sellers, the amount submitted by the Buyer or any amount in the range between such amounts as being most representative of the fair market value of such harvested, damaged, lost or sold timber or lands, and the amount so determined by the Forestry Consultant shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be borne in inverse proportion to the extent the final determination by the Forestry Consultant is in agreement with the submission of each Party.

Section 2.4 Manner of Settlement

.

(a) From and after the Closing Date and until the final determination of all adjustments to the Purchase Price contemplated by Section 2.2 or Section 2.3, Buyer and Sellers shall make available to one another during normal business hours, the Company/Property Documents, as either of them may reasonably request in connection with the computation of such adjustment, the involvement of either of them in any dispute regarding any adjustment, and the resolution of any such dispute.

(b) The Purchase Price Escrow Account and the Liquid Assets held by the Sellers pursuant to Section 11.12, shall collectively be the sole and exclusive source for the satisfaction of all payment obligations of the Sellers under and pursuant to Section 2.3. All payments made pursuant to Section 2.3 shall be treated by all Parties as an adjustment to the Purchase Price.

(c) Any payments to be made by Sellers pursuant to Section 2.2 or Section 2.3 shall be made first from the Purchase Price Escrow Account, and if the funds held in the Purchase Price Escrow Account are insufficient to make such payments, from the Liquid Assets held by the Sellers pursuant to Section 11.12.

Section 2.5 Withholding

. The Buyer and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of applicable Tax Law. Such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. The Buyer and the Escrow Agent are not aware of any requirements to deduct or withhold any amount from any consideration payable to the Sellers or on behalf of the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Schedules and subject to Section 14.10, Sellers and the Company hereby represent and warrant to the Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date; provided, however, if and to the extent any information required to be furnished in any Section of the Schedules is contained in any other Section of the Schedules, such information shall be deemed to be included in all Schedules in which the information is required to be included to the extent such disclosure is reasonably apparent on its face to apply to such other Section or subsection.

Section 3.1 Organization and Qualification

. The Company is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Schedule 3.1 sets forth a complete and correct list of each Subsidiary of the Company. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization. Each of the Company and its Subsidiaries has the requisite power and authority to conduct the Business as it is now being conducted. Each of Company and its Subsidiaries are duly qualified to conduct its business as a foreign entity and are in good standing under the Laws of the jurisdictions listed on Schedule 3.1, which are all of the jurisdictions where the nature of its their businesses or the ownership or leasing of their property requires such qualification, except for any jurisdiction where the failure to be qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization; Enforceability

. The Company has the requisite limited partnership power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party. This Agreement has been duly executed and delivered by the Company, and the Other Agreements to which the Company is a party have been, or will be at the Closing, duly executed and delivered, and this Agreement and the Other Agreements, assuming the due authorization, execution and delivery in each case by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, the legal, valid and binding obligations of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 3.3 Organizational Documents

. The Company has made available to the Buyer copies of the Company’s and its Subsidiaries’ respective Organizational Documents, and all such copies are complete and correct as of the date hereof. The Company and each of its Subsidiaries are in compliance with their Organizational Documents, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4 Capitalization

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(a) The authorized equity ownership interests of the Company consist of general partner and limited partner interests in the Company (the “Partnership Interests”). All of the Partnership Interests have been duly authorized, validly issued, fully paid and non-assessable and are owned by the applicable Seller, as set forth on Schedule 3.4(a), free and clear of all Liens and Permitted Liens (other than Permitted Liens as described in clause (xii) thereof).

Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Partnership Interests, free and clear of all Liens and Permitted Liens (other than Permitted Liens as described in clause (xii). All of the Partnership Interests were issued in compliance with applicable Laws. None of the Partnership Interests were issued in violation of the Organizational Documents of the Company or any agreement, arrangement or commitment to which any Seller or any Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(b) The Sellers are the only holders of Equity Interests of the Company. The Partnership Interests constitute the only outstanding Equity Interests of the Company. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, or have any obligation to acquire, any Equity Interests in any Person. All of the Equity Interests of the Company’s Subsidiaries are wholly-owned, directly or indirectly, by the Company, and all of the Equity Interests in each of such Subsidiaries are validly issued, fully paid and non-assessable.

Section 3.5 Options

. There are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which the Company or any of its Subsidiaries is a party requiring the issuance, sale or transfer of any Equity Interests of the Company or any of its Subsidiaries, or any securities convertible, directly or indirectly, into Equity Interests of the Company or any of its Subsidiaries, or evidencing the right to subscribe for any Equity Interests of the Company or any of its Subsidiaries, or giving any Person (other than the Buyer) any rights with respect to any Equity Interests of the Company or any of its Subsidiaries.

Section 3.6 No Violation

. Subject to the receipt of the Third Party Consents and Governmental Consents and to the filings of notices and the expiration of any waiting periods as contemplated by Section 3.7, neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company and its Subsidiaries of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or breach the terms of or constitute a default under the Organizational Documents of the Company or its Subsidiaries, (b) result in a material default under or material breach of, or, give rise to Lien or any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Material Contract, or (c) conflict with or violate in any material respect any Laws applicable to the Company or its Subsidiaries or by which any of their properties are bound or any of the Material Licenses and Permits held by the Company or its Subsidiaries.

Section 3.7 Consents

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(a) Third Party Consents. Neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company and its Subsidiaries of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will require any Consent (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Material Contract to which the Company or its Subsidiaries are parties or by which the assets of any of them are bound. For purposes of this Section 3.7, the term “Material Contract” shall not include any Contracts that are entered into after the Effective Date and consented to by Buyer after the Effective Date pursuant to Section 6.1 below.

(b) Governmental Consents.

(i) Except for Consents required pursuant to the Material Licenses and Permits held by the Company and listed on Schedule 3.7(b)(i), no Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Other Agreements to which the Company or any of its Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, would result in a violation in any material respect of any Law or any material liability to the Company or any of its Subsidiaries, or which would prohibit the consummation of the transactions contemplated hereby and thereby.

(ii) Schedule 3.7(b)(ii) sets forth, as of January 22, 2018, timber harvest revenues from the Timberlands for the prior thirty-six month period (the “Revenue Information”). To the Company’s Knowledge, the Revenue Information is true and correct.

Section 3.8 Financial Statements

. Schedule 3.8 sets forth the financial statements of the Company, its Subsidiaries and certain components of LogCo LLC to be included in the transactions contemplated hereby (the “LogCo Components”), consisting of the combined carve-out balance sheets dated December 31, 2017, (the “Latest Balance Sheet”), 2016 and 2015 and statements of operations, cash flows and partners’ capital for the years ended period ending on December 31, 2017, 2016 and 2015 (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition of the Company, its Subsidiaries and the LogCo Components as of the dates thereof and the results of operations for the periods related thereto, in a manner that is in accordance with GAAP in all material respects applied on a constant basis throughout the period involved, except as noted on the Financial Statements.

Section 3.9 Absence of Undisclosed Liabilities

. Neither the Company nor any of its Subsidiaries nor the relevant components of LogCo LLC have any liabilities, obligations or commitments, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, which, under GAAP, should be accrued, shown or disclosed on the Financial Statements (including footnotes thereto), other than liabilities (a) adequately reflected or reserved against in the Latest Balance Sheet or (b) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business.

Section 3.10 Absence of Certain Changes

. Since the date of the Latest Balance Sheet, except for the marketing of the Company for sale, (a) the Company, the Subsidiaries and the LogCo Components have conducted the Business in the Ordinary Course of Business, (b) the Company and its Subsidiaries have not taken any action that would have been prohibited under Section 6.1 if taken after the date of this Agreement and (c) there has not been a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

Section 3.11 Taxes

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(a) The Company and each of its Subsidiaries have timely filed or will timely file (taking into account available extensions of time to file), all income Tax Returns and all other material Tax Returns required to be filed by them with the appropriate Governmental Authority. Each such Tax Return is true, complete and correct in all material respects. The Company and its Subsidiaries have timely paid in full and discharged all Taxes that are required to have been paid, whether or not shown on such Tax Returns. The Company and its Subsidiaries have withheld, collected and timely paid over to the appropriate Taxing Authority, or are properly holding for such payment, all Taxes required by Law to be withheld or collected.

(b) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary tax group or a party to any tax sharing, tax allocation or similar Contract or has liability for the Taxes of any Person under any provision of Law as a transferee, successor, by Contract or otherwise (including under Treasury Regulations Section 1.1502-6).

(c) There are no Tax Liens on the equity interests or assets of the Company or any of its Subsidiaries, or any Seller with respect to its ownership of the Company or its Subsidiaries, other than Liens for Taxes not yet due and payable. No material deficiency for any Taxes has been asserted or assessed (or is expected to be asserted or assessed) by a Governmental Authority against the Company or its Subsidiaries, or against any Seller with respect to its ownership of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (nor any Seller with respect to its ownership of the Company or its Subsidiaries) has been notified in writing that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no material Legal Proceedings for Taxes are pending or proposed in writing or, to the Company’s Knowledge, the Company, or any of its Subsidiaries, Threatened with respect to any alleged deficiency in Taxes.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(e) The Company has been classified as a partnership for federal income tax purposes at all times since its formation, and CP Leasing has been classified as a disregarded entity for federal income tax purposes at all times since its formation. CP Realty has been classified as a corporation for federal income tax purposes at all times since its formation.

(f) Neither any Seller, the Company, nor any of the Company’s Subsidiaries has participated in, or is or has been required to make any disclosure with the IRS with respect to, a “listed transaction” pursuant to Treasury Regulations Section 1.6011-4(b)(2).

(g) Except for the private letter rulings requested by CP Realty relating to TRS elections, neither the Company nor any of its Subsidiaries has requested any private letter rulings from the IRS or comparable rulings from other Taxing Authorities or entered into any “closing agreement” as described in Section 7121 of the Code or similar arrangement.

(h) Neither any Seller, the Company, nor any of the Company’s Subsidiaries has received a written claim by any taxing authority in a jurisdiction where the Company or its Subsidiaries do not file income Tax Returns that they are or may be subject to income taxation by that jurisdiction.

(i) The Company has not elected and will not elect, to apply the Revised Partnership Audit Procedures in the case of any audit of any taxable year of the Company beginning before January 1, 2018.

Section 3.12 Material Contracts

.

(a) Schedule 3.12(a) lists as of the date of this Agreement all of the following Contracts that either (x) the Company or any of its Subsidiaries is a party to or are bound by or (y) any Affiliate of the Company or any of its Subsidiaries is a Party to or is bound by and in the case of clause (y) that primarily relates to the conduct of the Business:

(i) Contracts that individually provide for, or are reasonably likely to result in, the receipt or expenditure of more than $250,000 after the Latest Balance Sheet;

(ii) the Office Lease;

(iii) the Caddo Supply Agreements;

(iv) the Original Master Stumpage Agreements;

(v) the Conservation Easements;

(vi) Each Tenant Lease that provides for or is reasonably likely to result in the receipt of more than $100,000 in any calendar year;

(vii) the Note Purchase Agreement;

(viii) any Tenant Lease for hunting or recreational purposes that does not conform in all material respects to the form hunting lease Contract attached as Schedule 3.12(a)(viii); and

(ix) related to any Company Indebtedness or the Sellers Indebtedness.

Each such type of Contract specified in (i) through (xi) (whether or not listed on Schedule 3.12(a)) is a “Material Contract.” The Company has made available to the Buyer a complete copy of each written Material Contract.

(b) Each Material Contract is valid, binding, in full force and effect, and enforceable by the Company or its Subsidiaries against the parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and, as of the Effective Date, none of the Sellers, the Company nor its Subsidiaries have received written notice that any party to any of the Material Contracts are in material breach or material default thereunder. The Company has not provided or received any written notice of any intention to terminate under any Material Contract.

Section 3.13 Timberlands

.

(a) To the Company’s Knowledge, Schedule 3.13(a) is a complete list of the Timberlands (as defined in clause (A) of the definition of “Timberlands” below) owned or leased by the Company and/or Subsidiaries as of the Effective Date.

(b) Schedule 3.13(b) is a complete list of all Condemnations that have been concluded between March 31, 2017 and the Effective Date; and as of the Effective Date, there are no Condemnations pending or, to the Company’s Knowledge, Threatened.

(c) All timber harvest excise tax and all amounts owed to timber fellers, loggers and truckers pertaining to the Subsidiaries’ harvest and removal of timber from the Timberlands have been fully paid as of the Closing or will be paid in full by the Company when the same come due, if they are not due as of Closing.

(d) Schedule 3.13(d) discloses, as of the Effective Date, the presence of all activity centers for any Protected Species on the Timberlands; provided that neither the Company nor the Sellers make any representation or warranty regarding (i) the presence or non-presence of any other endangered or threatened species on the Timberlands and (ii) the effect of the presence of any Protected Species on the use of the Timberlands for forestry or other uses.

(e) To the Company’s Knowledge, except for the Reserved Water Rights, the Royalty Interest, the Permitted Liens and any Person that owns any interest prior to the date that the Company and its Subsidiaries acquired the Water Rights, the Company and/or its Subsidiaries own one hundred percent (100%) of the Water Rights; and since the Company and its Subsidiaries acquired the Water Rights, neither the Company nor its Subsidiaries have entered into any written agreement transferring the Water Rights to a third party. The foregoing representations do not extend, nor does Sellers make any representation, as to any surface water or any surface water rights.

(f) To the Company’s Knowledge, Schedule 3.13(f) is a complete list of those parcels comprising the Timberland where the Company or its Subsidiaries have either “historical” or no access thereto. “Historical” access means that the Company or its Subsidiaries have been able to gain access to a parcel for timber management purposes, with or without the express or implied permission by a landowner over whose property a road exists that the Company or its Subsidiaries have used during its ownership period. With respect to any parcel of land comprising the Timberlands where the Company or its Subsidiaries have had “historical” access, during its period of ownership of such parcel, the Company and/or its Subsidiaries have accessed such parcel in the Ordinary Course of Business sufficient to conduct the operations of the Business and neither the Company nor its Subsidiaries have received written notice from the applicable landowner objecting to their use of the roads that are the subject matter of such “historical” access.

(g) With respect to any parcel of land comprising the Timberlands where the Company or its Subsidiaries owns a partial fee simple interest (i.e., where the Company or its Subsidiaries are tenants-in-common or joint tenants) (a “Partial Interest Parcel”), neither the Company nor any of its Subsidiaries have received written notice of any claim or dispute alleging that the Company or Subsidiary harvested, or had harvested on their behalf and at their direction, timber contained upon such Partial Interest Parcel in violation of any contractual or other rights of any other Person who also owns a partial interest in such Partial Interest Parcel.

(h) As of the Effective Date, to Sellers’ Knowledge, there are no pending boundary line disputes Threatened with respect to the Timberlands.

(i) To the Company’s Knowledge and other than with respect to any Partial Interest Parcel, the Company is the owner of all timber encumbered by the Caddo Supply Agreements, and to the Company’s Knowledge, all timber encumbered by the Caddo Supply Agreements is located on Timberlands where either Company or CP Realty own fee title to 100% of the underlying surface estate on which such timber is located.

(j) Based solely on the latest SFI Certification received by the Company, the Company is certified to the Sustainable Forestry Initiative 2015-2019, Section 2 – Forest Management Standard, as of April 25, 2017.

(k) The representations and warranties contained in this Section 3.13 and Section 3.20 constitute the sole and exclusive representations and warranties of the Company relating to, or in connection with the physical condition of the Timberlands.

Section 3.14 Personal Property

. Except as disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet, the Company, the Company’s Subsidiaries and/or LogCo LLC have good title to, a valid leasehold interest in, or a valid license to use, all material items of tangible personal property reflected on the Latest Balance Sheet as owned or used by the Company or its Subsidiaries, free and clear of any Liens.

Section 3.15 Intellectual Property

. Schedule 3.15 sets forth a complete and correct list of all material patents, registered trademarks and registered copyrights, applications to register trademarks and copyrights, internet domain name registrations, logos and trade names or corporate names owned or used by the Company and its Subsidiaries, and which are material to the operation of the Business (collectively, the “Intellectual Property”).

Section 3.16 Insurance Policies

. The Sellers have made available to the Buyer complete and correct copies of all material insurance policies, including, without limitation, property, general liability, product liability, and umbrella insurance policies, maintained as of the date hereof by the Sellers (collectively, the “Insurance Policies”), together with descriptions of “self-insurance” programs. As of the Effective Date, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Each such Insurance Policy is, and will, on substantially similar terms, continue to be through to the Closing Date, (i) in full force and effect, legal, valid, binding, and (ii) to the Knowledge of the Sellers, enforceable against the Company or its applicable Subsidiary and the other Parties thereto, in accordance with its terms except as enforcement may be limited by the General Enforceability Exceptions. To the Knowledge of Sellers: (x) the premiums due on the Company’s Insurance Policies have been timely paid, (y) the Insurance Policies comply with all of the Company’s and its Subsidiaries’ contractual requirements and applicable Law, (z) neither the Company nor any of its Subsidiaries has forfeited or waived any claim under any Insurance Policy, (iv) none of such Insurance Policies permit upward retroactive premium adjustments against the Company, (v) as of the Effective Date, no written notice of cancellation or termination of any Insurance Policy has been given to the Company or one of its Subsidiaries by the carrier of any such policy or predecessor policy since January 1, 2008, (vi) neither the Company nor any of its Subsidiaries has had any application for insurance coverage rejected since January 1, 2008 and (vii) no coverage will terminate or be limited by reason of the execution, delivery or performance of this Agreement. Nothing in this Section 3.16 is intended to be a representation or warranty by the Sellers, the Company or its Subsidiaries that the any of the Insurance Policies will be in force or effect from and after the Closing Date, as Sellers intend to terminate all Insurance Policies on or promptly after the Closing Date except for the flood insurance policies that cover the Timberlands, which the Sellers and the Company will transfer to the Buyer at the Closing. For the avoidance of doubt, the title insurance policies maintained by the Company and its Subsidiaries shall not be terminated and will be in full force as of the Closing Date. With respect to any title insurance policies issues to the Company on the date that the Company acquired the Timberlands, to the Sellers’ Knowledge, no claims have been paid by the issuer of such title insurance policies in excess of Five Hundred Thousand Dollars ($500,000).

Section 3.17 Legal Proceedings; Governmental Orders

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(a) There are no material Legal Proceedings pending or, to the Company’s Knowledge, Threatened, (i) against or by the Company or any of its Subsidiaries or affecting any of their respective properties or assets, or (ii) against or by the Company or any of its Subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards in connection with any material Legal Proceedings against or affecting any of the Companies or any of their Subsidiaries, or any of their properties or assets.

Section 3.18 Compliance with Applicable Laws

. Since January 1, 2015, each of the Company and its Subsidiaries have complied in all material respects with all material Laws of any Governmental Authority applicable to it or to the operation of the Business. This Section 3.18 does not apply to (i) Environmental Laws, it being the intent and agreement of the Parties hereto that such matters be exclusively the subject of Section 3.20 or (ii) the physical condition of the Timberlands, it being the intent and agreement of the Parties that such matters be exclusively the subject of Section 3.13 and Section 3.20.

Section 3.19 Regulatory Compliance

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(a) All Licenses and Permits necessary for the Company and its Subsidiaries to conduct the Business have been obtained by them and are valid and in full force and effect. Schedule 3.19 contains a complete and correct list of all Licenses and Permits maintained by the Company and its Subsidiaries as of the date hereof that are material to the conduct of the Business as currently operated (collectively, the “Material Licenses and Permits”), along with the date of issuance and the current term thereof. All such Material Licenses and Permits are in full force and effect and, to the Company’s Knowledge, all fees and charges with respect to such Licenses and Permits due and owing on or prior to the date hereof have been paid in full.

(b) This Section 3.19 does not apply to Licenses and Permits required pursuant to Environmental Laws, it being the intent and agreement of the Parties hereto that such matters be exclusively the subject of Section 3.20 hereof.

Section 3.20 Compliance with Environmental Law

. Except (a) as set forth in any of the environmental reports listed in Schedule 3.20 attached hereto or in any environmental reports obtained by the Buyer or provided to Buyer in connection with the Timberlands (collectively, the “Environmental Reports”) and (b) for matters relating to the mining of oil, gas and other liquid or gaseous hydrocarbons, to the Company’s Knowledge, (x) neither the Company nor its Subsidiaries have received any written notice from any Person, of any violation of, or liability under, any Environmental Law in connection with the Company’s or its Subsidiaries’ Business during the Company’s or its Subsidiaries’ ownership of the Timberlands, (y) there are not any Governmental Orders outstanding or any material Legal Proceedings or material clean-up activity, pending or Threatened, relating to the Company’s or its Subsidiaries’ compliance with or liability under any Environmental Laws affecting the Timberlands and (z) during the period of the Company’s or its Subsidiaries’ ownership of any real property formerly owned by the Company or its Subsidiaries, none of the Sellers, the Company or its Subsidiaries have disposed, discharged or released any Hazardous Substances on, under or about such real properties, in violation of any Environmental Laws. To Seller’s Phase I Knowledge, the “subject property” covered by the SLR Phase I Reports collectively includes the Timberlands. To the Company’s Knowledge, all applications of pesticides or herbicides by the Company or the Subsidiaries to the Timberlands during the Company’s or its Subsidiaries’ ownership thereof were done in accordance with applicable Environmental Law. The representations and warranties contained in this Section 3.20 constitute the sole and exclusive representations and warranties of the Company relating to, or in connection with, Environmental Law.

Section 3.21 Employees

. Neither the Company nor any of its Subsidiaries have, or ever had or sponsored since the date of their inception, any employees or any employee benefit plans of any kind.

Section 3.22 Affiliate Transactions

. Other than as contemplated by this Agreement or as explicitly discussed in the notes to the Financial Statements, neither the Sellers nor any of their or the Company’s Affiliates is (i) a party to any Contract with the Company or its Subsidiaries, or (ii) a Person from whom or to whom the Company or any of its Subsidiaries has leased any real or personal property; and to the extent any such Contract or lease exists, except for the LogCo Agreements, the Sellers shall cause each such Contract or lease to be terminated such that the Company and its Subsidiaries will not have any liability arising therefrom from and after the Closing Date.

Section 3.23 Books and Records

. The Company and each of its Subsidiaries have maintained their respective minute books and records in the Ordinary Course of Business.

Section 3.24 Brokers

. Except for any fees to be paid to Perella Weinberg Partners, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Except as set forth in the correspondingly numbered Section of the Schedules and subject to Section 14.10, the Sellers hereby represent and warrant to the Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date; provided, however, if and to the extent any information required to be furnished in any Section of the Schedules is contained in any other Section of the Schedules, such information shall be deemed to be included in all schedules in which the information is required to be included to the extent such disclosure is reasonably apparent on its face to apply to such other Section or subsection.

Section 4.1 Organization; Authorization; Enforceability

. CP Parent LP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. CP REIT is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. GPT1 is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware. Each Seller has the requisite limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Other Agreements to which each Seller is a party, to perform its obligations under this Agreement and the Other Agreements to which each Seller is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which each Seller is a party. This Agreement has been duly executed and delivered by each Seller and the Other Agreements to which the Sellers are a party will be duly executed and delivered by each Seller at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of each Seller enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.2 Title to Partnership Interests

. The Sellers are the holder of record and beneficial owner of the Partnership Interests set forth opposite the name of each Seller on Schedule 4.2 and such Partnership Interests will, as of the Closing, be free and clear of any and all Liens and Permitted Liens (other than Permitted Liens as described in clause (xii) thereof). There are no pending material Legal Proceedings against the Sellers affecting the Partnership Interests or the right of the Sellers to execute, deliver and perform their obligations under this Agreement or the Other Agreements to which the Sellers are parties. Upon simultaneous delivery of the Closing Date Cash Payment and the certificate(s) representing the Partnership Interests held by the Sellers as of the Closing Date, duly endorsed in blank or accompanied by a duly executed power of transfer with respect to the Partnership Interests, good title to the Partnership Interests held by the Sellers will be sold, assigned, conveyed, transferred and delivered to the Buyer, free and clear of all Liens and Permitted Liens (other than those Permitted Liens described in clauses (xii) of the definition thereof).

Section 4.3 No Consents

. Except as set forth on Schedule 4.3, no Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement by the Sellers.

Section 4.4 Litigation

. There are no material Legal Proceedings pending or, to the Sellers’ Knowledge, Threatened, against or by the Sellers or any Affiliates, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. The Sellers are not subject to any Governmental Order that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement.

Section 4.5 No Violation

. Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 4.3, neither the execution and delivery of this Agreement or the Other Agreements to which the Sellers are a party, nor the performance by the Sellers of the transactions contemplated hereby or thereby, will (a) violate, conflict with or constitute a default under the Organizational Documents of any of the Sellers, (b) result in a material default under or material breach of, or give rise to any Lien or any material right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material Contract to which any of the Sellers is a party or by which any of their properties are bound, or (c) conflict with or violate any material Laws applicable to any of the Sellers or by which any of their properties are bound.

Section 4.6 Brokers

. Except for any fees to be paid to Perella Weinberg Partners, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement and the Other Agreements based upon arrangements made by or on behalf of the Sellers.

Section 4.7 Non-Foreign Person

. None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the correspondingly numbered Section of the Schedules, the Buyer hereby represents and warrants to the Company and the Sellers that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.1 Organization

. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability

. The Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by the Buyer, the Other Agreements to which the Buyer is a party will be duly executed and delivered by the Buyer at the Closing, and will constitute legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 5.3 No Consents

. Assuming the accuracy of the representations and warranties set forth in Section 3.7(b)(ii), no material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer. Based on, among other things, the Revenue Information, the Buyer has concluded that the transaction contemplated by this Agreement is not subject to compliance with the HSR Act, and that no filing with the Federal Trade Commission, the United States Department of Justice or any other applicable governmental authority is required under the HSR Act.

Section 5.4 Litigation

. There are no material Legal Proceedings pending or, to the Knowledge of the Buyer, Threatened, against the Buyer, nor is the Buyer subject to any Governmental Order that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement.

Section 5.5 No Violation

. Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 5.3, neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of the Buyer, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any Contract to which the Buyer is a party, or (c) conflict with or violate any Laws applicable to the Buyer or by which any of its properties is bound.

Section 5.6 Investment Representation

. The Buyer is purchasing the Partnership Interests for its own account with the present intention of holding such Partnership Interests for investment purposes and not with a view to or for sale in connection with any public distribution of such Partnership Interests in violation of any Federal or state securities Laws. The Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Partnership Interests. The Buyer acknowledges that the sale of the Partnership Interests has not been registered under the Securities Act or any state or foreign securities Laws and that the Partnership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 5.7 Financing

. The Buyer has received (i) an executed debt commitment letter (including all annexes attached thereto) (the “Debt Commitment Letter”) a true, complete and correct copy of which has previously been provided to the Sellers, (ii) an executed equity commitment letter from the financing sources named therein (the “External Equity Financing Sources”), true, complete and correct copies of which have previously been provided to the Sellers (the “External Equity Commitment Letters”) and (iii) an executed equity commitment letter from Parent a true, complete and correct copy of which has previously been provided to the Sellers (the “Parent Equity Commitment Letter”). The Debt Commitment Letter, the External Equity Commitment Letters and the Parent Equity Commitment Letter are collectively referred to as the “Commitment Letters”, and the proceeds of the financing collectively contemplated thereby is referred to as the “Financing”. The aggregate proceeds of the Financing (when received) will be sufficient to pay the Purchase Price and any other amounts due and payable by the Buyer under this Agreement at Closing, together with all related fees and expenses of the Buyer payable at Closing. The obligations to fund the Financing are not subject to any condition on the part of the Buyer or any other Person, other than in each case the conditions set forth in the Commitment Letters. Each Commitment Letter has been duly executed by the Buyer and, to the Knowledge of the Buyer, each other Person party thereto, and constitutes legal, valid and binding obligations of the parties thereto, subject to the conditions set forth therein. All commitment and other fees, if any, required to be paid by Buyer on or prior to the date hereof under or in respect of the Commitment Letters have been paid or will be paid within one (1) Business Day after the Effective Date. As of the date hereof, none of the Commitment Letters has been amended or modified in any respect or has been withdrawn, terminated or rescinded in any respect. Buyer hereby confirms that (i) none of the Commitment Letters contain any material misrepresentation by any party thereto and (ii) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach under any of the Commitment Letters. As of the date hereof, no amendment, restatement, supplement or other modification to, or withdrawal, termination or rescission of, any Commitment Letter is contemplated by any party to the Commitment Letters. As of the date hereof and other than as previously disclosed to Sellers, there are no side letters or other Contracts relating to the funding or investing, as applicable, of the Financing other than as expressly set forth in each applicable Commitment Letter, other than the customary letters solely among the lender parties related thereto. There are no conditions precedent or other contingencies (x) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter or the aggregate proceeds contemplated by any Commitment Letter or

(y) that could otherwise adversely affect the conditionality, enforceability or availability of the all or any portion of Financing, in each case, other than as expressly set forth in the applicable Commitment Letter. There are not facts or circumstances that would be reasonably likely to result in any of the conditions to the Financing not being satisfied on a timely basis or that would cause the Financing to not be available in full to Buyer on the date on which the Closing should occur pursuant to the terms of this Agreement. Buyer hereby represents and warrants that (i) Buyer has capital commitments sufficient to fund the Earnest Money Deposit and (ii) Buyer will make the capital calls for such capital commitments no later than the Effective Date.

Section 5.8 Solvency

. Immediately after giving effect to the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties in Article III and Article IV (A) each of the Buyer and the Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (B) each of the Buyer and the Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses, including without limitation the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of either the Buyer or the Company or its Subsidiaries.

Section 5.9 Brokers

. Except for any fees to be paid to Greenhill & Co., Inc., no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE SELLERS

Section 6.1 Conduct of Business; Access to Information

. Except as expressly contemplated by this Agreement, as set forth on Schedule 6.1 or as otherwise consented to in writing by the Buyer (which consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Sellers shall use Reasonable Efforts to, and shall cause the Company and its Subsidiaries to use Reasonable Efforts to, conduct the Business of the Company in the Ordinary Course of Business, in substantially the same manner as heretofore conducted. The Company shall provide the Buyer and its authorized representatives with access at reasonable times and upon reasonable notice to the offices, properties, personnel, Company/Property Documents of the Company and its Subsidiaries in order for Buyer to make such investigation as it shall reasonably desire. Without limiting the generality of the foregoing, from the Effective Date through the earlier of (x) the Closing and (y) the date this Agreement is terminated, the Sellers and the Company covenant and agree that, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or conditioned), no Company or Subsidiary of a Company shall do, undertake or cause any of the following (including entering into any Contract to do, undertake or cause any of the following), provided that Buyer shall be deemed to have consented to any request to do, undertake or cause any actions prohibited by this Section 6.1 if Buyer shall not have responded to any request for consent within ten (10) Business Days after the later of (A) receipt of such request or (B) Buyer has received all information reasonably requested by it in connection with the consideration of such request:

(a) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any of its Equity Interests;

(b) amend any of its Organizational Documents;

(c) sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets other than in the Ordinary Course of Business;

(d) make any capital expenditures or any commitments for capital expenditures, including any land acquisitions or leases, in excess of Five Hundred Thousand Dollars ($500,000) individually or Two Million Dollars ($2,000,000) in the aggregate (excluding the transactions contemplated by Section 6.8);

(e) maintain its books and records in any way other than in the Ordinary Course of Business;

(f) incur, create, assume, guarantee or otherwise become liable for or offer in writing to incur, create, assume, guarantee or otherwise become liable for any Company Indebtedness for borrowed money, or issue or sell any debt securities or warrants or rights to acquire any debt securities, or guarantee any debt securities of others;

(g) declare, set aside, or pay any cash dividends or otherwise make any distribution in cash or redeem, purchase or otherwise acquire any of its Equity Interests;

(h) amend, modify, terminate or grant any waiver under any Material Contract, other than in the Ordinary Course of Business or enter into any Contract that would have been a Material Contract if entered into prior to the Effective Date;

(i) make, rescind, or revoke any Tax election, adopt or change any Tax accounting method, enter into any agreement with any Tax authority, settle or compromise any Tax liability, amend any Tax Return, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes, enter into any Tax allocation, sharing, indemnity, holiday or similar agreement relating to Taxes, or commence any action or proceeding with respect to Taxes;

(j) complete any Land Sale with respect to any of the Timberlands;

(k) except as permitted in Sections 6.1(d), (h), (l) or (m), subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the material properties or assets of the Company and its Subsidiaries, to the extent such Lien or encumbrance would have an adverse monetary impact greater than One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate, other than surface use agreements and other Contracts involving the conduct of oil and gas exploration, production, transportation and/or related operations, by third parties not Affiliated with Sellers at, on or under the Timberlands;

(l) enter into any Tenant Lease for hunting or recreational purposes other than pursuant to the form of lease previously provided to Buyer and utilized by Seller in the Ordinary Course of Business;

(m) enter into any Contracts that prohibit, prevent, restrict or limit timber harvesting, where the value of timber impacted by such Contract is greater than or equal to Two Hundred Fifty Thousand Dollars ($250,000) individually or One Million Dollars ($1,000,000) in the aggregate, other than (i) surface use agreements and other Contracts involving the conduct of oil and gas exploration, production, transportation and/or related operations, by third parties not Affiliated with Sellers at, on or under the Timberlands and (ii) Contracts for the harvesting, delivery, transportation or sales of timber entered into with third parties not Affiliated with the Sellers;

(n) hire any employee or adopt any employee benefit plans of any kind; or

(o) enter into any Contract to do, undertake or cause any of the foregoing.

Section 6.2 Further Assurances

. The Company and the Sellers shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable in compliance with applicable Laws to cause the conditions set forth in Article VIII to be satisfied and to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing, the Company shall give all material notices, make all material required filings with, or applications to, Governmental Authorities and use Reasonable Efforts to obtain all material Third Party Consents and Governmental Consents necessary for the Parties to consummate the transactions contemplated hereby.

Section 6.3 Schedules Updates

.

(a) Prior to the Closing, the Company and the Sellers shall supplement or amend their respective Schedules to this Agreement to the extent that the Company and/or the Sellers become aware of any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is otherwise necessary to correct any information in such Schedules that has been rendered inaccurate thereby (“Schedules Updates”).

(b) For purposes of determining the accuracy of the representations and warranties of the Company and the Sellers contained in Article III and Article IV and for purposes of determining satisfaction of the conditions set forth in Section 8.2(a), the Schedules delivered by the Company and the Sellers shall be deemed to include that information contained therein on the date of this Agreement but shall not include any Schedules Updates unless any of such Schedules Updates were required due to the actions of the Buyer or its Affiliates, including, Buyer’s consent to any requests set forth in Section 6.1 above.

Section 6.4 Reasonable Access; Confidentiality

.

(a) In order for the Buyer to have the opportunity to conduct its due diligence investigation regarding the Business and affairs of the Company and its Subsidiaries, from the date hereof until the Closing Date or the earlier termination of this Agreement and subject to applicable Law, Sellers shall cause the Company and its Subsidiaries and Representatives to give Buyer and its Representatives, upon reasonable notice to Sellers, full and complete access and the right to inspect, during normal business hours, to the assets, properties, Company/Property Documents, agreements and employees of the Company and its Subsidiaries, including, without limitation, the Timberlands, and shall cause the Company and its Subsidiaries to permit Buyer and its Representatives to make such inspections (but excluding environmental testing and soil or groundwater sampling without Sellers’ prior written consent) as it may reasonably require and to furnish Buyer during such period with all such information relating to the Company and its Subsidiaries as Buyer may from time to time reasonably request. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers or the Company in this Agreement.

(b) Buyer agrees that Buyer, and the contractors and Representatives of Buyer who enter upon the Timberlands shall maintain general liability insurance, naming Sellers as an additional insured, in an amount not less than $5,000,000 and, prior to any such entry upon the Timberlands, shall provide Sellers with written evidence of such insurance.

(c) Buyer shall indemnify, defend and hold harmless Sellers, Company, the Subsidiaries, Representatives, Affiliates and their successors and assigns from and against any liability asserted against or incurred by any of them as a result of or arising out of the entry upon the Timberlands prior to the Closing by Buyer or any Representative of Buyer.

(d) Any information provided to or obtained by Buyer pursuant to paragraph (a) above will be subject to the Non-Disclosure Agreement dated March 3, 2017 between Campbell Global, LLC (“CG”) and CatchMark Timber Trust, Inc. (the “Non-Disclosure Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Non-Disclosure Agreement.

(e) Buyer agrees to be bound by and comply with the provisions set forth in the Non-Disclosure Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided, that (i) after the satisfaction or waiver of the conditions set forth in Section 8.2(g) and Section 8.3(c) with respect to GP or IP, as applicable, the Buyer shall not be required to obtain the consent of the Sellers or the Company prior to any discussion with GP or IP, as applicable, so long as Buyer provides Sellers and the Company with reasonable notice of such discussion so that a representative of the Sellers can attend; provided, that Buyer acknowledges and agrees that no discussion with GP or IP regarding any potential or hypothetical modifications to the terms or conditions of the Caddo Supply Agreements shall take place until after the Closing and (ii) in the event of any conflict between the terms of this Agreement and the terms of the Non-Disclosure Agreement, the terms of this Agreement shall control.

Section 6.5 Company Press Releases and Public Disclosure

. Neither the Company and its Subsidiaries nor Sellers shall, without the prior written consent of the Buyer (which will not be unreasonably withheld, delayed or conditioned), issue any press release or otherwise make any public statement or other public disclosure regarding this Agreement, the Other Agreements or any of the transactions contemplated hereby or thereby; provided, however, that Sellers, the Company or their respective Affiliates may (i) disclose this Agreement, the Other Agreements and the transactions contemplated hereby or thereby from time to time to their respective Representatives, provided that the recipients of any such disclosures are informed of the confidential nature of such information and agree to not publicly disclose or disseminate such information and (ii) after consultation with counsel and the Buyer (and acting in good faith to address any reasonable concerns raised by the Buyer), make announcements that such Parties reasonably may determine are necessary to comply with Law.

Section 6.6 No Solicitation

.

(a) From and after the date hereof and prior to the Closing, the Sellers and the Company shall not, and shall not authorize or permit any of their Affiliates to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or initiate or continue inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers and the Company shall immediately cease and cause to be terminated, and shall cause their respective Affiliates to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted prior to the date hereof with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share purchase or exchange or other similar transaction or series of transactions involving the Partnership Interests or the Company; (ii) the issuance or acquisition of Equity Interests of the Company; or (iii) the sale, lease, exchange or other disposition of all or any material portion of the Timberlands or other properties or assets of the Company.

(b) In addition to the other obligations under this Section 6.6, the Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by a Seller or Company or an Affiliate) advise Buyer in writing of any Acquisition Proposal

(c) The Sellers agree that the rights and remedies for noncompliance with this Section 6.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened in writing breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.7 Financing

. From and after the date hereof and prior to the Closing, the Company shall, and shall cause their Subsidiaries to, at the sole expense of Buyer, use Reasonable Efforts to cause their and their respective Subsidiaries’ officers, directors, employees, agents, attorneys, accountants and advisors to cooperate with and provide assistance to the Buyer as reasonably requested and necessary in connection with the arrangement, syndication and implementation of any debt financing as set forth in the Debt Commitment Letter (such debt financing, the “Debt Financing”) or as otherwise may be reasonably requested by the Buyer. Such cooperation may include Reasonable Efforts with respect to each of the following if requested: (i) furnishing to Buyer and the Debt Financing Sources, as promptly as is reasonably practicable following Buyer’s request, such pertinent and customary information as reasonably necessary to consummate the Marketing Efforts or assemble the Marketing Material, (ii) timely delivery to Buyer and its Debt Financing Sources of the Financing Deliverables, (iii) provision of assistance with respect to the review and granting of security interests in collateral for the Debt Financing and obtaining any consents associated therewith, (iv) provision by the Company’s and its Subsidiaries’ independent accountants, lawyers and consultants of such services as may be reasonably be requested by Buyer or such Debt Financing Sources; and (v) providing all documentation and other information about the Company and the Company’s Subsidiaries as is reasonably requested by the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering Laws, including the PATRIOT Act within reasonable timeframes. Notwithstanding the foregoing or anything else contained herein to the contrary, (1) none of the Sellers or any of their Subsidiaries or, prior to the Closing, the Company or any of its Subsidiaries shall be required to incur any liability or pay any commitment or other fee that is not simultaneously reimbursed by Buyer, as applicable, in connection with the Financing, (2) the directors, managers and general partners of the Sellers or any of their Subsidiaries or, prior to the Closing, the Company or any of its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (3) none of the Sellers or any of their Subsidiaries or, prior to the Closing, the Company or any of its Subsidiaries shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates or documents in connection with the Financing (other than the Financing Deliverables and conditions precedent to the Closing set forth in Section 9.2 hereof), (4) none of the Sellers or any of their Subsidiaries or, prior to the Closing, the Company or any of its Subsidiaries shall be required to take any corporate action to permit the consummation of the Financing, other than the corporate action described in Section 9.2(e) hereof, (5) none of the Sellers or any of their Subsidiaries or, prior to the Closing, the Company or any of its

Subsidiaries shall be required to provide, and Buyer shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to any component of the Financing, (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, and (6) Buyer and its Affiliates shall, severally and not jointly, indemnify, defend and hold harmless the Sellers, the Company and its Affiliates, and their respective directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with the arrangement of the Financing, any information provided in connection therewith (other than arising from information provided by the Sellers, the Company or their respective Subsidiaries) and any misuse of the logos or marks of the Company or its Subsidiaries, except in the event such liabilities, obligations or losses arose out of or result from the bad faith, gross negligence, material breach or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives. Without limitation on the representations and warranties in Article III, the Sellers and the Company and its Subsidiaries shall not have any liability to Buyer in respect of any financial statements, other financial information or data or other information provided in this Section 6.7. Buyer shall promptly reimburse the Sellers, the Company and their respective Subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Sellers, the Company and their respective Subsidiaries in connection with such cooperation on the earlier of the Closing Date and termination of this Agreement. If the Closing shall not occur, Buyer shall promptly reimburse the Seller, the Company and their respective Subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Seller, the Company and their respective Subsidiaries in connection with such cooperation at or prior to the termination of this Agreement.

Section 6.8 Hurricane Harvey

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(a) The Parties acknowledge and agree that, prior to the Closing, the Sellers may seek, at their sole cost and expense, to remediate, in accordance with the standard of remediation set forth on Schedule 6.8 some or all of the damages to the Timberlands caused by Hurricane Harvey set forth on Schedule 6.8 hereto (collectively, the “Harvey Damages”). Schedule 6.8 sets forth the agreed upon Estimated Remediation Cost (as defined below) for each item of Harvey Damages.

(b) Within five (5) to ten (10) Business Days prior to the Closing, the Sellers shall deliver to Buyer a written report (the “Remediation Report”) setting forth, in reasonable detail, (i) all items of Harvey Damages which have been fully remediated in accordance with the standard remediation set forth on Schedule 6.8, (ii) any items of Harvey Damages which have not been fully remediated in accordance with the standard of remediation set forth on Schedule 6.8 and (iii) the estimated cost to complete the remediation of any item of Harvey Damages which have not been fully remediated (the “Estimated Remediation Cost”).

The Parties shall use the Estimated Remediation Cost set forth in Schedule 6.8 for any items for which remediation has not commenced and as the basis for determining the remaining Estimated Remediation Cost for any items that remediation has commenced but not completed.

(c) Within twenty-one (21) days after delivery of the Remediation Report, the Buyer may deliver written notice to the Sellers (a “Remediation Protest Notice”) of any objections, and the basis therefor, which the Buyer may have to the Remediation Report. The failure of the Buyer to deliver such Remediation Protest Notice within the prescribed time period will constitute the Buyer’s irrevocable acceptance of the Remediation Report delivered by the Sellers. If Buyer delivers a Remediation Protest Notice within the prescribed time period, then the Buyer and the Sellers will use Reasonable Efforts to resolve any disagreements as to the items identified in the Remediation Protest Notice, within three (3) days after delivery of the Remediation Protest Notice.

(d) If the Buyer and the Sellers are unable to resolve any disagreement with respect to the Remediation Report within three (3) days following the delivery of a Remediation Protest Notice, then the Buyer and the Sellers will refer the items in dispute to a Forestry Consultant. Within fifteen (15) days of such submission to a Forestry Consultant, the Forestry Consultant shall conclusively resolve any unresolved disputes regarding the Remediation Report, including, without limitation, (i) a determination as to whether or not any item of Harvey Damages has been fully remediated in accordance with the standard of remediation set forth on Schedule 6.8, and (ii) a determination of the accuracy of, or any necessary adjustments to, the Estimated Remediation Cost provided by the Sellers with respect to any item of Harvey Damages that is determined to not have been fully remediated. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid (x) by the Sellers if the final calculation of the Estimated Remediation Cost determined by the Forestry Consultant is closer to the Estimated Remediation Cost proposed by the Buyer than the Estimated Remediation Cost proposed by the Sellers, (y) by the Buyer if the final calculation of the Estimated Remediation Cost determined by the Forestry Consultant is closer to the Estimated Remediation Cost proposed by the Sellers than the Estimated Remediation Cost proposed by the Buyer, and (z) otherwise, the Buyer and the Sellers shall each pay fifty percent (50%) of such fees and expenses.

(e) To the extent that any item of the Harvey Damages, as set forth on Schedule 6.8, has not been fully remediated in accordance with the standard of remediation set forth on Schedule 6.8 as of the Closing (as definitively determined pursuant to the provisions of Section 6.8(b) through Section 6.8(d) above), the Closing Date Cash Payment shall be reduced by the Estimated Remediation Cost assigned to such item of Harvey Damages (as definitively determined pursuant to the provisions of Section 6.8(b) through Section 6.8(d) above) (the “Final Harvey Damages Amount”).

Section 6.9 Assignment of Contracts

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(a) Prior to the Closing, the Sellers, at their sole cost and expense, will cause CPT LogCo, LLC (“LogCo LLC”) to assign and transfer to CP Realty, or to such other entity designated in writing by Buyer prior to the Closing, via a form of assignment and assumption agreement in form and substance reasonably acceptable to the Buyer (“LogCo Assignments”), all of LogCo LLC’s rights and obligations under, and interest in, each of the following documents to the extent first arising from and after the Closing Date (x) the Caddo Pulpwood Supply Agreements and the Caddo Sawtimber Supply Agreements to which each LogCo LLC is a party, and (y) any other Contract, including the Office Lease, and/or Licenses (to the extent assignable) and Permits to which LogCo LLC a party which is primarily related to the conduct the Business as heretofore conducted (such assignments, collectively, the “LogCo Agreements”), (ii) CP Parent LP to assign and transfer to such entity designated in writing by the Buyer prior to the Closing and approved by IP and GP in accordance with Section 7.7, via a form of assignment and assumption agreement in form and substance reasonably acceptable to the Buyer, all of CP Parent LP’s rights and obligations under, and interest in the Caddo Pulpwood Supply Agreements and Caddo Sawtimber Supply Agreements to which CP Parent LP is a party, to the extent first arising from and after the Closing Date (together, with the LogCo Assignments, the “LogCo and CP Parent LP Assignments”), and (iii) the Original Master Stumpage Agreements to be terminated (the “LogCo Terminations”).

(b) To the extent that any LogCo Assignments require the consent of a third Person under any LogCo Agreement, and such consent has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Upon the request of the Buyer, Seller shall use its commercially reasonable efforts after the Closing Date to obtain, or cause such LogCo LLC to obtain, such required consents as promptly as possible. If any such consent shall not be obtained or if any such attempted assignment would be ineffective or would impair the Buyer’s rights under this Agreement or any of the LogCo Agreements so that the Buyer will not receive the benefit of all such rights following the Closing, the Sellers, shall after the Closing Date act as the Buyer’s agent, if legally permissible, in a commercially reasonable manner to obtain the benefits thereunder and shall cooperate with the Buyer to provide such benefits to the Buyer; provided, however, that notwithstanding anything in this Section 6.9(b) to the contrary, (a) the Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent the Buyer, the Company or the Subsidiaries would have been responsible therefor if such consent or approval had been obtained, (b) neither the Sellers nor the Buyer shall be obligated to pay any fees, costs or consideration, or incur any liability that is not otherwise reimbursed by the Buyer, to any Person from whom any such consent is requested, (b) the Sellers shall not be obligated to file or make any claim or institute legal proceedings against any third party and (c) the Seller shall not be obligated to enter into any alternative arrangements that would result in a breach of any LogCo Agreement or not permissible by Law.

Section 6.10 Transfer of Nursery Assets

. Prior to the Closing, Sellers, at their sole cost and expense, will cause LogCo LLC to sell, transfer and assign to CP Realty, via bills of sale, all of LogCo LLC’s right, title and interest in and to the Nursery Assets (the “Nursery Asset Transfers”) free and clear of all Liens.1

[1]	Sellers to sell Nursery Assets to Companies at its tax basis: $3.2M.

Section 6.11 Estoppels and Waivers

. Prior to the Closing, Seller shall use Reasonable Efforts to obtain for the benefit of Buyer the following, each in a form reasonably acceptable to Buyer:

(a) Estoppel certificates from the current holder of each Conservation Easement;

(b) An estoppel certificate from the current landlord under the Office Lease;

(c) An estoppel certificate from the United States Army Corps of Engineers with respect to that certain Declaration of Covenants and Restrictions executed by Temple-Inland, dated October 24, 2005, and recorded as Document #00205602 in the Official Public Records of Angelina County;

(d) Written evidence that the current holder of the SandyLands #1 CE and the current holder of the SandyLands #2 CE have each waived the right of first refusal contained therein; and

(e) A recognition agreement from each of IP and GP in the form requested by Buyer’s Debt Financing Sources.

Section 6.12 Financial Statements

. Sellers will use Reasonable Efforts to cause to be delivered to the Company as soon as practicable following the Effective Date, but in no event later than the fiftieth (50th) day after the Closing Date an unaudited balance sheet and statement of operations, cash flows a partners’ capital of the Business as of and for any interim period ending prior to the Closing Date, for which CatchMark Timber Trust, Inc., as parent of the Buyer will be required to provide such financial statements pursuant to the requirements of Form 8-K promulgated under Exchange Act and Regulation S-X (the “Selected Financial Information”). The Selected Financial Information will fairly present in all material respects the financial condition of the Business as of the dates thereof, and the results of operations of the Business for the periods related thereto, in a manner that is in accordance with GAAP (including the requirements of Regulation S-X), applied on a constant basis throughout the periods involved. Sellers will keep Buyer reasonably informed as to the status of the preparation of the Selected Financial Information.

Section 6.13 Certain Payments

. After the Closing, Sellers shall and shall cause any Affiliates of the Sellers, to hold and promptly transfer and deliver to the Company, from time to time as and when received by them, any cash, checks with appropriate endorsements (using Reasonable Efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which belongs to the Company or its Subsidiaries and will account to the other for any and all such receipts. Without limiting the generality of the foregoing, Sellers agree to and to cause their Affiliates to (a) cooperate with the Company to inform parties owing payments to the Business (the “Business Payments”) of any change to the bank accounts that should receive such Business Payments following the Closing and otherwise reasonably assist Buyer to ensure that such Business Payments are made to such accounts. Sellers agree that any payments mistakenly received by them or their Affiliates shall be promptly transferred and delivered back to the Company or its Subsidiaries, as applicable.

Section 6.14 Harvest Reports

. As promptly as practicable following the end of each month, Sellers shall cause the Company to provide to Buyer a report setting forth a reasonable, good faith estimate of the amount of timber harvested from the Timberlands in the preceding month.

Section 6.15 Tract Covenants

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(a) At Buyer’s expense and at no liability to the Sellers, Sellers agree to execute and record a timber deed from the Company to CP Realty in a form reasonably approved by Buyer immediately prior to Closing covering those tracts designated and identified by Buyer as projected stumpage sales for the first twelve (12) months following the Closing.

(b) At Buyer’s expense and at no liability to the Sellers, Sellers agree to convey title from the Company to CP Realty in a form reasonably approved by Buyer immediately prior to the Closing covering those tracts designated and identified by Buyer as potential sales property for the first two (2) years following the Closing.

Section 6.16 Books and Records

. At the Closing, the Sellers shall provide to the Buyer (except Campbell Proprietary Information or those items that are stored at the Timberlands) with the Company/Property Documents that are in the Seller’s or any of its Affiliates’ possession or control. The Sellers may retain a copy of such Company/Property Documents for legal compliance or regulatory purposes or in accordance with its internal document retention policies.

ARTICLE VII

COVENANTS OF THE BUYER

Section 7.1 Further Assurances

. The Buyer shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Buyer shall cooperate with the Company to give all notices, make all required filings with or applications to Governmental Authorities and use Reasonable Efforts to obtain all Consents of all third parties, including Governmental Authorities necessary for the Parties to consummate the transactions contemplated herein. The Buyer will promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to promptly provide any Governmental Authority with any and all information requested in connection therewith. In addition, the Buyer agrees to cooperate with the Company in connection with the foregoing, including (a) to oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) to cause the conditions set forth in Section 8.1 and Section 8.3 to be satisfied and to consummate the transactions contemplated herein.

Section 7.2 Buyer Press Releases and Public Disclosure

. Prior to or after the Closing, the Buyer shall not, without the prior written consent of the Company and the Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), or except as required by Law (as reasonably determined by Buyer after obtaining the advice of counsel), issue any press release or otherwise make any public statement or other public disclosure regarding this Agreement, the Other Agreements or any of the transactions contemplated hereby or thereby; provided, however, that Buyer or its Affiliates may (i) disclose this Agreement, the Other Agreements and the transactions contemplated hereby or thereby from time to time to its respective Representatives or to the owners of Parent and their respective owners and beneficiaries, provided that the recipients of any such disclosures are informed of the confidential nature of such information and agree to not publicly disclose or disseminate such information and (ii) after consultation with counsel and the Sellers (and acting in good faith to address any reasonable concerns raised by the Sellers), make announcements that such Parties reasonably may determine are necessary to comply with Law.

Section 7.3 Notification

. Prior to the Closing, upon discovery, the Buyer shall inform the Company and the Sellers in writing of any material variances from the Buyer’s representations and warranties contained in Article V. In addition, prior to the Closing, upon discovery, the Buyer shall promptly notify the Sellers if the Buyer obtains knowledge that the representations and warranties of the Sellers or the Company in this Agreement and the Schedules hereto are not true and correct in all material respects, or if the Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement, provided that any failure to make any such notification shall not be given effect for purposes of Section 8.2(a)(ii) or Section 11.5(a).

Section 7.4 Actions with Respect to Financing

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(a) The Buyer and its Affiliates will use Reasonable Efforts to perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letters delivered pursuant to Section 5.7. The Buyer and its Affiliates will maintain the same in full force and effect, and, except as permitted by Section 7.4(d), will not amend, terminate or waive any provisions under such Commitment Letters without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, delayed or conditioned). The Buyer and its Affiliates agree that if any counterparty to any such Commitment Letter is in breach of, or fails to perform, its obligations thereunder, then the Buyer and its Affiliates will promptly notify the Sellers of such breach or failure, and will use Reasonable Efforts to take actions necessary to enforce their rights under such Commitment Letters in the event of a breach by any financing source or the occurrence of any other event or condition that impedes or delays or would reasonably be expected to impede or delay the Closing. Notwithstanding anything herein to the contrary, neither Buyer nor its Affiliates shall be required to seek specific enforcement of or commence or prosecute any Legal Proceedings to enforce the Debt Financing Sources’ obligations set forth in, the Debt Commitment Letter. The Buyer will from time to time provide such information as the Sellers may reasonably request regarding the status of such financings and related negotiations.

(b) The Buyer will provide prompt written notice to the Sellers following its receipt of notification by any financing source under the Commitment Letters of such source’s refusal or intended refusal to provide the financing described in the applicable Commitment Letter or if all or any portion of the Financing becomes, or would reasonably be expected to become, unavailable and, in each case, the stated reasons therefor (if any). Upon any such refusal, the Buyer will use Reasonable Efforts to arrange financing to replace the financing intended to be provided by such financing source on terms and conditions no less favorable in the aggregate to Sellers than as set forth in the applicable Commitment Letter as promptly as practicable (“Alternate Financing”). For the purposes of this Agreement, all references to Financing shall be deemed to include such Alternate Financing.

(c) Buyer shall use Reasonable Efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, including maintaining in effect the Commitment Letters and using Reasonable Efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied (or, if deemed advisable by Buyer, seek the waiver of), on a timely basis all conditions to obtaining the Financing that are required to be satisfied, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contemplated by the Commitment Letters, and (iii) assuming that all conditions contained in any Commitment Letter have been satisfied, consummate the Financing at or prior to the Closing on the terms contemplated by this Agreement.

(d) Without limitation on the foregoing, Buyer shall (i) comply in all material respects with the Commitment Letters, and (ii) not permit, without the prior written consent of the Sellers, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Debt Commitment Letter if such amendment, modification or waiver (individually or in the aggregate with any other amendments, modifications or waivers) or such termination, rescission or withdrawal, would (A) reduce the aggregate amount of Debt Financing to an amount that is insufficient to consummate the transactions contemplated by this Agreement or (B) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (x) materially delay or prevent the Closing, (y) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) materially less likely to occur or (z) materially and adversely impact the ability of Buyer to enforce its rights against any other party to any Commitment Letters, the ability of Buyer to consummate the transactions contemplated by this Agreement or the likelihood of the consummation of such transactions. Notwithstanding anything to the contrary set forth herein, (x) Buyer shall not permit, without the prior written consent of the Sellers, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Parent Equity Commitment Letter or any External Equity Commitment Letter and (y) Buyer shall not permit (including by amendment, waiver or otherwise) or consent to, without the prior written consent of the Sellers, any assignment, reduction or novation of any commitment of Parent or any External Equity Financing Source under the Parent Equity Commitment Letter or any External Equity Commitment Letter.

(e) Buyer acknowledges and agrees that the obtaining of all or any portion of the Financing, or any Alternate Financing, is not a condition to Closing and hereby reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of such Financing or any Alternate Financing.

(f) Without the prior written consent of the Sellers, prior to the Closing, Buyer will not enter into any additional equity commitment letter (or similar agreement pursuant to which any Person commits to make an equity investment in Buyer) if such equity commitment letter (or similar agreement) contains any conditions to the funding of the commitment thereunder that are not included in the External Equity Commitment Letters as in effect on the date hereof or that would otherwise adversely affect the ability of the Buyer to obtain the proceeds of the External Equity Financing and consummate the Closing.

Section 7.5 Change of Names

. From and after the Closing Date, none of Buyer or its Affiliates shall use “Campbell”, “Campbell Global”, “CG” or any similar variation thereof, the Campbell logo, or any similar variation thereof, or any other intellectual property of Sellers, in the conduct of the Business, on any of the Timberlands or on any stationery, letterhead or signage of Buyer or its Affiliates, provided, that Buyer shall have a period of six (6) months to remove signage using such names. Buyer, for itself and on behalf of its Affiliates, acknowledges that all such intellectual property is owned by and for the benefit of Seller, the Company, or their Subsidiaries.

Section 7.6 Limited Title Review

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(a) The Company has provided to the Buyer title commitments issued by Title Company, as title insurer, covering all of the Timberlands other than all Main Stage Corrective Deed Properties and the Second Stage Corrective Deed Properties, together with full and legible copies of all documentary exceptions referred to in such commitments and all deeds, surveys, plats, tax maps and other documents referred to in the legal descriptions or the exception documents included in or referred to in such commitments (collectively, the “Initial Title Commitments”). The Buyer acknowledges receipt and approval of the Approved Title Commitments and the exceptions expressly set forth therein, subject to Seller’s obligation to cure certain title exception matters set forth on attached Schedule 7.6 (“Schedule 7.6 Title Exceptions”). Prior to the Closing Date, the Sellers shall remove or cure the Schedule 7.6 Title Exceptions to Buyer’s reasonable satisfaction; provided, however, the Buyer’s sole and exclusive remedy in the event the Sellers failure to remove or cure any Schedule 7.6 Title Exceptions shall be as set forth in Section 7.6(d) below. Any Schedule 7.6 Title Exceptions the Sellers have failed to remove or cure by the Closing Date shall hereinafter be referred to as an “Uncured Schedule 7.6 Title Exception”.

(b) Prior to the Closing Date, the Company shall use Reasonable Efforts to cause to be delivered to Buyer the Second Stage Corrective Deed Title Commitments. Buyer shall have ten (10) Business Days following receipt of any Second Stage Corrective Deed Title Commitment to object to any Title Failure set forth therein. If the Buyer fails to object to any Title Failures set forth in a Second Stage Corrective Deed Title Commitment (other than Monetary Liens) within such ten (10) Business Day period, the Second Stage Corrective Deed Title Commitment shall be deemed approved by Buyer and all such matters set forth therein shall be deemed Permitted Liens. Any such objection to a Second Stage Corrective Deed Title Commitment timely submitted by Buyer is referred to herein as a “Second Stage Corrective Deed Title Failure”. A Second Stage Corrective Deed Title Commitment approved or deemed approved by Buyer hereunder shall thereafter be deemed to be an Approved Title Commitment for all purposes under this Agreement. The Sellers shall have ten (10) Business Days after receipt of the Buyer’s objections to give the Buyer: (i) notice that the Sellers will cause such objectionable Second Stage Corrective Deed Title Failures to be removed or cured on or before the Closing Date; or (ii) notice that the Sellers elect not to cause such Second Stage Corrective Deed Title Failure to be removed or cured. Any Second Stage Corrective Deed Title Failures that the Sellers have elected not to remove or cure or which Sellers, after electing to remove or cure, fail to remove or cure by the Closing Date, shall hereinafter be referred to as an “Uncured Second Stage Corrective Deed Title Failure”.

(c) Prior to the Closing Date and specifically excluding the Second Stage Corrective Deed Properties (which is addressed in subparagraph (b) above), the Buyer shall have the limited right to review and notify the Sellers of New Title Exceptions. The term “New Title Exceptions” shall mean (x) any exceptions, encumbrances or requirements not expressly set forth in the Approved Title Commitments, (y) any exceptions, encumbrances or requirements set forth in any Main Stage Corrective Deed Title Commitment or identified by the Title Company in connection with any Additional Search Parcels or (z) any deletion and/or adverse modification to the legal descriptions of the Timberlands (or the Company’s interest therein) set forth on Schedule A to the Approved Title Commitments by the Title Company, including any Title Failure, where the same was shown as owned by the Company or the Subsidiaries in the GIS shape files made available to the Buyer on or before the Effective Date; provided however, the term “New Title Exceptions” shall specifically exclude (and the Buyer shall have no right to object to) title matters which are (i) the result of the Buyer’s or its Affiliates’ acts, (ii) are already exceptions or encumbrances to title set forth in the Approved Title Commitments, (iii) were entered into by or on behalf of the Company in the Ordinary Course of Business or are otherwise permitted by the terms of this Agreement, (iv) are title exceptions set forth in any title report or examiner’s search/report for any Main Stage Corrective Deed Properties or any Additional Search Parcels received prior to the Effective Date, (v) are included in the definition of Permitted Liens other than as defined in clauses (ii), (iii), (ix) (provided, however, in no event shall the foregoing be deemed to override the Buyer’s ability to object to any title matters arising in connection with clause (xvi) of such definition), (xiii), (xvii)-(xx) and (xxii) in the definition thereof. If the Buyer fails to object to any New Title Exception (other than Monetary Liens) within ten (10) Business Days after receipt of such revised Initial Title Commitment, the New Title Exception shall be deemed waived by the Buyer and such New Title Exceptions shall be deemed to be Permitted Liens. The Sellers shall have ten (10) Business Days after receipt of the Buyer’s objections to give the Buyer: A) notice that the Sellers will cause such objectionable New Title Exceptions to be removed or cured on or before the Closing Date; or (B) notice that the Sellers elect not to cause such New Title Exception to be removed or cured. Any New Title Exceptions that the Sellers have elected not to remove or cure or which Seller, after electing to remove or cure, fails to remove or cure by the Closing Date, shall hereinafter be referred to as an “Uncured New Title Exception”.

(d) At Closing, the Buyer’s sole and exclusive remedy with respect to any Uncured Schedule 7.6 Title Exception, Uncured Second Stage Corrective Deed Title Failure and/or Uncured New Title Exception (collectively, the “Uncured Title Exceptions”) shall be as follows: (x) if the Uncured Title Exceptions have in the aggregate, a four million dollars ($4,000,000) or more adverse monetary impact on the Company any of the Subsidiaries or the Timberlands (“Title Basket”), the Closing Date Cash Payment shall be reduced by the amount of the adverse monetary impact of such Uncured Title Exceptions without reduction for the Title Basket; and (y) if the adverse monetary impact of such Uncured Title Exceptions do not exceed the Title Basket, then the Buyer shall be deemed to have accepted all of the Uncured Title Exceptions and such Uncured Title Exceptions shall be deemed Permitted Liens and the Parties shall proceed with the Closing. All disputes between the Parties and/or their respective Representatives involving or relating to whether the Uncured Title Exceptions exceeds or does not exceed the Title Basket shall be referred to a Forestry Consultant. Each Party will, at a mutually agreed time within three days after such referral, submit to the Forestry Consultant their respective calculations of the adverse monetary impact of the Uncured Title Exceptions; provided, however, in the event of any Title Failure, the parties stipulate and agree that the adverse monetary impact of such Title Failure shall be equal to the Agreed Land Acre Value of the tract of Timberlands subject to such Title Failure. Within thirty (30) days of such submissions, the Forestry Consultant shall determine the fair adverse monetary impact of the Uncured Title Exceptions in accordance with this Section 7.6(d) and shall select any amount between the Sellers’ and Buyer’s submissions as being most representative of the adverse monetary impact, and the amount so determined by the Forestry Consultant shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be borne in inverse proportion to the extent the final determination by the Forestry Consultant is in agreement with the submission of each Party.

(e) Notwithstanding the foregoing, and without further notice of objection by Buyer, Seller shall be obligated to cure, on or before the Closing Date, all Monetary Liens. In no event shall Buyer be obligated to object to any Monetary Liens, and Seller shall be required to cure all such Monetary Liens on or prior to Closing.

Section 7.7 Supply Agreements

. Buyer hereby agrees to (a) provide Sellers, IP and GP with all information required by the proposed Caddo Supply Agreements and the Original Master Stumpage Agreements in connection with the request for the consent to the assignment and assumption of the Caddo Supply Agreements, including, without limitation, the identity of creditworthy entities (that have the financial and operational resources and capacity to meet the obligations under the Caddo Supply Agreements) that Buyer proposes to substitute for Sellers and Sellers’ affiliates under the

Caddo Supply Agreements and (b) enter into new master stumpage agreements substantially similar to the Original Master Stumpage Agreements with creditworthy entities (that have the financial and operational resources and capacity to meet the obligations under the new master stumpage agreements) (the “New Stumpage Agreements”). Buyer shall exercise Reasonable Efforts to (x) provide such information as IP and/or GP may reasonably request or require, (y) satisfy the requirements and conditions of Caddo Supply Agreements with respect to the assignment and assumption of the Caddo Supply Agreements, and (z) cause the completion of the assignment and assumption of the Caddo Supply Agreements.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE CLOSING

Section 8.1 Conditions Precedent to Each Party’s Obligations

. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing (as may be extended pursuant to the terms hereof), of all of the following conditions, any one or more of which to the extent permitted by Law may be waived in writing at the option of the Buyer and the Sellers:

(a) No Legal Prohibition. No Law shall exist or be enacted or promulgated by any Governmental Authority which would prohibit the consummation by such Party of the transactions contemplated hereby.

(b) No Injunction. No Party shall be prohibited or restrained by any Governmental Order from consummating the transactions contemplated hereby.

(c) Consents. The Company and the Sellers shall have received and delivered an executed copy of all Third Party Consents identified on Schedule 3.7(a) and all Governmental Consents identified on Schedule 3.7(b)(i).

Section 8.2 Conditions Precedent to Obligations of the Buyer

. The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Buyer:

(a) Accuracy of Representations and Warranties; Performance of Covenants.

(i) The representations and warranties of the Company and the Sellers contained in this Agreement (other than the representations and warranties in Section 3.2 (Authorization; Enforceability), Section 3.4 (Capitalization), Section 3.10(c) (Absence of Certain Changes), Section 3.22 (Affiliate Transactions) and Section 3.24 (Brokers) (collectively, the “Special Representations”)) shall be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that has a similar impact or effect, set forth therein) on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) that would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Special Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period).

(ii) The Company and the Sellers shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing.

(iii) The Buyer shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of each of the Company and each of the Sellers, certifying the fulfillment of the conditions set forth in this Section 8.2(a), with respect to the Company and the Sellers.

(b) Closing Deliveries. The Buyer shall have received the items to be delivered pursuant to Section 9.2.

(c) Title Policies. At Closing, each of Buyer and the Debt Financing Sources shall have received marked Approved Title Commitments which meet the following conditions: (i) the Approved Title Commitments shall only contain such changes as approved or deemed approved by the Buyer, or which the Buyer is not permitted to object to, in accordance with Section 7.6 hereunder, (ii) such Approved Title Commitments for the benefit of the Buyer shall include the non-imputation endorsement in the form as agreed to in writing by the Title Company prior to the Effective Date and such Approved Title Commitments for the benefit of the Debt Financing Sources shall include the future advances, first loss and variable rate endorsements in the form as agreed to in writing by the Title Company prior to the Effective Date, and (iii) such Approved Title Commitments shall otherwise be in form and content reasonably acceptable to the Buyer and the Debt Financing Sources (collectively, the “Pro-Forma Title Policies”); provided, however, (A) in no event shall Buyer have the right to claim that this condition is not satisfied as a result of any exceptions taken by First American Title Insurance Company (the “Title Company”) which are approved or deemed approved by Buyer, or which the Buyer is not permitted to object to, in accordance with Section 7.6 and (B) in no event shall Buyer have the right to claim that this condition is not satisfied for failure of the Title Company to issue any endorsements requested by Buyer which are not otherwise required by the terms of this Section 8.2(c), unless such failure of condition is a result of Seller’s failure or refusal to execute and/or deliver any documents required pursuant to Section 9.2 below. Subject only to payment of the premiums at Closing, Buyer shall have received written confirmation that the Title Company will issue (i) to the Company and/or its Subsidiaries, new owner’s title insurance policies with respect to the Timberlands in the form of the Pro-Forma Title Policies and in the amount of the Enterprise Value such that the Company or its Subsidiaries shall have title insurance bearing an effective date as of the Closing Date, subject only to the exceptions to coverage set forth in the Pro-Forma Title Policies, and (ii) as to the Debt Financing Sources, a Loan Policy of Title Insurance (Form T-2) in the form of the Pro-Forma Title Policies and in the amount of the Debt Financing such that the Debt Financing Sources shall have title insurance bearing an effective date as of the recordation of the deeds of trust securing the Debt Financing, subject only to the exceptions to coverage set forth in the Pro-Forma Title Policies (the title policies being referred to herein individually as a “Title Policy” and collectively as the “Title Policies”).

(d) Casualty Losses. The Timber Adjustment Value of all Casualty Losses incurred during the Timber Adjustment Period shall be less than $50,000,000 in the aggregate.

(e) Intentionally Omitted.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect with respect to the Company and its Subsidiaries.

(g) Supply Agreements. (i) The Company, CP Parent LP, LogCo LLC and IP shall have executed and delivered the Caddo Pulpwood Supply Agreements in the form attached hereto as Exhibit O-1, and (ii) the Company, CP Parent LP, LogCo LLC and GP shall have executed and delivered the Caddo Sawtimber Supply Agreements in the form attached hereto as Exhibit O-2.

(h) Supply Agreement Consents. Subject to the Buyer’s performance of the covenants set forth in Section 7.7 above, IP shall have consented to (i) the assignment and assumption of the Caddo Pulpwood Supply Agreements between LogCo LLC and an entity designated by Buyer (ii) the execution of the New Stumpage Agreements with respect to the Timberlands encumbered by the Caddo Pulpwood Supply Agreements, and (iii) the change of control of Company and its Subsidiaries contemplated by the terms of this Agreement, and GP shall have consented to (x) the assignment of the Caddo Sawtimber Supply Agreements between LogCo LLC and an entity designated by Buyer, (y) the execution of the New Stumpage Agreements with respect to the Timberlands encumbered by the Caddo Sawtimber Supply Agreements, and (z) the change of control of Company and its Subsidiaries contemplated by the terms of this Agreement, in each case (i) pursuant to the form of consent attached hereto as Exhibit J, and without any material conditions to such consents imposed by IP or GP, respectively, and (ii) without material modifications to form of Caddo Supply Agreements previously approved by the Buyer (collectively, the “Caddo Supply Agreements Consents”).

(i) LogCo Companies Estoppel. LogCo LLC shall have delivered an estoppel relating to each of the Caddo Pulpwood Supply Agreements and the Caddo Sawtimber Supply Agreements for the benefit of Buyer and Buyer’s Debt Financing Sources in the forms attached hereto as Exhibit K.

(j) Orbis Map Book. Orbis shall have delivered to Buyer a final “map book” and congruence report incorporating the legal descriptions set forth in the Pro-Forma Title Policies.

(k) Orbis Certification. Orbis shall have delivered to Buyer a certification as to the legal descriptions set forth in the Pro-forma Title Policies in the form attached as Exhibit L.

(l) Former Jasper Truck Shop Landfill Threshold. The Estimated Jasper Remediation Cost of the Former Jasper Truck Shop Landfill shall not exceed Five Million Dollars ($5,000,000) in the aggregate, unless the Sellers agree in writing to pay for such excess (“Estimated Remediation Cost Threshold Excess”). The Limited Phase II Report shall not recommend an Expanded Phase II Investigation.

(m) Corrective Deed Title Commitments. Buyer shall have received the Main Stage Corrective Deed Title Commitments.

(n) Escrow Letter. Buyer, Seller, the Debt Financing Sources, American AgCredit, and the Title Company shall have executed a form of escrow instruction letter consistent with this Agreement, the Debt Commitment Letter, and the Collateral Release Letter, and otherwise reasonably acceptable to the Debt Financing Sources.

Section 8.3 Conditions Precedent to Obligations of the Sellers

. The obligations of the Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Sellers:

(a) Accuracy of Representations and Warranties; Performance of Covenants.

(i) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period).

(ii) The Buyer shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing.

(iii) The Sellers shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of the Buyer, certifying the fulfillment of the conditions set forth in this Section 8.3(a) with respect to Buyer.

(b) Closing Deliveries. The Sellers shall have received, or waived delivery of, the items to be delivered pursuant to Section 9.3.

(c) Supply Agreements. IP shall have executed and delivered the Caddo Pulpwood Supply Agreements and GP shall have executed and delivered the Caddo Sawtimber Supply Agreements.

(d) Supply Agreement Consents. Each of IP and GP shall have delivered the applicable Caddo Supply Agreements Consents.

ARTICLE IX

CLOSING

Section 9.1 Time and Place

. The Closing shall take place at the offices of Greenberg Traurig, LLP, 1900 University Avenue, 5th Floor, East Palo Alto, California 94303, no later than 11:00 am EST on the date that is two (2) Business Days after the satisfaction or waiver in writing of the conditions set forth in Article VIII (other than those conditions that by their terms shall be or must necessarily be satisfied at the Closing), or such other date as the Buyer and the Sellers mutually agree; provided, however, that in no event will Buyer or Sellers be obligated to consummate the Closing prior to July 2, 2018.

Section 9.2 Deliveries by the Company and the Sellers

. At the Closing, the Company and the Sellers shall deliver or cause to be delivered to the Buyer (and, in the case of Section 9.2(k)(i), to the Title Company):

(a) Instruments of Transfer. Certificates representing the Partnership Interests, duly endorsed in blank or accompanied by duly executed powers;

(b) Corporate Documents. A complete copy of (i) the Certificate of Limited Partnership of the Company certified by the Secretary of State of the State of Delaware and (ii) copies of the Certificates of Incorporation, Limited Partnership or Formation of each of the Subsidiaries of the Company certified by the Secretary of State of such State in which each such Subsidiary was formed or incorporated, each as of a date not more than ten (10) days prior to the Closing Date;

(c) Minute Books. Complete copies of the minute books, stock ledgers and similar corporate records, and corporate seals of the Company and each of the Subsidiaries of the Company; provided, however, that such records shall be redacted to exclude any matters unrelated to the Company and the Subsidiaries;

(d) Good Standing Certificates. A Certificate of good standing with respect to each Company and each Subsidiary of the Company, issued by the Secretary of State of such State in which each Company or Subsidiary was formed or incorporated, each as of a date not more than ten (10) days prior to the Closing Date;

(e) Board Resolutions. A copy of the resolutions of the Company’s board of directors (or equivalent), certified by the secretary of the Company as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder;

(f) Company Certificate. The certificate required by Section 8.2(a);

(g) Escrow Agreement. A copy of each of the Purchase Price Escrow Agreement and the Earnest Money Escrow Agreement, duly executed by each of the Sellers and Escrow Agent;

(h) Resignations. Resignations effective as of the Closing Date of those directors and officers of the Company and its Subsidiaries as the Buyer may request to resign;

(i) Non-Foreign Affidavits. From each Seller, a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under IRS Notice 2018-29, 2016 IRB 495 and the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

(j) Other Documents. Such other documents and instruments as the Buyer or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby;

(k) Timberlands.

(i) (A) an owner’s affidavit and gap indemnity, in the form attached hereto as Exhibit F, which shall not cause any additional exceptions to the Pro-forma Title Policies other than which are approved or deemed approved by Buyer, or which the Buyer is not permitted to object to, in accordance with Section 7.6, or subject to any revisions necessary to reflect any Contracts entered into by the Sellers, the Company or the Subsidiaries after the Effective Date in accordance with Section 6.1, (B) an affidavit of facts, in the form attached hereto as Exhibit G, necessary to delete certain of the exceptions listed on Schedule 9.2(k) from the Title Policies, and (C) a non-imputation affidavit and/or indemnity, in the form attached hereto as Exhibit H, subject to any revisions necessary to reflect any Contracts entered into by the Sellers, the Company or the Subsidiaries after the Effective Date in accordance with Section 6.1;

(ii) the LogCo and CP Parent LP Assignments, executed by all Parties;

(iii) the bills of sale for the Nursery Asset Transfers, executed by all Parties;

(iv) the LogCo LLC estoppel required by Section 8.2(i); and

(l) The Employment Matters Agreement. A copy of the Employment Matters Agreement between CG and the Buyer, substantially in the form attached hereto as Exhibit I (“Employment Matters Agreement”), duly executed by CG; and

(m) Sellers Indebtedness. Payment of the Sellers Indebtedness as provided in Section 2.1(b);

(n) Data Rooms. A DVD or flash drive copy of the Sellers Data Rooms; and

(o) Notice Filing. An amended memorandum of agreement to be filed in the real property records for the Timberlands reflecting the execution of the Caddo Pulpwood Supply Agreements, the Caddo Sawtimber Supply Agreements, the LogCo and CP Parent LP Assignments, the LogCo Terminations, and the New Stumpage Agreements, as applicable, in a form reasonably approved by the Buyer.

Section 9.3 Deliveries by the Buyer

. At the Closing, the Buyer will deliver or cause to be delivered to the Sellers, or as otherwise specified:

(a) The Closing Date Cash Payment. Payment of the Closing Date Cash Payment as provided in Section 2.1(a);

(b) Sellers Transaction Expenses. Payment of the Estimated Sellers Transaction Expenses as provided in Section 2.1(c);

(c) Buyer Certificate. The certificate required by Section 8.3(a);

(d) Good Standing Certificate. Certificate of good standing with respect to the Buyer, issued by the Secretary of State of Delaware;

(e) Board Resolutions. A copy of the resolutions of the Buyer, certified by the secretary of the Buyer as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Buyer is a Party and the performance by the Buyer of its obligations hereunder and thereunder;

(f) Employment Matters Agreement. The Buyer shall have delivered a duly executed copy of the Employment Matters Agreement;

(g) LogCo Assignments. The Buyer shall deliver the LogCo and CP Parent LP Assignments, executed by all Parties; and

(h) Other Documents. Such other documents and instruments as the Company or the Sellers or their respective counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE X

POST CLOSING COVENANTS

Section 10.1 Director and Officer Liability and Indemnification

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(a) For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation or indemnification of, or advancement of expenses to, former officers and directors in any way which decreases or restricts, or is otherwise adverse to, the Company’s or any of its Subsidiaries’ obligations thereunder except to the extent required by Law, it being the intent of the Parties that the former officers and directors of the Company and its Subsidiaries prior to the Closing shall continue to be entitled to such exculpation and indemnification and advancement of expenses to the fullest extent permitted under applicable Law.

(b) For a period of six (6) years after the Closing, the Buyer shall, or shall cause the Company and its Subsidiaries to maintain, director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company and its Subsidiaries prior to Closing comparable to, and as to scope of coverage and amount, no less favorable than, the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals, with respect to claims arising from, relating to, or otherwise in respect of, facts or events that occurred at or before the Closing, including the transactions contemplated by this Agreement; provided, however, that neither the Buyer, the Company nor their Subsidiaries shall be required to purchase such insurance coverage for a premium amount for any one year in excess of 200% of the then commercially reasonable premium rates for such insurance (the “Tail Cap”) and if the premiums of such insurance coverage with respect to any policy year exceed the Tail Cap, the Buyer shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Tail Cap. Prior to the Closing Date, Buyer shall deliver to the Sellers reasonable evidence of the continuance as aforesaid of such coverages.

(c) In the event that the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 10.1. The provisions of this Section 10.1 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party or insured Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

Section 10.2 Access to Books and Records

. From and after the Closing, the Buyer shall, and shall cause the Company and its Subsidiaries to, provide the Sellers and their agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the Company/Property Documents with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Buyer and or the Sellers, as applicable, none of the Sellers, the Company nor its Subsidiaries shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the Company/Property Documents, in such Parties’ possession, for the period prior to the Closing Date without first offering to surrender to the Sellers or the Buyer, as applicable, such Company/Property Documents or any portion thereof which the Sellers, the Buyer, the Company or their Subsidiaries may intend to destroy, alter or dispose of.

Section 10.3 Attorney-Client Privilege

. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Company and any of its Subsidiaries in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby will survive the Closing and remain in effect; provided, that from and after the Closing such privilege will be controlled by the Sellers and not the Company and its Subsidiaries. In addition, Buyer hereby waives, on its own behalf and agrees to cause the Company and its Subsidiaries to waive, any conflicts that may arise in connection with such counsel representing the Sellers after the Closing, including in connection with a dispute with the Buyer or the Company or any of their Subsidiaries following the Closing.

Section 10.4 Corrective Deed Property

. Following the Effective Date, and for a period of twelve (12) months after the Closing Date, to the extent reasonably requested by Buyer from time to time, Sellers covenant and agree to use Reasonable Efforts, at Buyer’s sole cost and expense, to obtain such corrective instruments to fully vest title to real property that Buyer reasonably believes should be vested in the Company and/or CP Realty, including, without limitation, any Second Stage Corrective Deed Properties for which the Sellers have not delivered a corrective deed prior to Closing. Seller’s Reasonable Efforts shall include obtaining corrective deeds from IP substantially similar to the corrective instruments used to convey other corrective deed Timberlands to the Company.

Section 10.5 Jasper Truck Shop Landfill

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(a) As soon as practicable following the Effective Date and at least five (5) Business Days prior to the Closing Date, the Sellers shall cause, at Sellers’ sole cost and expense, SLR International Corporation, or other consultant reasonably acceptable to the Sellers and Buyer (the “Environmental Consultant”) to perform a Limited Phase II Investigation and prepare and deliver the Limited Phase II Report based on its findings. The Sellers shall promptly deliver copies of the complete Limited Phase II Report to the Buyer.

(b) If the Limited Phase II Report does not identify any exceedance of the TRRP PCL, then the Parties shall proceed with the Closing without any reduction in price or credit to Buyer or any remediation obligation, relating to the Former Jasper Truck Shop Landfill.

(c) If the Limited Phase II Report does identify any exceedance of the TRRP PCL, but does not recommend an Expanded Phase II Investigation, then:

(i) The Sellers shall cause the Environmental Consultant to provide a good faith estimate of the fees, cost and expense to remediate the Former Jasper Truck Shop Landfill in conformance with the TRRP PCL (“Estimated Jasper Remediation Cost”) (and if necessary, cause the Environmental Consultant to perform additional assessments to determine the Estimated Jasper Remediation Cost other than an Expanded Phase II Investigation);

(ii) The Closing Date Cash Payment shall be reduced by the amount of the Estimated Jasper Remediation Cost, not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate; unless the Sellers in their sole and absolute discretion, have agreed in writing to pay for the Estimated Remediation Cost Threshold Excess pursuant to Section 8.2(l) below;

(iii) The Buyer shall indemnify the Sellers as to the environmental condition of the Former Jasper Truck Shop Landfill pursuant to Section 11.5(d) below; and

(iv) For purposes of Section 8.2(a)(ii) below, unless agreed to by the Sellers, the Buyer cannot waive any specific covenant within this Section 10.5 without also waiving all of the covenants of this Section 10.5.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival of the Company’s and the Sellers’ Representations, Warranties and Covenants; Time Limits on Indemnification Obligations

. All representations and warranties of the Company and the Sellers contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 3.11 (Taxes), Section 3.24 (Brokers), Section 4.2 (Title to Partnership Interests), and Section 4.6 (Brokers) shall survive until the expiration of the applicable statute of limitations, and (b) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.4 (Capitalization), and Section 4.1 (Organization; Authorization; Enforceability) shall survive the Closing indefinitely. All Pre-Closing Covenants of the Seller will expire at Closing and all Post-Closing Covenants of the Company and the Sellers will survive the Closing indefinitely, or for the period of time specifically set forth therein. Notwithstanding anything set forth herein to the contrary, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the survival period of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

Section 11.2 Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations

. All of the representations and warranties of the Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date, except that the representations and warranties in Section 5.1 (Organization) and Section 5.2 (Authorization; Enforceability) shall survive indefinitely. All Pre-Closing Covenants of the Buyer will expire at Closing. All Post-Closing Covenants of the Buyer will survive the Closing indefinitely, or for the period of time specifically set forth therein. Notwithstanding anything set forth herein to the contrary, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the survival period of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

Section 11.3 Indemnification by the Sellers Relating to the Company

. Subject to the terms, conditions and limitations set forth in this Article XI, from and after the Closing, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses sustained or incurred by any Buyer Indemnified Party resulting from:

(a) any inaccuracy in or breach of a representation or warranty made by the Company in Article III of this Agreement or in any certificate delivered by the Company pursuant to Article VIII;

(b) any breach of any covenant made by the Company pursuant to Section 6.1.

(c) any claim or assertion for broker’s or agent’s fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by the Company or any of its Affiliates;

(d) Sellers Transaction Expenses or any Company Indebtedness that remains unpaid and were not taken into account in the final calculation of the Purchase Price;

(e) the Sellers Indebtedness;

(f) arising from (i) any default or breach of or penalty under the Harvest Contracts (including the Caddo Supply Agreements), to the extent such default, breach or penalty originated prior to the Closing Date or (ii) the Original Master Stumpage Agreements;

(g) the LogCo and CP Parent LP Assignments and the Nursery Asset Transfers, to the extent of any Losses originating prior to the Closing Date; and

(h) arising from the matters set forth on Schedule 11.3(h); provided, that, the Buyer Indemnified Parties shall be responsible for the reimbursement of the Sellers or their Affiliates for any deductible required to be paid by the Company, the Sellers or their Affiliates under any insurance policies maintained by the Sellers or their Affiliates and covering such matters; provided, further, that the aggregate amount paid to the Buyer Indemnified Parties by the Sellers or their Affiliates shall be the cap amount under any applicable such insurance policy.

Section 11.4 Indemnification by the Sellers Relating to the Sellers

. Subject to the terms, conditions and limitations set forth in this Article XI, the Sellers shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses sustained or incurred by any Buyer Indemnified Party resulting from:

(a) any inaccuracy in or breach of a representation or warranty made by Sellers in Article IV of this Agreement or in any certificate delivered by the Sellers pursuant to Article VIII;

(b) any breach of any covenant contained in Section 6.1 or Post-Closing Covenant made by the Sellers; or

(c) any claim or assertion for broker’s or agent’s fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by the Sellers or their Affiliates.

Section 11.5 Indemnification by the Buyer

. Subject to the terms, conditions and limitations set forth in this Article XI, the Buyer shall indemnify, defend and hold harmless the Sellers Indemnified Parties from and against, any and all Losses sustained or incurred by any Sellers Indemnified Party resulting from:

(a) any breach of a representation or warranty made by the Buyer in Article V or in any certificate delivered by the Buyer pursuant to Section 8.3(a);

(b) any breach of a covenant, agreement or obligation to be performed by the Buyer;

(c) any claim or assertion for broker’s or finder’s fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by either the Buyer or any of its Affiliates; or

(d) any claims arising from the environmental condition of the Former Jasper Truck Shop Landfill, including without limitation, the condition of the soil and groundwater in, on or under the Former Jasper Truck Shop Landfill; provided that in no event shall the Sellers be permitted to seek indemnification for the specific recovery of the Estimated Jasper Remediation Cost (or if applicable, the Estimated Remediation Cost Threshold Excess) actually paid by the Sellers to Buyer pursuant to Section 10.5 above.

Section 11.6 Indemnification Procedure for Third Party Claims

. Subject to Section 11.11 relating to Taxes, in the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any Governmental Order or the commencement of any Legal Proceedings by any Person who is not a Party or an Affiliate of a Party, including any Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), such Indemnified Party shall give written notice thereof, together with a statement of any reasonably available information regarding such Third Party Claim to such Indemnifying Party within thirty (30) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give such Indemnifying Party a reasonable opportunity to respond to and defend such Third Party Claim); provided, however, that the failure by the Indemnified Party to give such written notice during such period shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits substantial rights or defenses by reason of such failure. The Indemnifying Party shall have the right upon written notice to the Indemnified Party, within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party, with legal counsel reasonably satisfactory to the Indemnified Party. In the event that the Indemnifying Party does not conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim and the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party. In the event that the Indemnifying Party does elect to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, and the Indemnified Party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing; provided, that the Indemnified Party shall have the right to compromise and settle the Third Party Claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim, unless pursuant to or as a result of such settlement or cessation, (i) no injunctive or other equitable relief would be imposed against the Indemnified Party, (ii) does not contain any admission of liability or wrongdoing and (iii) no liability or financial or other obligation on the part of the Indemnified Party is imposed or created and each claimant or plaintiff in such Third Party Claim has given to the Indemnified Party an unconditional release from all liability with respect to such Third Party Claim. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim solely in the event of a proceeding to which the Indemnifying Party is also a party and the Indemnified Party provides a legal opinion that a material conflict exists between the Indemnified Party and the Indemnifying Party. If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.6 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect.

Section 11.7 Calculation of Losses

.

(a) The amount of any Losses payable under this Article XI by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made up to the amount received by the Indemnified Party, net of any direct, out-of-pocket expenses reasonably incurred by such Indemnified Party in collecting such amount. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(b) Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not be liable under this Article XI for any Losses relating to any matter to the extent that (i) there is included in the Latest Balance Sheet a specific liability or reserve relating to such matter, if and to the extent that the applicability of any liability or reserve to a particular representation or warranty made herein is readily apparent; (ii) the Indemnified Party shall have otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.2 hereof; (iii) the Indemnified Party shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss; or (iv) such Losses are consequential, indirect, incidental or punitive damages;; provided, however, that nothing herein shall limit a Person’s ability to recover any such Losses (A) to the extent paid in connection with a Third Party Claim or (B) to the extent permitted by clause (vi); or (vi) such Losses are based upon any multiplier of profits, earnings, or cash flow, including, earnings before interest, tax, depreciation or amortization or any other valuation metric; provided, however, that nothing herein shall limit a Person’s ability to recover any such Losses in connection with an inaccuracy in or breach of Section 3.8 (Financial Statements) hereof.

(c) The Indemnified Parties shall take, and shall cause their respective Affiliates to take, Reasonable Efforts to mitigate and otherwise minimize their Losses to the extent reasonably practicable upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

(d) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment.

Section 11.8 Limitation on Indemnification

.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall not be liable hereunder to the Buyer Indemnified Parties pursuant to Section 11.3(a) or Section 11.4(a) as a result of any breach of any of the representations or warranties of the Company or the Sellers as set forth in Article III or Article IV or in any certificate delivered by the Company pursuant to Section 8.2(a), if with respect to any individual item of Loss, such item is less than Fifty Thousand Dollars ($50,000) (each, a “Minor Claim”).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall not be liable hereunder to the Buyer Indemnified Parties pursuant to Section 11.3(a) or Section 11.4(a) as a result of any breach of any of the representations or warranties of the Company or the Sellers as set forth in Article III or Article IV or in any certificate delivered by the Company pursuant to Section 8.2(a), except to the extent that the Losses incurred by the Buyer Indemnified Parties as a result of such breaches shall exceed in the aggregate Five Million Dollars ($5,000,000) and then only to the extent of such excess (the “Deductible”), provided, however, in no case will any Minor Claims be included or considered as Losses for purposes of calculating or administering the Deductible.

(c) The aggregate amount required to be paid by (i) the Sellers pursuant to Section 11.3(a) and Section 11.4(a) as a result of any breach of any of the representations and warranties of the Company or the Sellers as set forth in Article III or Article IV or in any certificate delivered by the Company or Sellers pursuant to Section 8.2(a), or (ii) the Buyer pursuant to Section 11.5(a) as a result of any breach of any of the representations and warranties of the Buyer as set forth in Article V or in any certificate delivered by the Buyer pursuant to Section 8.3(a), shall not exceed in the aggregate Thirty Million Dollars ($30,000,000) (the “Cap Amount”).

(d) Notwithstanding the foregoing, the limitations set forth in Section 11.8(a), 11.8(b) and 11.8(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.4 (Capitalization), Section 3.11 (Taxes), Section 4.1 (Organization; Authorization; Enforceability), and Section 4.2 (Title to Partnership Interests).

(e) Notwithstanding any other provision of this Agreement to the contrary, if on or before the Effective Date, the Buyer has Knowledge of any fact, event, circumstance or information that would cause or establish one or more of the representations and warranties made by any Indemnifying Party in this Agreement, or in any document delivered in connection with the consummation of the transactions contemplated hereby, to be inaccurate, erroneous, untrue, incorrect or incomplete, in whole or part, as of the date made, then the Buyer (or any Indemnified Party claiming through Buyer) shall have no right to assert any claim for indemnification hereunder or to seek any remedy after the Closing with respect to such inaccuracy, error, falsity, mistake or omission or any such breach of representations and warranties and shall be deemed to have waived its rights to indemnification hereunder for Losses in respect thereof.

(f) Except as provided in Section 11.3, no claim shall be brought or maintained by the Buyer, the Company or any of their Subsidiaries or their respective successors or permitted assigns against any officer, director, equity holder or employee (present or former) of the Sellers, or any officer, director or employee (present or former) of the Company or any of its Subsidiaries, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company or the Sellers set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder, except to the extent that the same shall have been the result of fraud or criminal conduct by any such Person (and in the event of such fraud or criminal conduct, such recourse shall be brought or granted solely against the Person or Persons committing such fraud or criminal conduct).

(g) The Buyer, the Company, their Subsidiaries and their respective successors and permitted assigns, hereby waive any right to seek contribution or other recovery from any officer, director, equityholder or employee (present or former) of the Sellers, or any officer, director or employee (present or former) of the Company or any of its Subsidiaries that any of them may now or in the future have under any Environmental Law. The Buyer, the Company, their Subsidiaries and their respective successors and permitted assigns hereby release all officers, directors, equityholders and employees (present or former) of the Sellers, and all officers, directors or employees (present or former) of the Company and its Subsidiaries from any and all such claims, demands and causes of action that any of them may now or in the future have under such Environmental Law.

(h) Any payments made pursuant to Section 11.3 and Section 11.4 shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by all Parties on their Tax Returns to the extent permitted by Law.

Section 11.9 Exclusion of Other Remedies

. The Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article XI shall constitute the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the Other Agreements and the transactions contemplated hereby and thereby other than to the extent expressly set forth in Section 4 of the Employee Matters Agreement. The provisions of this Section 11.9 will not, however, prevent or limit a cause of action (a) on account of fraud or criminal conduct, (b) under Section 2.2(b) to enforce any decision or determination of the Independent Accountant or under Section 2.3(f) to enforce any determination of any arbitration conducted pursuant to such section, or (c) under Section 14.16 to obtain an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement and to enforce specifically the terms and provisions hereof, including to enforce the provisions of Section 7.4 (subject to the limitations contained therein). Nothing in this Section 11.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of, any Party’s fraudulent or criminal conduct.

Section 11.10 Limitations on Liability

. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, equityholder, Affiliate, agent, attorney or other Representative of any Party hereto or of any Affiliate of any of the foregoing, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby, whether based on contract, tort or strict liability or other theory, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of any Party or other Person or otherwise.

Section 11.11 Tax Matters

.

(a) Tax Return Filing—Pass-Through Income Tax Returns. Sellers shall prepare or cause to be prepared, at their cost and expense, all Pass-Through Income Tax Returns (including the Pass-Through Income Tax Returns for the Company taxable year ending on the Closing Date), in each case, for taxable periods ending on or before the Closing Date (such Tax Returns, the “Seller Returns”). Sellers shall timely file all Seller Returns prepared pursuant to this Section 11.11(a).

(b) Tax Return Filing—Other Returns. Buyer shall, at its cost and expense, prepare or cause to be prepared, and timely file or cause to be timely filed (taking into account all extensions of time to file), all Tax Returns (excluding Seller Returns) of the Company and its Subsidiaries for Tax periods ending on or before or that include the Closing Date, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date but only if not filed by the Company prior to the Closing (such Tax Returns, the “Buyer Returns”). All Buyer Returns shall be prepared and filed in a manner that is consistent with the past procedures and practices and accounting methods of the Company, unless otherwise required pursuant to applicable Law and so long as such positions are “more likely than not” (or at a higher confidence level) to be sustained if audited. Buyer shall cause the Company to timely file (taking into account all extensions of time to file) all Buyer Returns prepared pursuant to this Section 11.11(b).

(c) Cooperation. The Buyer, the Company and the Sellers shall cooperate in good faith, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 11.11 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Agreement (including any supporting work papers, schedules and documents). Such cooperation shall include (upon the other Party’s request) the provision of records and information within such Party’s control which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Tax Treatment. The Buyer, the Sellers and the Company intend that for U.S. federal and applicable state and local income tax purposes the acquisition of the Partnership Interests pursuant to this Agreement be treated as in the manner provided in Internal Revenue Service Revenue Ruling 99-6, Situation 2 and agree to file all income Tax Returns consistent with such intent. Except as provided in the preceding sentence, the Buyer and the Sellers shall not, and shall not permit the Company or any of its Subsidiaries to, take any position inconsistent with the form of the transactions set forth in this Agreement in any filing made by each such Party with any Taxing Authority.

(e) Indemnified Taxes; Tax Claims. Sellers shall indemnify Buyer, the Company and its Subsidiaries upon demand for any Indemnified Taxes. If, after the Closing Date, any Taxing Authority issues to the Company or any of its Subsidiaries a written notice of its intent to audit, examine or conduct an audit, examination, or other proceeding, in each case with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (a “Tax Claim”), Buyer will give prompt notice to Sellers of such Tax Claim following receipt; provided, however, that no failure or delay by Buyer to provide such notice shall reduce or otherwise affect the obligation of Sellers hereunder, except and only to the extent that Sellers are materially prejudiced in their defense of such matter by such failure or delay.

(i) In the case of a Tax Claim with respect to a Pass-Through Income Tax Return of the Company for a Pre-Closing Tax Period, the Sellers shall represent and defend the Company at Sellers’ sole cost and expense. The Sellers will not permit the Company or its partnership representative to make an election pursuant to Section 1101(g)(4) of the Bipartisan Budget Act of 2015 or Treasury Regulations Section 301.9100-22T to apply the Revised Partnership Audit Procedures in the case of any audit of any taxable year of the Company beginning before January 1, 2018, and in the case of any Tax audit of the Company’s taxable year ending on the Closing Date, the Company or its partnership representative shall elect under Section 6226 of the Code and any Treasury Regulations or other IRS Guidance thereunder (and take all other actions necessary under the Code and any Treasury Regulations or other IRS Guidance to make such election effective) to not apply Section 6225 of the Code and to have each partner of the Company (in the year under audit) take into account its share of any adjustments.

(ii) In the case of a Tax Claim solely with respect to a Pre-Closing Tax Period, other than with respect to a Pass-Through Income Tax Return of the Company for a Pre-Closing Tax Period, Sellers will have the option, at Sellers’ sole cost and expense, to elect to control such Tax Claim; provided that Buyer, at its sole cost and expense, will have the right to participate in any such Tax Claim and that Sellers (1) will keep Buyer reasonably informed concerning the progress of any such Tax Claim, and (2) will provide Buyer copies of all correspondence and other documents relevant to any such Tax Claim. Sellers agree not to settle such Tax Claim without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

(iii) Buyer shall have the right to control any Tax Claim that is not described in the foregoing paragraphs (i) and (ii), including any Tax Claim described in paragraph (ii) that Sellers do not elect to control, within fifteen (15) days after receipt of notice of such Tax Claim, pursuant to this Section 11.11(e) (each, a “Buyer’s Tax Claim”).

Section 11.12 Liquidity Covenant

. To ensure that Sellers have sufficient available funding in order to ensure that Sellers meet their indemnification payment obligations as and when arising pursuant to this Article XI, CP Parent LP agrees to continuously maintain Liquid Assets having a market value of at least $30,000,000 (“Liquid Assets Threshold”) for a period of twelve (12) months from and after the Closing Date (“Liquid Assets Threshold Period”). Notwithstanding the foregoing to the contrary, (i) the Liquid Assets Threshold shall be reduced dollar for dollar for any amounts paid to the Buyer or its Affiliates pursuant to this Article XI and (ii) if any Buyer Indemnified Party has made a claim for indemnification pursuant to this Article XI that has not been finally resolved during the Liquid Assets Threshold Period, solely for such claim(s), the Liquid Assets Threshold Period shall be extended until the date that is thirty (30) days after the final resolution of such claim(s) and the Liquid Assets Threshold shall be reduced to an amount reasonably necessary to fully pay such claim(s), if necessary. The Sellers shall direct the financial institution in which the cash, cash equivalents and readily marketable securities are maintained to deliver to the Buyer monthly bank statements verifying CP Parent LP’s compliance with this Section 11.12 for so long as CP Parent LP remains subject to the requirements of this Section 11.12. This Section 11.12 shall automatically terminate on the expiration of the Liquid Assets Threshold Period (as may be extended pursuant to the terms of this Section 11.12).

ARTICLE XII

TERMINATION

Section 12.1 Termination

. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Buyer and each of the Sellers;

(b) by the Buyer or each of the Sellers in writing (provided the Party seeking to terminate this Agreement is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before one hundred twenty (120) days after the Effective Date (the “Outside Date”) due to a failure of condition set forth in Article VIII to be satisfied; provided, however, if the Closing has not occurred by the Outside Date due to a failure of the conditions set forth in Section 8.2(g), Section 8.2(h), Section 8.3(c) or Section 8.3(d) to be satisfied, then either Buyer or Sellers shall have the option, exercisable by written notice to the other Party, to extend the Outside Date for up to an additional sixty (60) days;

(c) by the Buyer in writing, in the event of any breach of this Agreement by the Company or the Sellers that would result in a failure of the conditions set forth in Section 8.2, which breach remains uncured thirty (30) days following written notice by the

Buyer to the Sellers of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) will not be available to the Buyer if the Buyer is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 8.3(a)(i) or Section 8.3(a)(ii) is incapable of being satisfied;

(d) by each of the Sellers in writing, in the event of any breach of this Agreement by the Buyer that would result in a failure of the conditions set forth in Section 8.3, which breach remains uncured thirty (30) days following written notice by the Sellers to the Buyer of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(d) will not be available to the Sellers if the Sellers are then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 8.2(a)(i) or Section 8.2(a)(ii) is incapable of being satisfied;

(e) by each of the Sellers in writing, (i) in the event all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or validly waived at the time of such termination (other than those conditions that, by their nature, are to be satisfied by action taken at the Closing (each of which is then capable of being satisfied)), (ii) each of the External Financing Sources shall have confirmed that the External Financing has been funded or will be funded if at the Closing (x) the Parent Equity Financing is funded, (y) the Debt Financing is funded, in the case of the External Equity Financing and (z) the External Equity Financing is funded, in the case of the Debt Financing, (iii) the Sellers shall have notified the Buyer in writing that all conditions set forth in Section 8.3 have been satisfied (other than those conditions that, by their nature, are to be satisfied by action taken at the Closing (each of which is then capable of being satisfied)) or that the Sellers are waiving any such unsatisfied conditions for the purpose of consummating the Closing and the Sellers are ready, willing and able to consummate the Closing on such date and for the three (3) Business Days thereafter, and (iv) the Buyer fails to complete the Closing within three (3) Business Day period referred to in clause (iii); provided, that any termination of this Agreement by the Buyer pursuant to Section 12.1(b) shall be deemed a termination pursuant to this Section 12.1(e) if at the time of such termination the conditions of clauses (i), (ii) and (iii) of this Section 12.1(e) have been satisfied;

(f) by each of the Sellers in writing, (i) in the event all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or validly waived at the time of such termination (other than those conditions that, by their nature, are to be satisfied by action taken at the Closing (each of which is then capable of being satisfied)), (ii) the Sellers shall have notified the Buyer in writing that all conditions set forth in Section 8.3 have been satisfied (other than those conditions that, by their nature, are to be satisfied by action taken at the Closing (each of which is then capable of being satisfied)) or that the Sellers are waiving any such unsatisfied conditions for the purpose of consummating the Closing and the Sellers are ready, willing and able to consummate the Closing on such date and for the three (3) Business Days thereafter, and (iii) the Buyer fails to complete the Closing within three (3) Business Day period referred to in clause (ii); provided, that any termination of this Agreement by the Buyer pursuant to Section 12.1(b) shall be deemed a termination pursuant to this Section 12.1(f) if at the time of such termination the conditions of clauses (i) and (ii) of this Section 12.1(f) have been satisfied; or

(g) by any Party if (i) there shall be any Law that prohibits or otherwise makes consummation of the transactions contemplated by this Agreement illegal or (ii) any Governmental Order has been enacted, promulgated, enforced or entered which, in any such case, has become final and non-appealable and has the effect of prohibiting or otherwise making the consummation of the transactions contemplated by this Agreement illegal; provided, however, that the provisions of this Section 12.1(g) shall not be available to any Party which is in breach of such Party’s obligations under Section 6.2 or Section 7.1, as applicable, to extent such breach is the cause of the circumstances set forth in (i) or (ii) of this Section 12.1(g).

Section 12.2 Effect of Termination; Liquidated Damages

.

(a) In the event of termination of this Agreement by Buyer or Sellers pursuant to Section 12.1, this Agreement shall become null and void and have no effect, and all rights and obligations of the Parties under this Agreement shall terminate without any Losses of any Party to any other Party other than as set forth in Section 12.2(b); provided, however, that the provisions of Section 6.4(d) and Section 6.4(e) (Reasonable Access; Confidentiality), Section 14.5 (Expenses), Section 14.6 (Governing law), Section 14.9 (Third Parties), Section 14.12 (Release), Section 14.15 (Submission to Jurisdiction), Section 14.16 (Waiver of Jury Trial), Section 14.18 (Non-Solicitation) and this Section 12.2 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article XIII and any related definitions of defined terms), shall expressly survive the termination of this Agreement.

(b) In the event that this Agreement is terminated in accordance with Section 12.1(d) (other than in connection with a breach of Buyer’s obligation to complete the Closing upon satisfaction of the conditions set forth in Sections 8.1 and 8.2) or Section 12.1(e) hereof (or pursuant to Section 12.1(b) in the event that such termination is deemed a termination under Section 12.1(e) pursuant to the proviso to Section 12.1(e)), the Sellers shall be entitled to draw the entire Earnest Money Deposit pursuant to the Earnest Money Escrow Agreement (the “First Termination Fee”).

(c) In the event that this Agreement is terminated in accordance with Section 12.1(f) hereof (or pursuant to Section 12.1(b) in the event that such termination is deemed a termination under Section 12.1(f) pursuant to the proviso to Section 12.1(f)), the Sellers shall be entitled to draw $5,000,000 of the Earnest Money Deposit pursuant to the Earnest Money Escrow Agreement (the “Second Termination Fee”, and together with the First Termination Fee, as applicable, the “Applicable Termination Fee”) and, simultaneously with the Sellers receiving the Second Termination Fee, the Sellers shall cause the Escrow Agent to return the remaining amount of the Earnest Money Deposit to the Buyer.

(d) In the event that this Agreement is terminated other than pursuant to Section 12.1(d), Section 12.1(e), or Section 12.1(f) hereof (or pursuant to Section 12.1(b) in the event that such termination is deemed a termination under Section 12.1(e) or Section 12.1(f) pursuant to the proviso to Section 12.1(e) or Section 12.1(f)), the Sellers shall (i) not be entitled to draw upon the Earnest Money Deposit pursuant to the Earnest Money Escrow Agreement and (ii) shall cause the Escrow Agent to return the Earnest Money Deposit to the Buyer as soon as is reasonably practicable, but in any event within three (3) Business Days of such termination of this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, Sellers and the Company agree and acknowledge that, except as expressly permitted by Section 14.17 or Section 14.18 or pursuant to the Earnest Money Escrow Agreement, the Non-Disclosure Agreement, the Parent Equity Commitment Letter or any External Equity Commitment Letter, if Buyer fails to effect the Closing or is otherwise in breach of this Agreement prior to the consummation of the Closing, then (i) Sellers’ sole and exclusive remedy against Buyer, any External Financing Source, Parent or any of their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Parent Related Parties”), whether at Law or equity, in Contract, in tort or otherwise, shall be to terminate this Agreement and to collect, if due, the Applicable Termination Fee as set forth in Section 12.2(b) or 12.2(c) above, (ii) the Applicable Termination Fee as set forth in Section 12.2(b) or 12.2(c) above shall be deemed liquidated damages for any and all direct or indirect losses or damages of any kind, character or description incurred or suffered by the Sellers or the Company in connection with this Agreement, the Other Agreements or the transactions contemplated hereby and thereby, and (iii) no other Parent Related Party shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or any Other Agreement or any of the transactions contemplated hereby or thereby. For the avoidance of doubt, except as otherwise provided in the Non-Disclosure Agreement, under no circumstances shall Sellers or the Company be permitted or entitled to receive both a grant of specific performance as contemplated by Section 14.17(b) (to the extent the Closing actually occurs) and any money damages, including retention of all or any portion of the Earnest Money Deposit, if the Closing is not consummated. Each of the Sellers and the Company further agrees that, except as expressly permitted by Section 14.17 or Section 14.18 or pursuant to the Earnest Money Escrow Agreement, the Non-Disclosure Agreement, the Parent Equity Commitment Letter or any External Equity Commitment Letter, if Buyer fails to effect the Closing or is otherwise in breach of this Agreement prior to the consummation of the Closing, the maximum aggregate liability of Buyer and all of the other Parent Related Parties, taken as a whole, shall be limited to the Earnest Money Deposit, and in no event shall (x) the Sellers or the Company seek to recover, or be entitled to recover, any money damages or other losses or damages of any kind, character or description in excess of the Earnest Money Deposit or (y) the Sellers be entitled to receive both the First Termination Fee and the Second Termination Fee.

(f) Each of the Sellers and the Company hereby covenant and agree that it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Debt Commitment Letter, or the negotiation, execution, performance, abandonment or termination of the transactions contemplated hereby or thereby (whether at law or in equity, under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil)) against Parent or any Parent Related Party except for claims: (i) against Buyer in accordance with and pursuant to the terms of this Agreement; (ii) against Parent for specific performance of its obligations under the Parent Equity Commitment Letter to fund its commitments thereunder, subject to the terms and limitations thereof if, and only if, the conditions of Section 14.17(b) have been satisfied; (iii) against any External Equity Financing Source for specific performance of its obligations under any External Equity Commitment Letter to fund its commitments thereunder, subject to the terms and limitations thereof if, and only if, the conditions of Section 14.17(b) have been satisfied; and (iv) against CatchMark Timber Trust, Inc. under the Non-Disclosure Agreement or against any External Equity Financing Source or any of its affiliates under any confidentiality, non-disclosure or similar agreement between such External Equity Financing Source or any of its affiliates and the Company or any of its affiliates, subject to the terms and limitations thereof (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”). Notwithstanding anything to the contrary contained in this Agreement, each of the Sellers and the Company (on behalf of itself and each of its former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) hereby waives any rights or claims (including any claims to specific performance) against any Debt Financing Source or any of its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, including the Debt Financing Sources, the “Debt Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and each of the Sellers and the Company (on behalf of itself and each of its former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate and not to assist) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letter. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Related Party shall have any liability for any Loss to any of the Sellers or the Company (or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.2(f) shall in any way limit or modify the rights and obligations of Buyer under the Debt Commitment Letter or the Debt Financing Agreements.

ARTICLE XIII

DEFINITIONS

Section 13.1 Definitions

.

(a) The following defined terms shall have the respective meanings given to such terms in the sections set forth opposite such terms in the table below:

Defined Term	Location
Acquisition Proposal	Section 6.6(a)
Actual Harvest Report	Section 2.3(b)(i)
Actual Harvest Amount	Section 2.3(b)(i)
Agreement	Preamble
Alternate Financing	Section 7.4(b)
Applicable Termination Fee	Section 12.2(c)
Business Days	Section 14.13
Business Payments	Section 6.13
Buyer	Preamble
Buyer Returns	Section 11.11(b)
Buyer’s Tax Claim	Section 11.11(e)(iii)
Caddo Supply Agreements Consents	Section 8.2(h)
Cap Amount	Section 11.8(c)
Capital Expenditures Adjustment Period	Section 2.2(a)(iii)
Capital Expenditures Target	Section 2.2(a)(iii)
Casualty Loss Threshold	Section 2.3(c)(ii)
CG	Section 6.4(d)
CG Employee	Section 14.18
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Balance Sheet	Section 2.2(b)
Closing Date Capital Expenditures Amount	Section 2.2(b)
Closing Date Cash on Hand	Section 2.2(b)
Closing Date Company Indebtedness	Section 2.2(b)
Closing Date Net Working Capital	Section 2.2(b)
Closing Date Net Working Capital Deficit	Section 2.2(c)
Closing Date Net Working Capital Surplus	Section 2.2(c)
Closing Date Sellers Transaction Expenses	Section 2.2(b)
Closing Schedule	Section 2.2(b)
Commitment Letters	Section 5.7
Company	Preamble
Condemnations Amount	Section 2.3(a)(iii)
CP Parent LP	Preamble
CP REIT	Preamble
Crown Pine Timber 1	Preamble
Debt Commitment Letter	Section 5.7
Debt Financing	Section 6.7
Debt Financing Source Related Parties	Section 12.2(f)
Deductible	Section 11.8(b)
Earnest Money Deposit	Section 1.3
Earnest Money Escrow Agreement	Section 1.3
Effective Date	Preamble
Employment Matters Agreement	Section 9.2(l)
Environmental Consultant	Section 10.5(a)
Environmental Reports	Section 3.20
Escrow Agent	Section 1.3
Estimated Capital Expenditures Amount	Section 2.2(a)(iii)

Defined Term	Location
Estimated Capital Expenditures Deficit	Section 2.2(a)(iii)
Estimated Capital Expenditures Surplus	Section 2.2(a)(iii)
Estimated Cash on Hand	Section 2.2(a)(ii)
Estimated Company Indebtedness	Section 2.2(a)(ii)
Estimated Condemnations Amount	Section 2.3(a)(iii)
Estimated Harvest Report	Section 2.3(a)(i)
Estimated Land Sales Amount	Section 2.3(a)(ii)
Estimated Net Working Capital	Section 2.2(a)(i)
Estimated Net Working Capital Deficit	Section 2.2(a)(i)
Estimated Net Working Capital Surplus	Section 2.2(a)(i)
Estimated Jasper Remediation Cost	Section 10.5(c)(i)
Estimated Remediation Cost	Section 6.8(b)
Estimated Remediation Cost Threshold Excess	Section 8.7(l)
Estimated Sellers Transaction Expenses	Section 2.2(a)(ii)
Estimated Timber Adjustment Value	Section 2.3(a)(i)
Excluded Claims	Section 14.12(c)
External Equity Commitment Letters	Section 5.7
External Equity Financing Sources	Section 5.7
Final Capital Expenditures Adjustment Amount	Section 2.2(d)
Final Casualty Losses Amount	Section 2.3(c)(iii)
Final Condemnations Amount	Section 2.3(b)(iii)
Final Harvey Damages Amount	Section 6.8(e)
Final Land Sales Amount	Section 2.3(b)(ii)
Final Timber Adjustment Value	Section 2.3(b)(i)(3)
Final Timber Harvest Adjustment	Section 2.3(b)(i)(3)
Financial Statements	Section 3.8
Financing	Section 5.7
First Termination Fee	Section 12.2(b)
Governmental Consents	Section 3.7(b)(i)
GPT1	Preamble
Harvest Objection Notice	Section 2.3(b)(i)
Harvey Damages	Section 6.8(a)
Indemnified Party	Section 11.6
Indemnifying Party	Section 11.6
Independent Accountant	Section 2.2(b)(ii)
Initial Title Commitments	Section 7.6(a)
Insurance Policies	Section 3.16
Intellectual Property	Section 3.15
Interim Payment	Section 2.2(b)(i)
Land Sales Amount	Section 2.3(a)(ii)
Latest Balance Sheet	Section 3.8
Liquid Assets Threshold	Section 11.12
Liquid Assets Threshold Period	Section 11.12
LogCo Agreements	Section 6.9
LogCo Assignments	Section 6.9

Defined Term	Location
LogCo and CP Parent LP Assignments	Section 6.9
LogCo Components	Section 3.8
LogCo Inc.	Section 6.9
LogCo LLC	Section 6.9
LogCo Terminations	Section 6.9
Material Contract	Section 3.12(a)
Material Licenses and Permits	Section 3.19(a)
Minor Claim	Section 11.8(a)
New Stumpage Agreements	Section 7.7
New Title Exceptions	Section 7.6(c)
Non-Disclosure Agreement	Section 6.4(d)
Nursery Asset Transfers	Section 6.10
Outside Accountant	Section 2.2(b)
Outside Date	Section 12.1(b)
Parent Equity Commitment Letter	Section 5.7
Parent Related Parties	Section 12.2(e)
Partial Interest Parcel	Section 3.13(g)
Parties or Party	Preamble
Partnership Interests	Section 3.4(a)
Preliminary Purchase Price Allocation	Section 1.4
Pro-Forma Title Policies	Section 8.2(c)
Protest Notice	Section 2.2(b)(i)
Purchase Price Allocation	Section 1.4
Purchase Price Escrow Account	Section 2.1(d)
Purchase Price Escrow Amount	Section 2.1(d)
Purchase Price Escrow Agreement	Section 2.1(d)
Remediation Protest Notice	Section 6.8(c)
Remediation Report	Section 6.8(b)
Retained Claims	Section 12.2(f)
Revenue Information	Section 3.7(b)(ii)
Schedule 7.6 Title Exceptions	Section 7.6(a)
Schedules Updates	Section 6.3(a)
Second Termination Fee	Section 12.2(c)
Second Stage Corrective Deed Title Failure	Section 7.6(b)
Selected Financial Information	Section 6.12
Sellers or Seller	Preamble
Seller Returns	Section 11.11(a)
Special Representations	Section 8.2(a)(i)
Tail Cap	Section 10.1(b)
Tax Claim	Section 11.11(e)
Texas DOT Land Sales	Section 2.3(a)(iv)
Texas DOT Land Sales Amount	Section 2.3(a)(iv)
Third Party Claim	Section 11.6
Third Party Consents	Section 3.7(a)
Timber Adjustment Period	Section 2.3(a)(i)

Defined Term	Location
Title Basket	Section 7.6(d)
Title Company	Section 8.2(c)
Title Policy	Section 8.2(c)
Uncured Second Stage Corrective Deed Title Failure	Section 7.6(b)
Uncured New Title Exception	Section 7.6(c)
Uncured Schedule 7.6 Title Exception	Section 7.6(a)
Uncured Title Exceptions	Section 7.6(d)
2017-2018 Harvest Plan	Section 2.3(a)(i)

As used in this Agreement:

“Additional Search Parcels” shall mean those Timberlands as more particularly described in Exhibit N-3.

“Affiliate” shall have the meaning given for that term in Rule 405 under the Securities Act, and shall include each past and present Affiliate of a Person and the members of such Affiliate’s immediate family and any trust, the beneficiaries of which are such individuals or relatives.

“Agreed Land Acre Value” shall mean $1,255 per acre.

“Approved Title Commitment” shall mean each of the Title Commitments approved by the Buyer prior to the Effective Date, and posted in the Sharefile Data Room under the file “Final Title Commitments- PreSigning” with such modifications requested in writing by Buyer and approved in writing by the Title Company prior to the Effective Date, together with any Main Stage Corrective Deed Title Commitments and Second Stage Corrective Deed Title Commitments and any updates thereto, approved or deemed approved by the Buyer following the Effective Date in accordance with Section 7.6(b).

“Business” means (i) the management and operation of the Timberlands located in Anderson, Angelina, Cherokee, Houston, Jefferson, Liberty, Nacogdoches, Orange, Panola, Rusk, San Jacinto, Shelby, Trinity, Newton, Sabine, San Augustine, Hardin, Jasper, Polk and Tyler Counties, Texas as commercial timberlands and related ancillary uses, such as entering into recreational and hunting licenses, entering into surface use easements and agreements with mineral owners, and the ownership and operation of the Nursery Assets, and (ii) the production, withdrawal, delivery, transfer and sale of groundwater from the Timberlands by the Company, its Subsidiaries and LogCo.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Portland, Oregon, are authorized or obligated by Law to close.

“Buyer Indemnified Parties” means the Buyer and its Affiliates and their respective Representatives.

“Buyer’s Knowledge” or “Knowledge of the Buyer” means any matter, fact, or thing that is, as of the Effective Date (except as set forth below), (i) known to Jerry Barag, John Rasor, John Capriotti, Brian Davis or Andrew Carroll, (ii) disclosed in the Seller Data Rooms (other than the Sharefile Data Room) prior to the Effective Date, (iii) disclosed in the Sharefile Data Room as of the Effective Date or any title related matters uploaded to the Sharefile Data Room between the Effective Date and the Closing, (iv) disclosed in any of the Environmental Reports, the Financial Statements, the Approved Title Commitments, or (v) known to any of the Buyer’s or its Affiliates’ legal counsel, agents, consultants, accountants, investment bankers, brokers or other professionals (other than the External Financing Sources and their respective representatives) involved in negotiating and preparing this Agreement and the Other Agreements or in the closing or carrying out the transactions contemplated hereby and thereby or involved in the due diligence review or investigation of the Timberlands, the Business, the Company, the Subsidiaries.

“Caddo Pulpwood Supply Agreements” means collectively, (i) that certain Second Amended and Restated Pulpwood Supply Agreement to be entered into by International Paper Company (“IP”) and CPT LogCo, LLC and (ii) that certain Second Amended and Restated Pulpwood Support Agreement to be entered into by IP, CP Parent LP and the Company.

“Caddo Sawtimber Supply Agreements” means collectively, (i) that certain Second Amended and Restated Sawtimber Supply Agreement to be entered into by Georgia-Pacific WFS LLC (“GP”) and Logco LLC and (ii) that certain Second Amended and Restated Sawtimber Support Agreement to be entered into by GP, CP Parent LP and the Company.

“Caddo Supply Agreements” means collectively the Caddo Pulpwood Supply Agreements and the Caddo Sawtimber Supply Agreements.

“Campbell Proprietary Information” means timber investment models, acquisition models, budgets, chart of accounts, organization charts detailing legal structures, depletion calculations and related work papers, inventory processes and descriptions, inventory cruise designs, growth and yield models, long term management plans, woodstock model, SFI manuals and processes and any other materials related to the management practices of CG.

“Cash on Hand” means all cash, cash equivalents and restricted cash of the Company and its Subsidiaries, determined as of 11:59 PM Pacific Time on the day prior to the Closing Date, determined in accordance with GAAP applied in a manner consistent with the Latest Balance Sheet.

“Casualty Loss” means any physical damage to or loss of the timber on any portion of the Timberlands by fire, earthquake, flood, storm, natural disaster, insect infestation, disease or other casualty occurring prior to the Closing Date.

“Closing Date Cash Payment” means an amount equal to (i) the Enterprise Value, plus (ii) the Estimated Cash on Hand, plus (iii) the Estimated Net Working Capital Surplus, if any, plus (iv) the Estimated Capital Expenditures Surplus, if any, minus (v) the Estimated Company Indebtedness, minus (vi) the Estimated Sellers Transaction Expenses, minus (vii) the Estimated Net Working Capital Deficit, if any, minus, (viii) the Estimated Capital Expenditures Deficit, if any, minus (ix) the Purchase Price Escrow Amount, plus or minus, (x) the Estimated Timber Adjustment Value, minus, (xi) the Estimated Land Sales Amount, minus, (xii) the Estimated Condemnations Amount, minus, (xiii) the Final Casualty Losses Amount, minus, (xiv) Final Harvey Damages Amount, minus (xiv) the amount specified in Section 7.6(d)(x) with respect to Uncured Title Exceptions, minus (xv) the Texas DOT Land Sales Amount, minus (xvi) if applicable, the Estimated Jasper Remediation Cost (subject to the terms of Section 10.5(c)).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Release Letter” means that certain Collateral Release Letter attached hereto as Exhibit Q.

“Company/Property Documents” means all books, records (including Tax records), Contracts and other documents of or pertaining to the Company, its Subsidiaries and the Timberlands, including all electronic information, digital data, maps (including backup data), GIS data, shape files, surveys, drawings, deeds, timber harvest records and other property records pertaining to the Timberlands. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be required to deliver or make available to Buyer any of the following information or materials prepared by or on behalf of Sellers: (1) any attorney-client privileged materials, (2) any internal appraisals, internal correspondence, reports and memoranda and similar proprietary or confidential information, (3) any financial information received by or on behalf of Sellers for the acquisition and/or sale of the Timberlands, and (4) any Campbell Proprietary Information.

“Company Indebtedness” means, other than the Sellers Indebtedness, with respect to the Company and its Subsidiaries, all liabilities and obligations, contingent or otherwise, in respect of: (i) borrowed money; (ii) indebtedness evidenced by bonds, notes, debentures or similar instruments (iii) capitalized lease obligations; (iv) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (v) conditional sale or other title retention agreements; (vi) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); and (vii) interest and other amounts owing in respect of the items described in the foregoing clauses (i) through (vi), including any prepayment premiums, make whole amounts, or penalties associated with the prepayment of any Company Indebtedness. For avoidance of doubt, the term “Company Indebtedness” shall specifically exclude the Sellers Indebtedness.

“Company’s Knowledge” or “Knowledge of the Company” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Stephen Levesque, Managing Director of Operations for CG and Matt Thuman, East Coast & Southwest Regional Manager for CG, without any duty of inquiry or investigation.

“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Conservation Easement” or “Conservation Easements” means, individually or collectively, (i) the Longleaf Ridge Phase I CE; (ii) the Longleaf Ridge Phase II CE; (iii) that certain Working Forest Conservation Easement By and Between Crown Pine Timber 3, LP and the Board of Regents of The Texas A&M University System, dated as of December 15, 2008 with respect to approximately 2,887 acres located in Tyler County, Texas, (iv) that certain Working Forest Conservation Easement By and Between Crown Pine Timber 1, LP and the Board of Regents of The Texas A&M University System, dated as of December 14, 2009 with respect to approximately 7,842 acres located in Tyler and Hardin County, Texas; (v) that certain Conservation Easement by and between Temple-Inland Forest Products Corporation and The Nature Conservancy of Texas, Inc., dated May 23, 1994 with respect to approximately 2800 acres located in Hardin County, Texas; (vi) that certain Conservation Easement Number Two by and between Temple-Inland Forest Products Corporation and The Nature Conservancy of Texas, Inc., dated October 17, 1995 with respect to approximately 28.248 acres in Hardin County, Texas, and (vii) that certain Conservation Easement by and between Crown Pine Realty 1, Inc., and Conserve East Texas, Inc., dated September 9, 2010, with respect to approximately 120 acres located in Trinity County, Texas, and in each instance, together with all documents prepared in contemplation thereof or pursuant thereto, including but not limited to, forest stewardship management plans and baseline documentation reports.

“Contract” means any binding agreement, note, mortgage, loan, indenture, lease, deed of trust, license, plan, instrument, contract or other obligation.

“CP Leasing” means Crown Pine Leasing, LLC.

“CP Realty” means Crown Pine Realty 1, Inc.

“Debt Financing Source” shall mean any source of the Financing contemplated by the Debt Commitment Letter.

“Enterprise Value” means an amount equal to One Billion Three Hundred Eighty-Nine Million Five Hundred Thousand Dollars ($1,389,500,000).

“Environmental Law” means any applicable Law, and any Governmental Order or Contract with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment, including Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, soil, land surface or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, distribution, handling, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended by the

Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act by the Resource Conservation and Recovery Act of 1976 by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972 by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.

“Equity Interests” means (i) any partnership interests, (ii) any membership interests or units, (iii) any shares of capital stock, (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (v) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (vi) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (vii) any other interest classified as an equity security of a Person.

“Expanded Phase II Investigation” means an expanded soil and groundwater investigation of the Former Jasper Truck Shop Landfill recommended in the Limited Phase II Report as a result of any exceedance of the TRRP PCL that would reasonably suggest that a Migration Event has occurred.

“External Equity Financing” means the proceeds of the financing collectively contemplated by External Equity Commitment Letters.

“External Financing” means the proceeds of the financing collectively contemplated by the Debt Commitment Letter and the External Equity Commitment Letters.

“External Financing Source” means the Debt Financing Sources and the External Equity Financing Sources.

“Financing Deliverables” means the following documents to be delivered in connection with the Debt Financing: (a) reasonable or customary diligence information required in connection with the Debt Financing, including organizational documents for the Company and the its Subsidiaries that are borrowers or guarantors under the Debt Financing in their respective jurisdictions of formation/organization or other material jurisdictions; (b) customary payoff letters to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date, (c) customary releases of Liens, effective as of the Closing, releasing the Partnership Interests from all Liens and Permitted Liens (other than those Permitted Liens described in clauses (xii) of the definition thereof) and the assets of the Company and its Subsidiaries from all Liens other than Permitted Liens and furnishing Buyer with evidence of such releases in a form reasonably satisfactory to Buyer and satisfactory to its Debt Financing Sources, (d) customary funds flow and escrow instruction letters in relation to the Closing, the Debt Financings and the payoff of Sellers Indebtedness and, if applicable, the

Company Indebtedness and (e) information related to the Company and its Subsidiaries that the Debt Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and other applicable laws, including the Patriot Act and the Investment Company Act and (f) to the extent required by the Debt Commitment Letter, customary evidence of the flood insurance transferred to the Buyer pursuant to Section 3.16.

“Forestry Consultant” means any forestry consultant independent of the Sellers and Buyer, appointed by the Sellers and reasonably satisfactory to Buyer to act as a consultant and/or arbitrator under the provisions of Section 2.3(f), Section 6.8, and Section 7.6.

“Former Jasper Truck Shop Landfill” means the former landfill operated by TIN Inc., d/b/a Temple-Inland that is adjacent to a Jasper Forestry Maintenance Shop as more fully described in and identified as AOI JA-121 in the SLR Phase I Report for the Caddo Timberland Property Package.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights and remedies generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

“Governmental Authority” means the United States or any state, provincial, local or foreign government, or any subdivision, agency, court or authority of any thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, consent, ruling, determination or award entered by or with any Governmental Authority.

“Harvest Contracts” means collectively, those Contracts providing for the harvesting of timber from the Timberlands for sale to third parties.

“Hazardous Substances” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means collectively Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder).

“Hurricane Harvey Report” shall mean the report attached hereto as Exhibit E.

“Indemnified Taxes” means (i) Taxes of the Company and its Subsidiaries for, or allocable to, Pre-Closing Tax Periods, and (ii) any and all Taxes for Pre-Closing Tax Periods of any Person imposed on the Company and its Subsidiaries as a transferee or successor, or by Contract or pursuant to any Law.

“K/J Environmental Report” means that certain Phase I environmental report prepared by Kennedy/Jenks Consultants pursuant to this Agreement and as disclosed on Schedule 3.20.

“Land Sales” means any sale of a fee simple interest, timber deed, or ground lease interest (in excess of 25 years) or (except as set forth in the following sentence) any other Contract, in, or that would otherwise include a conveyance of rights that would prohibit or prevent timber harvesting of, any of the Timberlands to a third party during the Timber Adjustment Period. Land Sales shall not include (i) any grant of easement rights over the Timberlands granted by the Company in the Ordinary Course of Business, including, without limitation, oil and gas easements, rights of ways, conservation easements or any other easement rights, in each case, to the extent the Timber Adjustment Value of the timber impacted by such Contract does not exceeds $250,000 per easement or (ii) the Longleaf Ridge Phase II CE.

“Law” means each provision of any currently implemented law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Legal Proceedings” means any suits, actions, proceedings, investigations, claims or orders.

“Licenses and Permits” means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority related to the Business.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than (i) restrictions on the offer and sale of securities under Federal and state securities Laws, (ii) restrictions imposed by the Organizational Documents of the Company, and (iii) any Permitted Liens.

“Limited Phase II Investigation” means a limited subsurface soil and groundwater investigation of the Former Jasper Truck Shop Landfill as more fully described in the proposal attached hereto as Exhibit P.

“Limited Phase II Report” means the report described in the Limited Phase II Investigation that is to be prepared by the Environmental Consultant.

“Liquid Assets” means assets in the form of cash, cash equivalents, or certificates of deposit issued by a commercial bank having net assets of not less than $500 million.

“Longleaf Ridge Phase I CE” means that certain Working Forest Conservation Easement By and Between Crown Pine Timber 1, LP and the Board of Regents of The Texas A&M University System, dated as of June 4, 2014, which encumbers approximately 4,784.649 acres located in Jasper and Newton County, Texas.

“Longleaf Ridge Phase II CE” means that certain Working Forest Conservation Easement By and Between Crown Pine Timber 1, LP and the Board of Regents of The Texas A&M University System, dated as of March 9, 2018, which encumbers approximately 5,438.6 acres owned by Crown Pine Timber 1, LP in Jasper County, Texas.

“Loss” or “Losses” means, with respect to any Person, any actual liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs and expenses sustained or incurred by such Person (including reasonable attorneys’ fees).

“Main Stage Corrective Deed Property” shall mean those Timberlands as of the Effective Date included in the GIS shape files made available to the Buyer, but for which title to the underlying property (in whole or in part) is not vested in the Company or CP Realty, as more particularly described in Exhibit N-1.

“Main Stage Corrective Deed Title Commitments” shall mean those title commitments issued by the Title Company, as title insurer, covering all of the Main Stage Corrective Deed Properties, together with full and legible copies of all documentary exceptions referred to in such commitments and all deeds, surveys, plats, tax maps and other documents referred to in the legal descriptions or the exception documents included in or referred to in such commitments.

“Marketing Efforts” means all reasonable and customary activity undertaken in connection with the syndication or other marketing of the Debt Financing prior to the Closing, including Reasonable Efforts with respect to the participation by the Company’s management team and other Representatives in (i) assisting Buyer in preparing the Marketing Material, including a reasonable number of due diligence sessions related thereto, and (ii) a reasonable number of customary one-on-one meetings with the Parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing.

“Marketing Material” means customary bank books, marketing material and information memoranda regarding the business, operations, and financial condition of the Company and its Subsidiaries, including all customary information relating to the transactions contemplated hereunder, to be used by Buyer or its Debt Financing Sources in connection with the syndication or other marketing of the Debt Financing and including the delivery of customary authorization and representation letters.

“Material Adverse Effect” means with respect to any Person any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, would adversely affect (i) the financial condition, business, assets or results of operations of such Person in an amount greater than Seventy-Five Million Dollars ($75,000,000) or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement prior to the Outside Date; provided, however, that with respect to clause (i), none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to (1) the announcement or pendency of the transactions contemplated by this Agreement; (2) any matter in this Agreement that is subject to an adjustment to the Purchase Price; (3) any failure of any Company projections or forecasts to be true (provided that the underlying cause of any such failure may be taken into account); (4) conditions affecting the industry in which the Company and its Subsidiaries participate, the United States economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (5) changes in GAAP; (6) changes in Law; (7) performance or compliance with the terms of, or the taking of any action required by, this Agreement; or (8) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America; provided, that any change, effect, event, occurrence, state of facts or development referred to in clauses (4), (5), (6) or (8) above shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that such change, effect, event, occurrence, state of facts or development has a disproportionate effect on such Person, compared to other participants in the industries in which such Person conducts its businesses; and (B) any adverse change in or effect on the Business that is cured before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 12.1 hereof.

“Migration Event” means a downgradient migration of Hazardous Substances, in excess of the TRRP PCL, from the Former Jasper Truck Shop Landfill onto real properties owned by one or more parties other than the Company or the Subsidiaries.

“Minerals” means all ores, base or precious metals, coal, oil, gas and other liquid and gaseous hydrocarbons, and mineral and mineral-bearing substance of every kind and character, including but not limited to sand, gravel, rock, clay and aggregate, except for those rights which have been previously conveyed or reserved by the Company’s predecessors in title.

“Monetary Liens” means (i) any mortgage debt, deed of trust, security interest, financing statements or other financial encumbrances encumbering all or any part of the Timberlands owned by the Subsidiaries in fee, (ii) any mechanics’ liens encumbering all or any part of the Timberlands owned by the Sellers in fee, (iii) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Timberlands owned by the Subsidiaries in fee which are delinquent or are applicable to any period of time prior to the Closing Date, and (iv) any judgment lien recorded against or otherwise encumbering or applicable to all or any part of the Timberlands owned by the Subsidiaries in fee.

“Net Working Capital” means the current assets of the Company and its Subsidiaries minus the current liabilities of the Company and its Subsidiaries, (i) each determined as of 11:59 p.m. Pacific Time on the day immediately prior to any given date of determination and, subject to clause (iii), in accordance with GAAP, applied in a manner consistent with the preparation of the Financial Statements, (ii) determined without regard to any Tax assets and Tax liabilities other than liabilities for real property Taxes and (iii) using only those categories of current assets and current liabilities set forth in and calculated in a manner consistent with the sample calculation of Net Working Capital as of December 31, 2017 set forth on Schedule 2.1(a); provided that in no event will an amount otherwise included in the calculation of the Purchase Price be included in the definition of Net Working Capital.

“Note Purchase Agreement” means that certain amended and restated Note Purchase Agreement, dated as of December 14, 2007 (as amended by the First Amendment to Note Purchase Agreement and Limited Waiver dated as of September 3, 2009, the Second Amendment to Note Purchase Agreement dated as of October 26, 2011, the Third Amendment to Note Purchase Agreement dated as of October 22, 2012, the Fourth Amendment to Note Purchase Agreement dated as of January 20, 2015, and the Fifth Amendment to Note Purchase Agreement dated as of April 27, 2016), by and among CP Parent LP, the Company, Crown Pine Timber 4, L.P., Crown Pine Holdings L.P., American AgCredit, FLCA, in its capacity as Collateral Agent and Field Servicer and the holders of Notes party thereto.

“Nursery Assets” means all the right, title and interest of the Company’s Subsidiaries or LogCo LLC, as applicable, in and to the following assets: (i) the machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings and other tangible personal property, that are used primarily in connection with the nursery operations conducted by the Company’s Subsidiaries or LogCo LLC, as applicable, on certain of the Timberlands (“Nursery”), (ii) the rights of the Company’s Subsidiaries or LogCo LLC, as applicable, with respect to seeds and seeds and seedlings located on the Timberlands, (iii) the rights of the Company’s Subsidiaries or LogCo LLC, as applicable, with respect to (A) any lease in effect as of the Closing Date under which the Company’s Subsidiaries or LogCo LLC, as applicable, is the lessee that relates to any machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, and other tangible personal property that are used primarily in connection with the Nursery and (B) the seedlings purchase agreements and other agreements relating to the Nursery.

“Office Lease” means that certain Commercial Office Lease Agreement by and between TIN Inc. (as landlord) and The Campbell Group (as tenant), dated October 22, 2007, .as amended by that certain First Amendment to Commercial Office Lease Agreement dated November 1, 2010, that certain Second Lease Extension and Amendment dated March 6, 2013, that certain Third Lease Extension and Amendment dated January 29, 2014, that certain Fourth Lease Extension and Amendment dated February 1, 2015, that certain Fifth Lease Extension and Amendment dated January 26, 2016, that certain Sixth Lease Extension and Amendment dated December 9, 2016, and that certain Seventh Lease Extension and Amendment dated January 2, 2018.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice; provided that with respect to the Company and its Subsidiaries, the ordinary course of conduct of the Company’s and its Subsidiaries’ use, ownership and operation of the Timberlands on a basis consistent with their use, ownership and operation for the twelve (12) months prior hereto.

“Organizational Documents” means (i) with respect to a corporation, the certificate or articles of incorporation, charter, and bylaws; (ii) with respect to a partnership, the certificate or articles of formation and the partnership agreement and any other similar organizational documents, (iii) with respect to a limited liability company, the certificate or articles of formation and the limited liability company agreement or operating agreement and any other similar organizational documents, (iv) with respect to any other entity, any charter, articles or similar document adopted or filed in connection with the creation, formation or organization of such entity, and (v) any amendment to any of the foregoing.

“Original Master Stumpage Agreements” means collectively (i) that certain Amended and Restated Master Pulpwood Stumpage Agreement dated April 12, 2010 between the Company and CPT Logco, LLC and (ii) that certain Amended and Restated Master Sawtimber Stumpage Agreement dated April 12, 2010, as amended by that certain First Amendment to Amended and Restated Master Sawtimber Stumpage Agreement dated April 25, 2014 between the Company and CPT Logco, LLC.

“Other Agreements” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including, without limitation, the documents and agreements to be delivered by the Parties pursuant to Article IX hereof.

“Parent” means Catchmark Timber Operating Partnership, L.P., a Delaware limited partnership.

“Parent Equity Financing” means the proceeds of the financing contemplated by the Parent Equity Commitment Letter.

“Pass-Through Income Tax Return” means the Company’s Internal Revenue Service Form 1065 partnership Tax Returns and comparable state and local Tax Returns.

“Permitted Liens” means collectively:

(i) [Intentionally Deleted];

(ii) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings;

(iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s, consignee’s or other like Liens, including all statutory Liens, in each case, arising or incurred in the Ordinary Course of Business;

(iv) Liens (A) incurred or deposits made in the Ordinary Course of Business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (B) securing surety, indemnity, performance, appeal and release bonds obtained in the Ordinary Course of Business;

(v) any imperfection of title, easements, encroachments, covenants, rights of way, defects, irregularities or encumbrances on title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the Business of the Company;

(vi) licenses, leases and subleases of property and assets in the Ordinary Course of Business;

(vii) customary rights of set-off, revocation, refund or chargeback obtained in the Ordinary Course of Business;

(viii) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder;

(ix) any conditions that might be shown by a current, accurate survey or physical inspection;

(x) Liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement;

(xi) any Liens incurred pursuant to equipment leases in the Ordinary Course of Business;

(xii) Liens incurred pursuant to actions of the Buyer (including, without limitation, Liens that may be imposed by the Buyer on in connection with the Buyer’s financing arrangements);

(xiii) Liens disclosed on the Schedules hereto or with respect to matters set forth in this Agreement;

(xiv) easements, quasi-easements, leases, licenses, covenants, rights-of-way, and other agreements, conditions, restrictions and all other matters shown in the Approved Title Commitments;

(xv) the terms and conditions of all Contracts, including any Contracts entered into by the Sellers, the Company or the Subsidiaries after the Effective Date pursuant to Section 6.1;

(xvi) parties in possession, encroachments, boundary line disputes, access restrictions or absence of access, and adverse possession claims;

(xvii) any public road or maintained right of way in and to any portion of the Timberlands, including the rights of others in such public roads or maintained right of ways;

(xviii) railroad tracks and related facilities, if any, and related railroad easements or rights of way, traversing the Timberlands and the rights of others in and to any railroad tracks and related facilities and easements;

(xix) Riparian Rights, the Reserved Water Rights and the Royalty Interests (as such terms are hereinafter defined);

(xx) all oil, gas and other minerals or other substances, of any kind or character as may have been previously reserved by or conveyed or leased to others by the Company’s or the Subsidiaries predecessors in title and any leases concerning any of such oil, gas or other minerals or other substances;

(xxi) Liens under timber sale agreements and biomass removal agreements; and

(xxii) rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Timberlands.

Provided, however, in no event shall the term “Permitted Lien” include any Monetary Lien (including, without limitation the Liens securing the Company Indebtedness or the Sellers Indebtedness required to be paid at Closing).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Post-Closing Covenants” means any covenants, promises, commitments or other obligations (or any portion thereof) made or undertaken by any Party, in this Agreement, to the extent performance or fulfillment thereof is required by its terms to be accomplished from and after the Closing, including, but not limited to those covenants contained in Sections 6.4(c), 6.4(d), 6.5, 6.12, 6.13, 6.14, 7.2 and 14.18.

“Pre-Closing Covenants” means any covenants, promises, commitments or other obligations (or any portion thereof) made or undertaken by any Party, in this Agreement, to the extent performance or fulfillment thereof is required by its terms to be accomplished at, or prior to, the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the time immediately prior to the Closing for any taxable period that includes (but does not end on) the Closing Date.

“Project Caddo Creek OneHub Site” means the “data room” established by or on behalf of the Sellers and hosted by OneHub under the name “Project Caddo Creek OneHub Site.”

“Project Caddo Data Room” means the “data room” established by or on behalf of the Sellers and hosted by Ansarada under the name “Project Caddo Data Room.”

“Protected Species” shall mean any species of fish or wildlife listed as either threatened or endangered under Section 4 of the Endangered Species Act of 1973, 16 U.S.C. §1531 et. seq.

“Purchase Price” means an amount equal to (i) the Enterprise Value, plus (ii) the Closing Date Cash on Hand, plus (iii) the Closing Date Net Working Capital Surplus, minus (iv) the Closing Date Company Indebtedness, minus (v) the Closing Date Sellers Transaction Expenses, minus (vi) the Closing Date Net Working Capital Deficit, if any, plus or minus, (vii) the Final Timber Adjustment Value, minus, (viii) the Final Land Sales Amount, minus, (ix) the Final Condemnations Amount, minus, (x) the Final Casualty Losses Amount, minus, (xi) the Final Harvey Damages Amount, plus minus the Final Capital Expenditures Adjustment Amount, minus (xii) the amount specified in Section 7.6(d)(x) with respect to Uncured Title Exceptions, minus (xii) the Texas DOT Land Sales Amount.

“Reasonable Efforts” means the good faith efforts that a reasonably prudent Person desirous of achieving a commercial result would use in similar circumstances to reasonably ensure that such result is achieved as reasonably expeditiously as possible.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, financing sources, counsel, accountants and other authorized agents of such Person.

“Reserved Water Rights” shall mean any Water Rights that have been reserved of record for a party other the Company or its Subsidiaries, including, without limitation, the Water Rights reserved pursuant to the following deeds: (i) that certain Special Warranty Deed to Crown Pine Timber 1, L.P., dated October 30, 2007 and recorded November 8, 2007 under County Clerk’s File #2007-00237018, Official Public Records of Angelina County, Texas, as corrected by that certain Correction of Special Warranty Deed by and between TIN Inc., d/b/a Temple-Inland, and Crown Pine Timber 1, L.P. under Instrument No. 2012-00287827 of the Official Public Records of Angelina County, Texas, (ii) that certain Special Warranty Deed to Crown Pine Timber 2, L.P., dated October 30, 2007, and recorded November 9, 2007, Official Public Records of Newton County, Texas as Document No. 138373, in Volume 553, page 669, as corrected by that certain Correction of Special Warranty Deed by and between TIN Inc., d/b/a Temple-Inland, and Crown Pine Timber 1, L.P. in Volume 616, Page 813, et seq., of the Official Public Records of Newton County, Texas, (iii) that certain deed dated November 26, 2007, recorded in Volume 559, page 347, Deed Records, Newton County, Texas, and (iv) that certain Special Warranty Deed to Crown Pine Timber 4, L.P., dated October 30, 2007 and recorded November 8, 2007, under County Clerk’s File No. 320381, Official Public Records of Orange County, Texas, as corrected by that certain Correction of Special Warranty Deed by and between TIN Inc., d/b/a Temple-Inland, and Crown Pine Timber 1, L.P. under Clerk’s File No. 376385 of the Official Public Records of Orange County, Texas.

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder and published administrative interpretations thereof) or similar procedures established by a state or local Taxing Authority.

“Riparian Rights” means, to the extent a tract included in the Timberlands is bounded or traversed by a river, stream, branch or lake:

(i) the rights of upper and lower riparian owners and the rights of others to navigate such river or stream;

(ii) the right, if any, of neighboring riparian owners and the public or others to use any public waters, and the right, if any, of the public to use the beaches or shores for recreational purposes;

(iii) any claim of lack of title to the Timberlands formerly or presently comprising the shores or bottomland of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and

(iv) any portion of the Timberlands which is sovereignty lands or any other land that may lie within the bounds of navigable rivers as established by applicable Laws.

“Royalty Interest” means the nonparticipating, cost-free, perpetual royalty interest in the groundwater produced or withdrawn from the Timberlands, equal to 45% of the “Fair Value” thereof, as more particularly described and on the terms and conditions set forth in the vesting deeds of the Timberlands to the Company and/or its Subsidiaries.

“SandyLands #1 CE” means that certain Conservation Easement by and between Temple-Inland Forest Products Corporation and The Nature Conservancy of Texas, Inc., dated May 23, 1994 with respect to approximately 2,800 acres located in Hardin County, Texas, and all documents prepared in contemplation thereof or pursuant thereto, including, but not limited to, forest stewardship management plans and baseline documentation reports.

“SandyLands #2 CE” means that certain Conservation Easement Number Two by and between Temple-Inland Forest Products Corporation and The Nature Conservancy of Texas, Inc., dated October 17, 1995 with respect to approximately 28.248 acres in Hardin County, Texas, and all documents prepared in contemplation thereof or pursuant thereto, including, but not limited to, forest stewardship management plans and baseline documentation reports.

“Second Stage Corrective Deed Property” shall mean those Timberlands as of the Effective Date included in the GIS shape files made available to the Buyer, but for which title to the underlying property (in whole or in part) is not vested in the Company or CP Realty, as more particularly described in Exhibit N-2.

“Second Stage Corrective Deed Title Commitments” shall mean those title commitments issued by the Title Company, as title insurer, covering all of the Second Stage Corrective Deed Properties, together with full and legible copies of all documentary exceptions referred to in such commitments and all deeds, surveys, plats, tax maps and other documents referred to in the legal descriptions or the exception documents included in or referred to in such commitments.

“Securities Act” means the Securities Act of 1933.

“Sellers Data Rooms” means (i) the Sharefile Data Room, (ii) the Project Caddo Creek OneHub Site and (iii) the Project Caddo Data Room, and includes any material posted in such data rooms.

“Sellers Indebtedness” means any indebtedness evidenced by bonds, notes, debentures or similar instruments delivered in connection with the Note Purchase Agreement, including any accrued interest and prepayment premiums, make whole amounts, or penalties associated with the prepayment of any Sellers Indebtedness.

“Sellers Indemnified Parties” means (i) if the Closing occurs, the Sellers and their Affiliates and their respective Representatives, and (ii) if the Closing does not occur, the Sellers and the Company and its respective Affiliates and their respective Representatives.

“Sellers’ Knowledge” or “Knowledge of the Sellers” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Stephen Levesque, Managing Director of Operations for CG, Matt Thuman, East Coast & Southwest Regional Manager for CG, without any duty of inquiry or investigation.

“Seller’s Phase I Knowledge” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Brian Lawson.

“Sellers Transaction Expenses” means all costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by the Company and the Sellers and their Subsidiaries arising from, in connection with, or incident to negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby, subject to Section 14.5.

“Sharefile Data Room” means the “data room” established and hosted by First American Title Insurance under the name “Sharefile Data Room.”

“SLR Phase I Report” means those certain Phase I environmental reports prepared by SLR International Corporation pursuant to this Agreement and as disclosed on Schedule 3.20.

“SLR Phase II Proposal” means the Phase II proposal dated April 24, 2018 from SLR International Corporation to the Company concerning the Former Jasper Truck Shop Landfill and attached hereto as Exhibit P.

“SLR Phase II Report” means the report described in the SLR Phase II Proposal that is to be prepared by SLR International Corporation (or other consultant acceptable to the Sellers).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Net Working Capital” means an amount equal to negative $4.931 million.

“Tax” or “Taxes” means any (i) Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), escheat or unclaimed property, unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, and (ii) any interest, penalty, or addition thereto, in each case, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Taxing Authority” means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Tenant Leases” means the rights of the Company and the Subsidiaries with respect to the leases in effect as of the Closing Date that relate to all or any portion of the Timberlands to which any of the Company and the Subsidiaries is a lessor or licensor, including any lease or license under which any of the Subsidiaries has granted to a third party cattle grazing rights and/or hunting or other recreational rights with respect to the Timberlands, and any new lease or license entered into with the same Person prior to the Closing Date on substantially the same terms as the applicable prior lease or license.

“Threatened” means that a demand or statement has been made in writing or any notice of commencement of a material Legal Proceeding has been given in writing.

“Timber Adjustment Value” means with respect to any Timberlands the corresponding dollar amount per ton for each merchantable timber category set forth below:

Pine Sawtimber	$14.81
Pine Chip & Saw	10.21
Pine Pulp	7.32
Hardwood Sawtimber	38.67
Hardwood Pulp	12.36

“Timberlands” means the real property held by the Company or its Subsidiaries as commercial timberlands in fee simple and (A) described on Schedule 3.13(a) attached hereto together with (B) (i) all buildings thereon, (ii) all timber growing, standing or lying (including timber loaded on vehicles but not yet delivered to the applicable mill) thereon, (iii) all roads, bridges and other improvements and fixtures thereon, (iv) all right, title and interest of the Company and the Subsidiaries in and to all farm products, crops, biomass, seeds and seedlings, organic products and other vegetation of any kind located thereon, (v) all right, title and interest of the Company and the Subsidiaries in and to the Water Rights (subject to the Reserved Water Rights, the Royalty Interest, the Permitted Liens and any Person that owns any interest prior to the date that the Company and its Subsidiaries acquired the Water Rights), and the Royalty Interest, (vi) all right, title and interest of the Company and the Subsidiaries to vacated rights of way, streets, alleys and roads appurtenant to such real property, (vii) all right, title and interest of the Company and the Subsidiaries in and to all other privileges, appurtenances, easements, carbon and biological sequestration rights, and other rights appertaining thereto and (viii) all of the Minerals and related rights with respect thereto held by the Company and the Subsidiaries (including such rights as have been acquired by prescription), subject only to the Permitted Liens.

“Title Failure” means any portion of the Timberlands that is not as of the Effective Date, or immediately prior to the Closing will not be, (i) owned by the Company or the Subsidiaries in fee simple or (ii) insurable by the Title Company.

“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code.

“TRRP PCL” means the Texas Risk Reduction Program (TRRP) Tier 1 Protective Concentration Limits (PCL) for limits for commercial/industrial land uses.

“Water Rights” means all rights of water appurtenant to the Timberlands, including: (i) all rights to withdraw groundwater in and under and that may be produced from the Timberlands and its appurtenant aquifers for the production, use, commercial development and sale of such groundwater; and (ii) all historic use rights of water appurtenant to the Timberlands, including any riparian rights and any rights under any permit, allocation or similar right under applicable Law.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices, Consents, etc.

. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by E-mail, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Company (prior to the Closing):

One S.W. Columbia, Ste. 1700

Portland, Oregon 97258

Attention: Kyle Stinchfield

Telephone: (503) 275-9675

E-mail: kstinchfield@campbellglobal.com

with a copy to:

Greenberg Traurig, LLP

1900 University Avenue, 5th Floor

East Palo Alto, CA 94303

Attention: Vivek K. Chavan

Telephone: (650) 289-7882

E-mail: chavanv@gtlaw.com

and

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention: Clifford E. Neimeth

Telephone: (212) 801-9383

E-mail: neimethc@gtlaw.com

If to the Sellers:

One S.W. Columbia, Ste. 1700

Portland, Oregon 97258

Attention: Kyle Stinchfield

Telephone: (503) 275-9675

E-mail: kstinchfield@campbellglobal.com

with a copy to:

Greenberg Traurig, LLP

1900 University Avenue, 5th Floor

East Palo Alto, CA 94303

Attention: Vivek K. Chavan

Telephone: (650) 289-7882

E-mail: chavanv@gtlaw.com

and

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention: Clifford E. Neimeth

Telephone: (212) 801-9383

E-mail: neimethc@gtlaw.com

If to the Buyer:

5 Concourse Parkway, Suite 235

Atlanta, Georgia 30328

Attention: John Capriotti

Telephone: (404) 445-8512

E-mail: john.capriotti@catchmark.com

with a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention: Justin Howard

Alison Jones

Telephone: (404) 881-7758

    (404) 881-7557

E-mail: justin.howard@alston.com

    alison.jones@alston.com

Date of service of such notice shall be (i) the date such notice is delivered by hand or by E-mail, (ii) one Business Day following the delivery by express overnight delivery service, or (iii) three (3) days after the date of mailing if sent by certified or registered mail.

Section 14.2 Severability

. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

Section 14.3 Successors; Assignment

. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Parties; provided, however, the Buyer, the Company and its Subsidiaries shall be entitled, without the consent of the Sellers, to assign their right, title and interest in and to this Agreement to any Debt Financing Source as collateral security for indebtedness of the Buyer, the Company, its Subsidiaries or any of their Affiliates in connection with the Debt Financing. From and after the Closing Date and subject to the terms and conditions of this Agreement, the Sellers hereby consent and agree that each Debt Financing Source has the right to assert and enforce any or all of the rights of the Buyer, the Company and the Company’s Subsidiaries collaterally assigned to such Debt Financing Source in accordance with the terms and provisions of the related Debt Financing. The Parties hereto agree and acknowledge that none of the Debt Financing Sources shall be deemed to have assumed any of the obligations or liabilities of the Buyer, the Company or its Subsidiaries under this Agreement by reason of such collateral assignment. In connection with the Closing, the Buyer may assign any or all of its rights to purchase the Partnership Interests at the Closing to one or more of its Affiliates; provided, that, unless and until the Closing shall occur and all amounts payable under Sections 9.3(a) and 9.3(b) are so paid in full, no such assignment shall relieve the Buyer of any of its obligations hereunder (including any such obligations to pay in full at the Closing all amounts payable by the Buyer at the Closing under Sections 9.3(a) and 9.3(b)).

Section 14.4 Counterparts; Facsimile Signatures

. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 14.5 Expenses

.

(a) Except as otherwise provided in this Agreement, each of the Sellers, the Company and the Subsidiaries and the Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby; provided however, that in the event that the Closing shall take place, then all such costs and expenses of the Company and the Subsidiaries and the Sellers shall be deemed to constitute Sellers Transaction Expenses to be settled and paid by the Buyer in accordance with Section 2.1(c). Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne equally by the Sellers and the Buyer and the Sellers shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Notwithstanding anything herein to the contrary, the Buyer shall pay for (i) 100% of the premium for the Title Policies (including any and all endorsements), (ii) 50% of any and all search and exam fees and third party abstractor or copy costs for the Approved Title Commitments, (iii) 50% of all costs and expenses of Orbis, Inc.’s LITAS product, (iv) 50% of all escrow fees, (v) 50% of all costs and expenses for the K/J Environmental Report and the SLR Phase I Report (except as set forth in clause (vii) below), (vi) all costs, expenses, fees and penalties payable under that certain Reimbursement Agreement dated March 2, 2018 between CP Parent LP and CatchMark Timber Trust, Inc., subject to the terms and conditions set forth therein and (vii) all costs, expenses, fees and penalties payable under that certain Reimbursement Agreement dated April 19, 2018 between CP Parent LP and CatchMark Timber Trust, Inc., subject to the terms and conditions set forth therein.

(c) Notwithstanding anything herein to the contrary, the Sellers shall pay for (i) 50% of any and all search and exam fees and third party abstractor or copy costs for the Initial Title Commitments, (ii) 50% of all costs and expenses of Orbis, Inc.’s LITAS product, (iii) 50% of all escrow fees, (iv) 50% of all costs and expenses for the K/J Environmental Report and the SLR Phase I Report, (v) all costs and expenses for the SLR Phase II Report and (vi) 100% of all costs and expenses associated with the cost to prepare the Hurricane Harvey Report.

Section 14.6 Governing Law

. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the procedural and substantive internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, each of the parties agrees that all claims or causes of actions based upon, arising out of, or related to the External Equity Commitment Letters, including issues and questions concerning the construction, validity, interpretation and enforceability of the External Equity Commitment Letters, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 14.7 Table of Contents and Headings

. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 14.8 Entire Agreement; Amendment

.

(a) This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof), along with the Non-Disclosure Agreement, set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.

(b) This Agreement may only be amended or modified by the Parties by execution of an instrument in writing signed by all of the Parties hereto; provided, however, that no amendment, waiver or other modification shall be made to this Agreement that would impact or otherwise be adverse to the Debt Financing Sources without the express prior written consent of the Debt Financing Sources.

Section 14.9 Third Parties

. Other than Section 10.1 and Section 10.2, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Sellers Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such Persons and for the benefit of no other Person; provided, however, that any Debt Financing Sources and any External Equity Financing Sources shall be third party beneficiaries of, and entitled to rely upon, Section 12.2(b), Section 12.2(e), Section 12.2(f), Section 14.16 and this Section 14.9; provided, further that in addition to the aforementioned Sections, any Debt Financing Sources shall also be third party beneficiaries of, and entitled to rely upon, Section 6.7, Section 7.4, Section 14.3, Section 14.8(b), and Section 14.15(b); provided, further that in addition to the aforementioned Sections, any External Equity Financing Source shall also be third party beneficiaries of, and entitled to rely upon Section 14.15(c).

Section 14.10 Disclosure Generally

. All Schedules attached hereto (and any Schedules Updates) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Moreover, references to any of the Schedules shall be deemed to include any Schedules Updates.

Section 14.11 Acknowledgment by the Buyer; Disclaimers

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(a) The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied and will rely on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in this Agreement, including the Schedules (and any Schedules Updates). The Buyer further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by the Sellers, the Company or any of its respective representatives or relied upon by the Buyer. With respect to all materials that are described as having been made available or delivered to the Buyer, such materials shall be deemed to have been delivered or made available to the Buyer if the Buyer or any of its representatives or agents have been granted access to a dataroom, electronic dataroom or website in which such materials were available or by transmitting such materials to the Buyer or its representatives or agents by any other electronic means, including the Sellers Data Rooms.

(b) The Buyer acknowledges that none of the Sellers, the Company nor any of their Subsidiaries, nor any other Person acting on behalf of the Sellers or the Company or any of their Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of the Subsidiaries or their respective businesses or assets, except as expressly set forth in this

Agreement or as and to the extent required by this Agreement to be set forth in the Schedules hereto. The Buyer further agrees that neither the Sellers nor any other Person shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information, including the Confidential Information Memorandum prepared by Perella Weinberg Partners LP and any information, document or material made available to the Buyer or the Buyer’s Representatives in the Sellers Data Rooms, management presentations or any other form in expectation of the transactions contemplated by this Agreement, except with respect to fraud or criminal conduct.

(c) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS SPECIFICALLY SET FORTH IN ARTICLES III AND IV OF THIS AGREEMENT (QUALIFIED, AMENDED, SUPPLEMENTED AND MODIFIED BY THE DISCLOSURE SCHEDULES) OR IN ANY DOCUMENT DELIVERED BY THE SELLERS AS SET FORTH IN ARTICLE VIII AT CLOSING CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE COMPANY), ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d) In connection with the Buyer’s investigation of the Company and its Subsidiaries, the Buyer or the Buyer’s Representatives has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and the Subsidiaries for the fiscal year ending 2017 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Sellers or any other Person with respect thereto. Accordingly, neither the Sellers nor the Company make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts).

(e) EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED BY THE SELLERS AT CLOSING, THE BUYER IS PURCHASING THE PARTNERSHIP INTERESTS AND THE EQUITY INTERESTS IN THE SUBSIDIARIES AND THE TIMBERLANDS ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE TIMBERLANDS, THE PHYSICAL CONDITION OF THE TIMBERLANDS (INCLUDING THE CONDITION OF THE SOIL), THE ENVIRONMENTAL CONDITION OF THE TIMBERLANDS (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE TIMBERLANDS), THE COMPLIANCE OF THE TIMBERLANDS WITH APPLICABLE LAWS AND REGULATIONS, THE FINANCIAL CONDITION OF THE COMPANY, THE SUBSIDIARIES OR THE TIMBERLANDS OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE COMPANY, THE SUBSIDIARIES OR THE TIMBERLANDS OR ANY PART THEREOF. THE BUYER ACKNOWLEDGES THAT, PRIOR TO THE CLOSING DATE, THE BUYER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN THE BUYER’S JUDGMENT BEAR UPON THE VALUE OF THE PARTNERSHIP INTERESTS AND THE SUITABILITY OF THE TIMBERLANDS FOR THE BUYER’S PURPOSES. THE BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROPERTY SIMILAR TO THE TIMBERLANDS AND THAT THE BUYER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE TIMBERLANDS, THE COMPANY AND THE SUBSIDIARIES HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE SELLERS (OTHER THAN THE SELLERS’ EXPRESS REPRESENTATIONS AND WARRANTIES UNDER MADE IN THIS AGREEMENT). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED BY THE SELLERS AT CLOSING: (A) THE BUYER WILL ACQUIRE THE PARTNERSHIP INTERESTS SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICIES, AND (B) WITHOUT LIMITING THE FOREGOING, THE BUYER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING THE RIGHT TO SEEK DAMAGES FROM THE SELLERS IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE TIMBERLANDS, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT (PROVIDED THAT THE FOREGOING SHALL NOT BE DEEMED A LIMITATION OF THE BUYER’S RIGHTS IN CONNECTION WITH ANY BREACH OR DEFAULT BY SELLER UNDER THIS AGREEMENT).

(f) Notwithstanding anything contained herein to the contrary, nothing in this Section 14.11 shall in any way preclude, limit or qualify the rights of the Buyer to seek indemnification pursuant to the terms of Article XI hereof.

Section 14.12 Release

.

(a) EFFECTIVE AS OF THE CLOSING, THE BUYER SHALL BE DEEMED TO HAVE RELEASED SELLERS AND ALL SELLERS INDEMNIFIED PARTIES FROM ALL CLAIMS (OTHER THAN EXCLUDED CLAIMS (AS DEFINED BELOW)) WHICH THE BUYER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON THE BUYER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH THE BUYER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE EQUITY INTERESTS OR THE TIMBERLANDS INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN AND ANY ENVIRONMENTAL CONDITIONS, AND THE BUYER SHALL NOT LOOK TO SELLERS OR ANY SELLERS INDEMNIFIED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION, PROVIDED THAT THIS RELEASE SHALL NOT BE APPLICABLE TO CLAIMS ARISING OUT OF THE EXCLUDED CLAIMS.

(b) AS PART OF THE PROVISIONS OF THIS SECTION 14.12, BUT NOT AS A LIMITATION THEREON, THE BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND THE BUYER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION 14.12, NOTHING IN THIS SECTION 14.12 SHALL OPERATE TO RELEASE SELLERS FROM THEIR LIABILITY AND OBLIGATIONS IN CONNECTION WITH (1) SELLERS’ FRAUD OR CRIMINAL CONDUCT, (2) ANY BREACH OF SELLERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE CLOSING PURSUANT TO THIS AGREEMENT (SUBJECT TO THE LIMITATIONS THEREON SET FORTH IN THIS AGREEMENT) OR (3) SELLERS’ INDEMNIFICATION OBLIGATIONS CONTAINED IN IN THIS AGREEMENT (SUBJECT TO THE LIMITATIONS THEREON SET FORTH IN THIS AGREEMENT) (COLLECTIVELY, THE “EXCLUDED CLAIMS”).

Section 14.13 Interpretive Matters

. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Schedules Updates and Exhibits hereto) (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person and (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.”

Section 14.14 Construction

. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.

Section 14.15 Submission to Jurisdiction

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(a) EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN HOUSTON, TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE

PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 14.1. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) Notwithstanding anything in Section 14.15(a) to the contrary (but subject to the limitations set forth in Section 12.2(e) and Section 12.2(f)), each of the Parties agrees that it will not bring or support any suit, claim or action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Such courts shall have exclusive jurisdiction over any action brought against any Debt Financing Source (and/or any of their Affiliates or representatives) relating to this Agreement, the Commitment Letters or the transactions contemplated hereby or thereby. The foregoing shall not limit the rights of any Debt Financing Source under Section 12.2(e) hereof. The provisions of this Section 14.15(b) shall be enforceable by each Debt Financing Source, their respective Affiliates and their respective successors and permitted assigns.

(c) Notwithstanding anything in Section 14.15(a) to the contrary, each of the Parties irrevocably agrees that any action with respect to any External Equity Commitment Letter and the rights and obligations arising thereunder or against any External Equity Financing Source, or for recognition and enforcement of any judgment in respect of any External Equity Commitment Letter and the rights and obligations arising thereunder brought by any Party or its successors or assigns, shall be brought and determined exclusively in the Supreme Court of the State of New York, New York County, or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, in the City of New York, or if jurisdiction is not then available in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, in the City of New York (but only in such event), then in any New York state court sitting in New York County, and, in each case, appellate courts therefrom. The foregoing shall not limit the rights of any External Equity Financing Source under Section 12.2(e) hereof. The provisions of this Section 14.15(c) shall be enforceable by each External Equity Financing Source, their respective Affiliates and their respective successors and permitted assigns.

Section 14.16 Waiver of Jury Trial

. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER,

RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING TO THE COMMITMENT LETTERS OR THE PERFORMANCE THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 14.17 Specific Performance

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(a) The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine. Accordingly, it is agreed that subject to the remainder of this Section 14.17, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to the remedy of specific performance of the terms and conditions hereof, in addition to any other remedies that may be available, at law or in equity, by reason of such breach.

(b) Sellers and the Company shall only be entitled to seek (i) specific performance of Buyer’s obligations to consummate the Closing, (ii) specific performance as a third party beneficiary of Buyer’s rights against Parent under the Parent Equity Commitment Letter to cause the Parent Equity Financing to be funded, or (iii) specific performance as a third party beneficiary of Buyer’s rights against any External Equity Financing Source under the applicable External Equity Commitment Letter to cause the applicable portion of the External Equity Financing to be funded, in each such case, if and only if each of the following conditions has been satisfied:

(i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or validly waived (other than those conditions that, by their nature, are to be satisfied by action taken at the Closing (but subject to the satisfaction or waiver of those conditions));

(ii) the fifth (5th) Business Day after the date the Closing should have occurred;

(iii) either (A) the Debt Financing has been funded or (B) the agent for the lenders in respect of Debt Financing having confirmed that the Debt Financing will be funded if at the Closing the Parent Equity Financing and External Equity Financings are funded;

(iv) either (A) the External Equity Financing has been funded or (B) will be funded if at the Closing the Parent Equity Financing and the External Equity Financing is funded in an aggregate amount (when added to the proceeds of the Debt Financing, the Parent Equity Financing and any External Equity Financing excluded by the terms of the first proviso to this Section 14.17(b)(iv)) sufficient to consummate the Closing in accordance with this Agreement (or each provider of External Equity Financing having confirmed that the financing contemplated by the applicable External Equity Commitment Letter will be funded in not less than such amount, subject only to the funding of the financings contemplated by the Parent Equity Commitment Letters, the External Equity Commitment Letters and the Debt Financing), provided that for purposes of this Section 14.17(b)(iv), any references to External Equity Financing or any External Equity Commitment Letter shall be deemed not to include any External Equity Financing to be provided by any External Equity Financing Source against whom enforcement is sought or the associated External Equity Commitment Letter; provided, further, that, for the purposes of this Section 14.17(b)(iv), the External Equity Financing contemplated by any External Equity Commitment Letter shall be deemed to have been funded to the extent that an injunction, specific performance or other equitable relief has been granted by a court of competent jurisdiction with respect to the obligations of the investor in respect of such External Equity Commitment Letter, and such obligation of such investor shall have been funded, or shall be funded substantially concurrently with the funding of the External Equity Financing of the other providers thereof in accordance with such equitable relief granted; and

(v) the Sellers have notified the Buyer in writing that all conditions set forth in Section 8.3 have been satisfied (other than those conditions that, by their nature, are to be satisfied by action taken at the Closing (each of which is then capable of being satisfied)) or that the Sellers are waiving any such unsatisfied conditions for the purpose of consummating the Closing, and the Sellers are ready, willing and able to consummate the Closing if specific performance is granted and the Debt Financing, Parent Equity Financing and External Equity Financings are funded.

(c) In no event shall the exercise of the Company’s and Sellers right to pursue a grant of specific performance pursuant to this Section 14.17 reduce, restrict or otherwise limit the Sellers’ right to terminate this Agreement and receive payment of the Applicable Termination Fee; provided that under no circumstance shall the Sellers be permitted or entitled to receive both a grant of specific performance pursuant to Section 14.17(b) (to the extent the Closing actually occurs) and any payment of the Applicable Termination Fee.

Section 14.18 Non-Solicitation

. Commencing upon the Effective Date, and terminating on the date that is the one year anniversary of either the Closing Date or the earlier date of termination or expiration of this Agreement, the Buyer will not, without the prior written consent of CG, directly or indirectly, for itself or any other person or entity, employ or retain, or knowingly solicit or seek to employ or retain, whether as an employee, independent contractor or otherwise, any individual who is now employed by the Sellers or CG or who becomes employed by the Sellers or CG between the date hereof and the Closing Date (each, a “CG Employee”); provided, however, the foregoing shall not be deemed to prohibit general solicitations through newspapers, trade journals, or similar media or through search firms or recruiters (provided that such search firms or recruiters shall be instructed by the Buyer not to solicit any CG Employee), so long as any such general solicitations are not specifically directed at any CG Employee who responds to such a general solicitation or who otherwise seeks employment with Buyer without solicitation by the Buyer; provided, further, that the foregoing shall not prohibit the Buyer from hiring any person that was previously a CG Employee, but is no longer employed by CG. Notwithstanding the foregoing to the contrary, within three (3) Business Days after the Effective Date, the Sellers and/or CG shall provide written notice to the Buyer of any CG Employee that the Sellers and/or CG determine to be exempt from the restriction in this Section 14.18, in which event the restriction of this Section 14.18 shall not apply to such CG Employee; provided, however, there shall be no obligation or requirement that such CG Employee be hired or employed by the Buyer, and in no event may any CG Employee be hired by the Buyer or its Affiliate prior to Closing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

COMPANY:

CROWN PINE TIMBER 1, L.P.

By: GPT1 LLC
Its: General Partner

	By:	/s/ Mark Simmons
	Name:	Mark Simmons
	Title:	Manager

SELLERS:

CROWN PINE PARENT, L.P.

By: Crown Pine Parent GP, LLC
Its: General Partner

	By:	/s/ John Gilleland
	Name:	John Gilleland
	Title:	Manager

CROWN PINE REIT, INC.

By:	/s/ John Gilleland
Name:	John Gilleland
Title:	President

GPT1 LLC

By:	/s/ John Gilleland
Name:	John Gilleland
Title:	Manager

[Signature Page to Crown Pine Purchase Agreement]

BUYER:

CREEK PINE HOLDINGS, LLC

By: TIMBERLANDS II, LLC, as Sole Member

By: CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P., as Manager

By: CATCHMARK TIMBER TRUST, INC., as General Partner

By:	/s/ Brian M. Davis
Name:	Brian M. Davis
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Crown Pine Purchase Agreement]

Exhibits and Schedules

EXHIBITS:

Exhibit A	–	Form of Earnest Money Escrow Agreement
Exhibit B	–	Intentionally Deleted
Exhibit C	–	Form of Purchase Price Escrow Agreement
Exhibit D	–	Intentionally Deleted
Exhibit E	–	Hurricane Harvey Report
Exhibit F	–	Form of Owner’s Affidavit
Exhibit G	–	Form of Affidavit of Facts
Exhibit H	–	Form of Non-Imputation Affidavit and/or Indemnity
Exhibit I	–	Form of Employment Matters Agreement
Exhibit J	–	Form of Consent to Supply Agreements
Exhibit K	–	Form of LogCo Companies Estoppel
Exhibit L	–	Form of Orbis Certification
Exhibit M	–	Intentionally Deleted
Exhibit N-1	–	Main Stage Corrective Deed Property
Exhibit N-2	–	Second Stage Corrective Deed Property
Exhibit N-3	–	Additional Search Parcels
Exhibit O-1	–	Form of Caddo Pulpwood Supply Agreements
Exhibit O-2	–	Form of Caddo Sawtimber Supply Agreements
Exhibit P	–	SLR Phase II Proposal
Exhibit Q	–	Form of Collateral Release Letter

SCHEDULES:

Schedule 2.1(a)	–	Net Working Capital
Schedule 2.1(c)	–	Sellers Transaction Expenses
Schedule 2.1(e)	–	Payment of Company Indebtedness
Schedule 2.2(a)(iii)	–	Capital Expenditure Target
Schedule 2.3(a)(i)	–	2017-2018 Harvest Plan
Schedule 2.3(a)(iv)	–	Texas DOT Land Sales
Schedule 3.1	–	Organization and Qualification
Schedule 3.4(a)	–	Capitalization
Schedule 3.7(a)	–	Third Party Consents of Material Contracts
Schedule 3.7(b)(i)	–	Governmental Consents
Schedule 3.7(b)(ii)	–	Revenue Information
Schedule 3.8	–	Financial Statements
Schedule 3.12(a)	–	Material Contracts
Schedule 3.12(a)(viii)	–	Tenant Lease Form
Schedule 3.13(a)	–	Timberlands Owned or Leased
Schedule 3.13(b)	–	Condemnations
Schedule 3.13(d)	–	Protected Species
Schedule 3.13(f)	–	Timberlands Access
Schedule 3.15	–	Intellectual Property

Schedule 3.16	–	Insurance Policies
Schedule 3.17(a)	–	Legal Proceedings
Schedule 3.19	–	Regulatory Compliance
Schedule 3.20	–	Compliance with Environmental Law
Schedule 4.2	–	Title to Partnership Interests
Schedule 4.3	–	Sellers Consents
Schedule 6.1	–	Conduct of Business
Schedule 6.8	–	Harvey Damages
Schedule 7.6	–	Title Exceptions
Schedule 9.2(k)	–	Exceptions to be Deleted by Affidavit of Facts
Schedule 11.3(h)	–	Matters Covered by Insurance